Filed Pursuant to Rule 424(b)(4)
File No. 333-186819

2,500,000 Shares

RCS Capital Corporation

Class A Common Stock

This is an initial public offering of shares of Class A common stock of RCS Capital Corporation. All the shares of Class A common stock included in this offering are being sold by RCS Capital Corporation.

Prior to this offering, there has been no public market for the Class A common stock. Our Class A common stock has been approved for trading on the New York Stock Exchange, or NYSE, under the symbol “RCAP.”

We intend to use the net proceeds from this offering to expand our lines of business by funding internal growth and by acquiring complementary businesses, as well as for general corporate purposes. Following the application of the net proceeds of this offering and after giving effect to the transactions described herein, (i) RCAP Holdings, LLC, or Parent, which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer, initially will hold 97.5% of the voting power in RCS Capital Corporation through its ownership of the shares of our Class B common stock; and (ii) investors that purchase shares of Class A common stock in this offering will hold 2.5% of the voting power in RCS Capital Corporation through their ownership of the shares of Class A common stock. Each share of the Class A common stock offered hereby entitles the holder to one vote per share. Initially, each share of the Class B common stock entitles the holder to four votes; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. We will derive our income from our operating subsidiaries, which consist of Realty Capital Securities, LLC (which we sometimes refer to as “Realty Capital Securities”), RCS Advisory Services, LLC and American National Stock Transfer, LLC, each a Delaware limited liability company, and any of which we may refer to as an “operating subsidiary.” Following this offering, Parent, through its ownership of 100% of the then-outstanding Class B Units of each operating subsidiary, will have 90.6% of the economic rights in each operating subsidiary, and we, through our ownership of 100% of the then-outstanding Class A Units of each operating subsidiary, will have 9.4% of the economic rights in each operating subsidiary.

At our request, the underwriters have reserved up to 20% of the shares of the Class A common stock being offered by this prospectus for sale, at the public offering price, to our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them. No underwriting discounts or commissions will be payable to the underwriters in connection to such sales.

Investing in shares of the Class A common stock involves a high degree of risk. See “Risk Factors” on page 19 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$20.00	$50,000,000
Underwriting discount(1)	$1.40	$3,379,758
Proceeds, before expenses, to us	$18.60	$46,620,242

(1)	See “Underwriting (Conflicts of Interest).” The underwriting discount of $3,379,758 assumes that 85,887 shares are sold pursuant to the directed share program, as described under “Underwriters (Conflicts of Interest),” where no discounts and commissions are payable.

We have also granted the underwriters a 45-day option to purchase up to an additional 375,000 shares from RCS Capital Corporation to cover over-allotments, if any, at the initial public offering price less the underwriting discount.

We expect to deliver the shares of Class A common stock against payment in New York, New York on June 10, 2013.

Joint Book-Running Managers

JMP Securities	Ladenburg Thalmann & Co. Inc.

Senior Lead Manager

National Securities Corporation

Lead Managers

Aegis Capital Corp.  J.P. Turner & Company LLC  Maxim Group LLC

Newbridge Securities Corporation     Northland Capital Markets      Realty Capital Securities, LLC

Prospectus dated June 5, 2013.

PROSPECTUS

Through and including June 30, 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

You should rely only on the information in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

Except where the context requires otherwise, in this prospectus:

•	“RCS Capital Corporation,” the “company,” “we,” “us” and “our” refer to RCS Capital Corporation, a Delaware corporation, and, unless the context otherwise requires, the operating subsidiaries;
•	“RCS Capital” refers to our investment banking and capital markets business, which is a division of our operating subsidiary, Realty Capital Securities, LLC, as well as to our transaction management business;
•	“Operating Subsidiaries Unit” refers to a unit consisting of one Class B Unit of each of the operating subsidiaries, collectively;
•	“Parent” refers to RCAP Holdings, LLC (formerly known as AR Capital, LLC and subsequently RCS Capital, LLC), a Delaware limited liability company, the parent company of our operating subsidiaries and our sole stockholder prior to the consummation of this offering, that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors;
•	Our “Manager” refers to RCS Capital Management, LLC, a Delaware limited liability company that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, both of whom directly or indirectly control our Parent, that will provide management services to us pursuant to a Management Agreement;
•	“American Realty Capital” refers to the American Realty Capital group of companies, which was founded in 2007 by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings. The term “American Realty Capital” also refers to the entity that currently exists under the name AR Capital, LLC, the American Realty Capital brand name and the direct investment programs, registered investment funds and publicly listed REITs which are sponsored directly or indirectly by the entity that currently exists under the name AR Capital, LLC;
•	Our “principals” refers to Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, who directly or indirectly control Parent;
•	“REITs” refers to real estate investment trusts; and
•	“Direct investment programs” refers to investment programs which provide for flow-through tax treatment under U.S. tax law, including, but not limited to, REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are not listed on a national securities exchange.

After the consummation of this offering and related transactions, (i) 2,500,000 shares of our Class A common stock will be outstanding (assuming that the over-allotment option granted to the underwriters has not been exercised), (ii) 2,500,000 Class A Units of each of our operating subsidiaries will be outstanding, (iii) 24,000,000 shares of our Class B common stock will be outstanding, and (iv) 24,000,000 Class B Units of each of our operating subsidiaries will be outstanding.

We are a “controlled company” under the corporate governance rules for NYSE-listed companies, and our board of directors has determined not to have a majority of independent directors or an independent nominating or compensation function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our Board.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, and our historical financial statements and the notes thereto, each included elsewhere in this prospectus.

Overview

We are a holding company that was recently formed to operate and grow the following businesses: Realty Capital Securities, LLC, our wholesale broker-dealer business; RCS Capital, a division of Realty Capital Securities, LLC, our investment banking and capital markets business; RCS Advisory Services, LLC, our transaction management services business; and American National Stock Transfer, LLC, our transfer agent business. Prior to this offering, Parent operated and held a 100% interest in each of our operating subsidiaries. Parent, our Manager and American Realty Capital are directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors.

Realty Capital Securities, LLC, our wholesale broker-dealer, is a leader in the direct investment program area and coordinates with financial advisors and registered representatives to sell securities. Founded in 2007, its business metrics have grown rapidly, including its revenues, profits, capital raising, distribution capability and number of employees. For 2012, it had a 27.9% market share of the real estate direct investment program industry, measured by equity capital raised. Our wholesale broker-dealer currently is the industry’s leading multiproduct distributor of direct investment programs and, in our view, our investment banking and capital markets business is the only one focused primarily on the specialized needs of these direct investment programs, especially in real estate services, serving these companies, their sponsors and stockholders. We combine our investment banking, capital markets and transaction management expertise in structuring and maintaining offerings made by these direct investment programs. Our transfer agent, a startup entity, acts as a registrar, provides record-keeping services and executes the transfer, issuance and cancellation of shares or other securities in connection with offerings made by these direct investment programs and other products.

We believe that our leading position as a wholesale broker-dealer in the direct investment program industry, as well as our potential ability to grow our revenues and earnings, is due in large part to our affiliation with American Realty Capital, the leading sponsor and investment manager of direct investment programs in the United States. American Realty Capital was founded in 2007 and is currently managed by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors. American Realty Capital was formed to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and value optimization phases of their offerings. Our wholesale broker-dealer, investment bank, capital markets and transaction management businesses started as components of American Realty Capital’s in-house capabilities. We are being formed in order to expand and grow these business lines. After the completion of this offering, American Realty Capital, newly separated from us, will continue to operate its other historical businesses, while maintaining a direct relationship with us through exclusive services arrangements and common ownership.

We presently are under contract to provide distribution, investment banking and capital markets, transaction management, due diligence, marketing and promotional services to 11 real estate-focused direct investment programs and a business development company sponsored by American Realty Capital, with combined equity securities under registration for sale of more than $18.0 billion, of which $4.7 billion has been sold through May 15, 2013. Additionally, we provide services to another real estate-focused direct investment program, a publicly traded REIT and, although definitive engagement documentation has not been entered into, intend to provide underwriting, transfer agency and administrative services to an open-end registered investment fund and a closed-end registered investment fund which are both currently in registration, all sponsored by American Realty Capital. At the same time, our long-term strategy includes extending our services to sponsors and participants in addition to American Realty Capital, thus obtaining a broader footprint in the investment industry as a whole.

The direct investment program industry offers investment programs which provide for flow-through tax treatment under U.S. tax law, including, but not limited to, REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are publicly registered but are not listed on a national securities exchange, have limited liquidity, are managed by external managers who are compensated for their services, and are subject to front-end fees. We have provided or currently are providing broker-dealer, investment banking, capital markets and transaction management services to 12 direct investment programs, including 11 non-exchange traded, or non-traded, REITs, and one business development company. Additionally, we currently provide services to a publicly listed REIT and, although definitive engagement documentation has not been entered into, intend to provide underwriting, transfer agency and administrative services to an open-end registered investment fund and a closed-end investment fund which are both currently in registration. Since our formation, our principals have invested significant financial and intellectual capital to position us for growth opportunities in the direct investment program industry, anticipating the need of investors in such programs for liquidity, thus increasing the capital flow from the direct investment space to the publicly traded markets. In our view, we are the only investment bank principally focused on the direct investment program sector which also has the ability to navigate successfully the publicly traded markets.

We focus on serving the specific investment criteria of the direct investment program industry and the individual retail investors who are the primary purchasers of these programs. In the judgment of our management, this sector has generally been underserved by other investment banks. Sponsors and stockholders of direct investment programs have special requirements, and we believe that our common ownership with American Realty Capital, the leading sponsor of direct investment real estate offerings in the United States, gives us an especially good perspective on these requirements and a special vantage point from which to address them. Even as the direct investment program industry attracts greater attention from larger investment banks, we believe our competitive advantage lies in what we characterize as our “first-hand” industry insights, our understanding of the regulatory environment and our familiarity with retail broker-dealers, their registered representatives and their clients. We believe that this knowledge of, and singular attention to, the direct investment program industry should allow us to provide greater levels of service than our competitors.

Our Principal Businesses

Four principal lines of business make up our operating platform:

•	Wholesale Broker-Dealer — Our wholesale broker-dealer, Realty Capital Securities, LLC, a member of the Financial Industry Regulatory Authority, Inc., or FINRA, employs 144 individuals and currently distributes direct investment programs, including nine non-traded REITs, eight of which are sponsored by American Realty Capital, and a business development company, and recently has successfully closed another two offerings of direct investment programs. Additionally, we will provide distribution services for an open-end registered investment fund and a closed-end investment fund which are both currently in registration. Our wholesale broker-dealer is a leader in the wholesale distribution of publicly registered non-traded real estate and business development company securities. Our wholesale broker-dealer had a 27.9% market share of the $10.3 billion of equity capital raised in the non-traded REIT market in 2012 and a 56.8% market share of the $5.5 billion of equity capital raised in the non-traded REIT market in the year-to-date period ended April 30, 2013. According to industry authority Robert A. Stanger & Co., Inc., or Stanger, a niche investment bank servicing the direct investment program sector, this performance reflects market share more than seven times that of the next largest real estate-focused distributor.

Our wholesale broker-dealer was the largest wholesaler of direct investment program offerings in 2012, with equity capital raised of approximately $3 billion. The following table shows the growth of our wholesale broker-dealer since 2008:

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom our wholesale broker-dealer had an exclusive dealer manager relationship.

The following charts set forth our market share within the public non-traded REIT industry for the year ended December 31, 2012 and for the year-to-date period ended April 30, 2013:

Data derived from Robert A. Stanger & Co., Inc., The Stanger Market Pulse, December 2012 and April 2013.

Realty Capital Securities has demonstrated a history of growing its distribution business and growing its year-over-year revenues and profitability. We believe that we have built a platform that can continue to be expanded to sell a larger number of differentiated investment offerings. American Realty Capital has been able to successfully create, register, capitalize and manage a suite of direct investment programs, including public, non-traded REITs and a business development company, as well as a publicly listed REIT, and we intend to use the knowledge derived from our management’s experience to expand our platform into other industries, such as open-end registered investment funds and closed-end registered investment funds and other products.

In its capacity as wholesale distributor of multiple public, non-traded securities, Realty Capital Securities serves as the dealer manager for finite life SEC-registered offerings. At its inception, Realty Capital Securities was built to distribute multiple, sector-specific public non-traded products on a platform designed to provide the retail broker dealer community with a complementary set of finite life, sector-specific public, non-traded securities. Our wholesale broker-dealer has acted as the exclusive dealer manager for offerings that have undergone a thorough due diligence process and we believe that we bring to market best-in-class products that address underserved investor needs.

We believe that Realty Capital Securities has established itself as the leading distributor in the direct investment program industry. In our opinion, this has been achieved by employing a strategy focused on the quality of the sector-specific products we evaluate, based on our assessment of the market need for the products and the timing of relevant market cycles. Most of the direct investment programs that Realty Capital Securities distributes are targeted to a class of individual investor commonly known as the “mass affluent.” According to the Nielsen report “Affluence in America: A Financial View of the Mass Affluent,” there are more than 13 million U.S. households, or 11%, classified as “mass affluent,” which is defined as a household having between $250,000 and $1,000,000 in investable assets, representing total investable wealth in the U.S. of more than $7.5 trillion. According to the report, common among these households is the erosion of traditional sources of retirement income, including reduction in defined benefit pensions, declines in home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law — characteristics that Realty Capital Securities calls “durable income.” The direct investment programs that Realty Capital Securities seeks to distribute generally utilize strategies that we believe will generate “durable income” and appeal to “mass affluent” investors. We believe we have shown an ability to evaluate a management team’s performance and experience in executing the particular strategy within the sector we have targeted for product distribution. Our wholesale broker-dealer has a five-year track record evidencing an ability to build the sale of its products through a broad base of financial advisors. Realty Capital Securities has a 10-person national accounts and business development team staffed with senior executives with over 150 years of collective experience in a wide range of product distribution and sales roles. These individuals, together with the Realty Capital Securities’ product diligence and executive management teams, have built a platform-wide selling group of nearly 400 brokerage firms with more than 1,300 active selling agreements supporting approximately 100,000 financial advisors that sell direct investment programs (and, in the future, expects to sell registered investment funds) to their clients, including high net worth individuals, institutional investors and retirement plans. We believe that these firms represent the majority of independent broker-dealers participating in the direct investment program industry today.

We believe that multiproduct distributors are more common in other market segments such as life insurance, annuities and mutual funds. By endeavoring to offer products from a variety of sponsors, we believe that we will be better able to deliver consistent sales across seasonal and secular cycles, because we will be less dependent on any one offering, sponsor or investment theme. In addition, we believe that we will be better able to grow our annual sales, gross profits and earnings by distributing securities offered by sponsors in addition to American Realty Capital.

In 2012, our wholesale broker-dealer generated revenues of $287.5 million on direct investment equity capital sales of approximately $3 billion, resulting in net income of $7.4 million. Revenues from our wholesale broker-dealer may vary with changes in annual gross sales of direct investment programs. Our market share of sales of direct investment programs since 2008, as noted above, has increased significantly. See “Business — Our Wholesale Broker-Dealer” in this prospectus for more details.

•	Investment Banking and Capital Markets — Operating under the name RCS Capital, our investment banking and capital markets business employs seven professionals and provides strategic advisory and capital markets services with a focus on the direct investment program industry, including sourcing, structuring and maintaining a variety of debt finance and derivative arrangements on behalf of our clients. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds that are distributed by our wholesale broker-dealer. In 2012, our investment banking and capital markets business was the second largest advisor to real estate mergers and acquisitions in the United States, advising on $5.5 billion in value of such mergers and acquisitions. In 2012, our investment banking and capital markets business advised on $5.8 billion in purchase price of such equity capital markets transactions and $1.8 billion of debt capital markets transactions. In 2012, American Realty Capital and Realty Capital Securities were engaged to provide services related to liquidity events, follow-on public offerings and other transactions for $7.1 million in fees, only $0.9 million of which is included in the revenues of our wholesale broker-dealer set forth in the preceding paragraph.

Due to the transactional nature of our investment banking and capital markets revenues, investment banking profits may change from period to period based on the volume and nature of transactional activity. However, we generally expect strategic value optimization transactions to be consummated in connection with direct investment programs, from which we expect to derive a substantial portion of our revenues, including sales, mergers, national securities exchange listings and initial public offerings, relating to our investment banking and capital markets business, as well as capital markets activities generally, to increase in frequency over the next three to five years. See “Business — Our Investment Bank” in this prospectus for more details.

•	Transaction Management Services — Operating under the name RCS Capital, our transaction management services team is comprised of 32 professionals who provide a range of services to direct investment programs, publicly traded REITs and their sponsors, including: offering registration and blue sky filings, regulatory advice with respect to the Securities and Exchange Commission, or the SEC, and FINRA registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions. We believe that the services offered complement the service offerings of our other lines of business.

We believe that the registration of direct investment products is unique and requires specialized expertise. Along with federal securities laws and rules imposed by the SEC and FINRA in connection with the sale of direct investment products, a third set of requirements is imposed on these products by state securities regulators. We believe our team of transaction management professionals is well suited to help structure offerings consistent with all three legal and regulatory frameworks. We view that same team as integral in assisting issuers of direct investment products in maintaining compliance with federal and state level regulations during the course of an offering, as well as in meeting both the financial reporting and ongoing disclosure changes that are unique to a continuous offering.

Additionally, in light of our transaction management services team’s experience in providing strategic advice with respect to liquidity events and other strategic transactions for direct investment programs, we believe that our team is equipped to advise issuers of other financial products as well. We intend to continue to expand the breadth of our transaction management services team in order to provide services for various investment products. For a more comprehensive discussion of the registration process for direct investment products and how our team will facilitate the structuring of these products, please see “Business — Transaction Management Services — Registration and Continuous Offering Management” in this prospectus.

•	Transfer Agency — American National Stock Transfer, LLC is registered as a transfer agent with the SEC and will act as a registrar, provide record-keeping services and execute the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital. Our transfer agent employs 15 professionals. In addition, our transfer agent may act on behalf of other issuers of direct investment products and other securities, including securities issued by registered investment companies and publicly traded REITs. We expect that our transfer agent will also be responsible for coordinating tax reporting efforts and the payment of distributions and redemptions, among other services. We believe our transfer agent is well suited to conduct distribution reinvestment plans, or DRIPs, and share repurchase programs, which are common features of direct investment products, because of its personnel’s knowledge of, and experience with, these features of direct investment products and the experience of employees of the operating subsidiaries in executing transactions under DRIPS and share repurchase programs while employed by American Realty Capital, our dealer manager and other entities involved in the transfer agency business. Certain employees of our transfer agent have extensive experience in supervising third-party transfer agency service providers and we believe our transfer agent can use this experience to successfully grow its business. We expect that our transfer agent will generate fees from a variety of services performed for issuers of direct investment products and registered investment companies. We anticipate that those fees will be in the form of flat or account-based fees for services and per transaction fees. In 2012, American Realty Capital spent $4.9 million on transfer agency services. In light of that potential revenue, we have decided to start our transfer agency business in order to attempt to capture market share in an industry that we expect will grow. There can be no assurance that we will successfully serve as transfer agent to American Realty Capital or to any other direct investment program industry participant or that the transfer agency market will grow. See “Business — Our Transfer Agent” in this prospectus for more details relating to our transfer agent.

We believe that our lines of business exhibit considerable synergies, allowing us to offer direct investment programs and their sponsors an integrated solution for each stage of a program’s life cycle. Our transaction management team provides services related to the organization, formation and registration of these programs at their inception. Our wholesale broker-dealer provides distribution capabilities during the offering stage, while our transaction management services and transfer agent provide registration maintenance, due diligence, education and training and share transfer agency services during the offering and operating phases. Finally, our investment banking business provides strategic advisory services in the formation and structuring phase of a direct investment program and in anticipation of and during the value optimization phase. We believe these same services also are useful to registered investment funds, and other public offerings, which have less complicated life cycles but which nonetheless may require many, if not all, the same services over time.

Market Opportunity

We believe the market opportunity for the services we provide is large and growing rapidly. Since 2000, the popularity of direct investment programs of all types has expanded significantly. In 2012, according to Stanger, the direct investment program industry raised approximately $13.3 billion, consisting of non-traded REITs, business development companies and direct investment programs. As of December 31, 2012, the total equity capitalization of real estate direct investment programs tracked by Stanger was approximately $60.0 billion, and the total equity capitalization of all direct investment programs tracked by Stanger totaled $71.8 billion.

Competitive Advantages

We believe the following factors, among others, define our business model, establish our competitive position and distinguish us from other companies that participate in our business and markets:

Experienced Management:  Our lines of business are led by what we believe is a highly experienced executive management team assisted by a skilled group of professionals. Before founding or joining our company, many of our senior professionals held positions at leading investment banks, broker-dealers, insurance companies, law firms, investment management firms and mutual fund companies. Additionally, our executive officers average more than 20 years of experience. Following this offering, our executive management team, through its control of Parent, will own an indirect 100% interest in our Class B common stock. Our Manager provides executive management services to us under the terms of the management agreement. We do not directly employ our executive officers.

Best Practices:  We were founded with the purpose of making the direct investment program sector more transparent, more responsive and more accountable to investors by establishing what in our view is a core set of industry best practices. Our wholesale broker-dealer has adopted an affiliated transactions best practices policy, or the Policy, with respect to affiliated transactions which has been adopted by all programs distributed by our broker-dealer. The Policy generally prohibits a direct investment program from entering into any co-investments or any other business transactions with, or providing funding or making loans to, directly or indirectly, any other American Realty Capital-sponsored or other affiliates program. The Policy was adopted to assist each direct investment program distributed by our wholesale broker-dealer in executing its strategy independently and on terms that are commercially reasonable and in the best interests of all parties to a transaction. We require products distributed by our wholesale broker-dealer to have lower fees, in our judgment, than the industry norm. All direct investment programs that are distributed by our wholesale broker-dealer must adhere to these best practices. We believe our best practices and ability to provide high quality services to direct investment programs at lower cost can potentially result in superior investment returns to investors in the programs.

Direct Investment Program Specialization:  Our management currently is focused on direct investment programs and their sponsors, registered investment advisors and stockholders. We believe we are a leading investment bank that principally serves this large and growing sector. Moreover, we believe we are the only wholesale broker-dealer formed with the specific objective of supporting the distribution of direct investment programs sponsored by others. In our view, our focus on direct investment programs gives us a competitive advantage over traditional investments banks that may not understand as well as we do the specialized needs and regulatory context of these programs, their sponsors, representatives and investors.

Comprehensive Services:  Our business model serves direct investment programs, their sponsors and investors throughout the life cycle of these programs. We believe we are the only firm with the combination of resources to be positioned to do so. At the inception of a direct investment program, our transaction management services provider assists sponsors in the formation and registration of the program. Throughout the direct investment program offering period, our wholesale broker-dealer provides distribution services and our transaction management services provider provides ongoing registration, due diligence and marketing support services. At the value optimization phase of the direct investment program, our investment bank provides advisory services to maximize investor value and our transaction management services provider provides transaction support. While their life cycle is not as regular or predictable, registered investment companies continue to control a substantial amount of investment assets and, if our belief is correct, will continue to need experience-driven, high-quality fund administration, distribution, advisory and transfer agency services.

Operating Efficiencies Offered:  We believe that due to the specialized knowledge and scale of our operations, our wholesale broker-dealer and our transaction management services provider are able to offer direct investment programs and their sponsors a higher, better informed level of service at a lower cost than the sponsor otherwise could obtain. We believe that our highly experienced and focused team allows sponsors of and investors in direct investment programs to benefit from superior service at a reduced cost. We also believe that our newly formed transfer agent will be able to offer a higher level of service at a lower cost than a direct investment program or its sponsor otherwise could obtain, although there can be no assurance that our transfer agent will be able to accomplish this objective.

Common Ownership with American Realty Capital:  We believe that Parent’s and our Manager’s common ownership with American Realty Capital, a leading sponsor of direct investment programs, provides us with a unique perspective on the specialized needs of direct investment programs, their sponsors and stockholders. American Realty Capital has been a leader in innovation and in what it defines as industry best practices in direct investment programs since its formation in 2007 and has developed several direct investment programs and, more recently, a registered investment company product that currently is in registration. See “Business — American Realty Capital-Sponsored Public Direct Investment Programs and Publicly Traded REITs For Which our Wholesale Broker-Dealer Provided Exclusive Dealer Manager Services” for a list of American Realty Capital-sponsored offerings. We believe that our business relationship and common ownership with American Realty Capital gives us an advantage over other service providers and strategic advisors in delivering services to direct investment programs and mutual funds whether sponsored by American Realty Capital or third parties. We currently have agreements to provide distribution for an additional direct investment program, and transaction management services to 11 direct investment programs sponsored by American Realty Capital, a publicly traded REIT, and are named as the principal underwriter for two new registered investment funds that are currently in registration.

Barriers to Entry:  We believe there are significant barriers to entry into the wholesale broker-dealer business for the direct investment program industry. First, in our experience, no wholesale broker-dealer can succeed unless it is adequately capitalized. In order to fully fund an operating strategy, the business needs to create an effective bridge between the investor and the investment program. We believe our wholesale broker-dealer has demonstrated an ability to raise substantial amounts of equity capital consistently over time. In 2012, our broker-dealer raised approximately $3.0 billion of equity capital.

Because most of the equity capital raised by direct investment programs is from retail investors through registered representatives and financial advisors at retail broker-dealers and registered investment advisors, and average subscription amounts are approximately $30,000, it takes considerable effort to cultivate relationships with such registered representatives and financial advisors in order to expand our wholesale broker-dealer’s platform and footprint in the broker-dealer industry. Realty Capital Securities’ selling group is diverse, comprised of nearly 400 brokerage firms, with no more than 6% of any product’s sales being made by one firm. Realty Capital Securities employs 56 internal and 62 external wholesalers managed by a strong executive team and complemented by compliance, operations and other personnel to sell and process capital flows. In 2012, Realty Capital Securities conducted nearly 56,000 individual meetings, mailed out nearly 300,000 investment kits, processed 85,000 subscriptions and conducted an extensive series of training and educating programs. However, we believe it is not just this data that reflects what is required to raise capital on behalf of sponsors of direct investment programs; it is the ability to succeed in obtaining selling agreements with individual members of the independent broker-dealer channel for each specific investment program that provides the foundation on which Realty Capital Securities raises funds on behalf of sponsors of direct investment programs. In our view, without a clear and comprehensive understanding of the distribution channel, sufficient staffing to address the myriad issues surrounding the sale of each of these investment programs, ongoing training and education, due diligence, compliance and conference sponsorship, our wholesale broker-dealer platform would not have experienced the level of success it has achieved. In our experience, the wholesale broker-dealer business requires both capital and hard work, and American Realty Capital and Parent have invested significant resources in building this business. As a result, we believe the barriers to entry in terms of both financial and intellectual capital are considerable.

Growth Strategy

We intend to grow our business substantially by focusing on augmenting the core competencies of our wholesale broker-dealer, investment banking and capital markets business, transaction management services provider and transfer agent. At the same time, we intend to leverage our competitive advantages to maintain and build on our commitment to our current direct investment program clients and potential investment company clients and investors. We will also seek to expand our client base to include unrelated, third-party sponsors and direct investment programs. We may also make investments in businesses or infrastructure complementary to our core businesses, including, potentially, registered investment advisor operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy, and may selectively pursue strategic acquisitions. We believe that our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued advisor. We intend to continue to grow by:

•	maintaining our relationship with American Realty Capital and increasing revenues by both providing services to new direct investment programs and investment companies they sponsor as well as adding to the range of services that we provide;

•	expanding our relationship with other sponsors and increasing revenue by both providing services to new direct investment programs and investment companies they sponsor as well as by adding to the range of services that we provide;
•	increasing the frequency and extent of our participation in all phases of the life cycle of direct investment programs and investment companies;
•	initiating a marketing program to explain the benefits and cost savings potential of our suite of services to sponsors, registered representatives and stockholders of direct investment programs;
•	increasing our participation as financial advisor to direct investment programs that are evaluating liquidity alternatives, including positioning our services as complementary to those provided by larger investment banks in order to participate as a co-advisor;
•	acquiring or developing businesses that complement our current principal businesses, including, potentially, registered investment advisor operations, one or more FINRA-member entities or other businesses that we consider synergistic to our overall strategy;
•	increasing the service offerings of our transfer agent to provide value-added ancillary services to our transfer agent clients; and
•	increasing our participation as financial advisor and transaction management services provider to investment funds outside the real estate and direct investment arena, including registered investment companies.

While we believe that we enjoy a number of competitive advantages which should allow us to successfully execute our aggressive growth strategy, we face a number of risks. We are newly organized as a standalone holding company and may not be able to execute our business plan as a public company. We focus our resources on an industry that currently has a limited number of participants and depend on them, including American Realty Capital, to generate a significant portion of our revenues. If we are unable to originate or execute a sufficient number of transactions with these key participants, including American Realty Capital, our revenues and net income will suffer. If we are unable to gain wider market acceptance and expand our service offerings to other clients, our business is likely to suffer. In addition, the timing of our investment banking transactions can be unpredictable, as are the related revenues. Consequently, our financial results may fluctuate substantially from quarter to quarter. With regard to our wholesale broker-dealer business, we depend upon relationships with, and the success of, retail broker-dealers, including many regional firms, to distribute direct investment products to their customers. Any decline in the appeal of these direct investment products will result in a decline in our wholesale broker-dealer revenues. In addition, the poor performance of any of the direct investment products offered by our wholesale broker-dealer could result in a decline in sales of other programs. Any principal investments or acquisitions we pursue may result in additional risks and uncertainties in our business, including the risk of capital loss. We face strong competition from larger firms, some of which have greater resources and broader name recognition and which offer a wider range of products and services. Additionally, we compete to attract qualified professionals with numerous firms in our businesses and other related businesses, such as direct investment distribution and management, hedge fund management, venture capital and private equity. A failure to hire highly skilled employees and to retain our existing employees could materially impede our growth and success.

Why We Are Going Public

We are taking the company public primarily in order to raise capital to expand our lines of business by funding internal growth and by acquiring businesses complementary to our four lines of business or for general corporate purposes. We believe that this offering will allow us to execute our growth strategy more quickly and more effectively. We believe that, as a public company, we will have greater visibility with prospective clients and industry peers, increased access to capital and additional currency with which to effect strategic combinations and opportunities as they arise. Finally, we expect that operating as a public company will provide us with increased brand recognition and will enhance our ability to attract and retain top professionals by enabling us to offer equity-based incentives linked directly to the long-term success of our business. However, fulfilling our public company financial reporting and other regulatory obligations will be expensive and time-consuming and may strain our resources. RCS Capital Corporation will receive 100% of the net proceeds from this offering, all or substantially all of which will be contributed as part of our reorganization to our operating subsidiaries in exchange for Class A Units of the operating subsidiaries.

Our Manager

We will be externally managed and advised by RCS Capital Management, LLC, our Manager, which will provide us with executive and management services pursuant to the terms of a management agreement. We expect to benefit from the relationships and experience of our Manager’s management team. We have structured our arrangements with our Manager in a manner that we believe provides significant benefits to our stockholders. By not employing any salaried executives, we will not be burdened by the high administrative expenses associated with employing our own management team and, instead, will rely on our Manager to provide these services in exchange for a management fee, an incentive fee and performance-based awards. In addition, these arrangements provide us access to a team of management personnel that, because we are newly formed, hold limited assets and have only a limited ability to pay substantial salaries and benefits, we believe is likely to be more capable and diverse than we would otherwise be able to attract. Our Manager will at all times be subject to the supervision and oversight of our board of directors.

The management agreement may be amended or modified by agreement in writing between us, our operating subsidiaries and our Manager. The initial term of the management agreement will end ten years after the closing of this offering, with automatic five-year renewal terms. During the initial term, we, together with our operating subsidiaries, may terminate the management agreement only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; and
•	the dissolution of our Manager.

Effective at the expiry of the initial ten-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the management agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees, incentive fees or performance-based awards payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees or awards by accepting a reduction of management fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days’ prior notice of such a termination. Our Manager may also decline to renew the management agreement at will by providing us with 180 days’ written notice.

The following table summarizes the fees we will pay to our Manager pursuant to the management agreement:

Type	Description
Management Fee	Our operating subsidiaries will pay our Manager a management fee in an amount equal to 10% of the aggregate net income determined in conformity with accounting principles generally accepted in the United States of America, or GAAP (if such amount is a positive number) of our three operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time) calculated and payable quarterly in arrears, subject to the aggregate GAAP net income of our three operating subsidiaries being positive for the current and three preceding calendar quarters.
Incentive Fee	In addition, the operating subsidiaries will pay our Manager an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee will be an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under our equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, after the management fee and excluding non-cash equity compensation expense, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.
Such management and incentive fee calculations shall commence with the quarter in which this offering is completed. For periods less than four quarters or 12 months, the calculations will be based on a pro rata concept starting with the quarter in which this offering is completed.

Our Structure and Reorganization

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions. After the consummation of this offering and related transactions, (i)

2,500,000 shares of our Class A common stock will be outstanding (assuming that the over-allotment option granted to the underwriters has not been exercised), (ii) 2,500,000 Class A Units of each of our operating subsidiaries will be outstanding, (iii) 24,000,000 shares of our Class B common stock will be outstanding, and (iv) 24,000,000 Class B Units of each of our operating subsidiaries will be outstanding.

(1)	Under our directed share program, at our request, the underwriters have reserved up to 20% of the shares of Class A common stock being offered in this offering for sale to our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them, at the initial public offering price set forth on the cover of this prospectus. No underwriting discounts or commissions will be payable to the underwriters in connection with such sales. To the extent our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them, decide to buy any shares of our Class A common stock in this offering, the percentage of shares of our Class A common stock held by the public stockholders will be reduced. See “Underwriting (Conflicts of Interest) — Directed Share Program.”
(2)	RCS Capital Corporation, RCAP Holdings, LLC (formerly known as AR Capital, LLC and subsequently RCS Capital, LLC) and RCS Capital Management, LLC are directly or indirectly controlled by Messrs. Schorsch and Kahane, and will continue to be following this offering and after giving effect to the reorganization transactions.
(3)	As a result of its ownership of the shares of our Class B common stock, Parent will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, for the foreseeable future.
(4)	100% Class B Units. Class B Units have no voting rights and 90.6% economic rights.
(5)	100% Class A Units. Class A Units have 100% voting rights and 9.4% economic rights.

As a holding company, we conduct all our business activities through our operating subsidiaries. Net profits and net losses of our operating subsidiaries will be allocated, and distributions will be made, 9.4% to us and 90.6% to Parent, after giving effect to the transactions described herein.

In the future, we may engage in additional corporate reorganization transactions, including interposing an intermediate holding company as the direct owner of the operating subsidiaries, for corporate and tax efficiencies.

Reorganization Transactions

In connection with this offering, we will enter into a series of transactions, which we refer to as the “reorganization” or the “reorganization transactions,” to reorganize our capital structure. As part of the reorganization, we will amend and restate our operating subsidiaries’ operating agreements and our certificate of incorporation.

As part of the reorganization, 100% of a new class of units of the operating subsidiaries called “Class A Units,” which will entitle the holders thereof to voting and economic rights, will be issued to us, and 100% of a new class of units of the operating subsidiaries called “Class B Units,” which will entitle the holder thereof to economic rights but not voting rights, will be issued to Parent.

Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and full economic rights. Immediately following this offering, holders of our Class A common stock will hold 100% of the economic rights and 2.5% of the voting rights of the company. Immediately prior to this offering, all our authorized shares of Class B common stock will be issued to Parent. Initially, each share of Class B common stock will entitle holders to four votes; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. Class B common stock will have no economic rights. Immediately following this offering, Parent, as holder of our Class B common stock, will hold 0% of the economic rights and 97.5% of the voting rights of the company.

In connection with the closing of this offering, we also will enter into certain agreements with affiliated parties, as described elsewhere in this prospectus.

Parent’s Voting Rights and Our Status as a Controlled Company

After our initial public offering, Parent will control 97.5% of the voting power of our outstanding capital stock. As a result of its ownership of the shares of our Class B common stock, Parent will have the ability to control the outcome of matters submitted to our stockholders for approval for the foreseeable future, including the election of our directors, as well as the overall management and direction of our company.

Because Parent controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules for NYSE-listed companies. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from, or reduced obligations relating to, various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Other than as set forth in the following paragraph, we have not made a decision whether to take advantage of any or all these exemptions. If we do take advantage of any of the remaining exemptions, we do not know if some investors will find shares of our Class A common stock less attractive as a result. The result may be a less active trading market for shares of our Class A common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Our Corporate Information

As of March 31, 2013, our operating subsidiaries had 198 full-time employees, all of whom are compensated by the respective operating subsidiary that employs them.

Our headquarters is located at 405 Park Avenue, New York, New York 10022. Our main office telephone number is (866) 904-2988. We maintain an Internet website at www.rcscapital.com. The information on our website is not part of this prospectus. We were incorporated on December 27, 2012 in Delaware as 405 Holding Corporation, and our name changed to RCS Capital Corporation on February 19, 2013.

The Offering

Class A common stock we are offering
2,500,000 shares of Class A common stock, up to 20% of which have been reserved by the underwriters at our request for sale to our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them.
Class A common stock to be outstanding immediately after this offering
2,500,000 shares of Class A common stock. If Parent elected to exchange all its Operating Subsidiaries Units for shares of our Class A common stock (with a cancellation of its corresponding shares of our Class B common stock), 26,500,000 shares of Class A common stock would be outstanding immediately after this offering. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders.
Class B common stock to be outstanding immediately after this offering
24,000,000 shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends and distributions upon liquidation) and will be issued in an amount equal to the number of Class B Units of each operating subsidiary issued in the reorganization to Parent. When an Operating Subsidiaries Unit is exchanged by Parent for a share of Class A common stock, the corresponding share of Class B common stock will be cancelled. See “Relationships and Related Party Transactions — Exchange Agreement.”
Economic interests
Following this offering, Parent, through its ownership of 100% of the then-outstanding Class B Units of each operating subsidiary, will have 90.6% of the economic rights in each operating subsidiary, and we, through our ownership of 100% of the then-outstanding Class A Units of each operating subsidiary, will have 9.4% of the economic rights in each operating subsidiary.
Voting rights
One vote per share of Class A common stock. Initially, four votes per share of Class B common stock; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control us. Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law. After our initial public offering, Parent, which is controlled directly or indirectly by our principals, initially will control 97.5% of the voting power of our outstanding capital stock. As a result of its ownership of the shares of our Class B common stock, Parent will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, for the foreseeable future. See “Description of Capital Stock.”
Over-allotment option
We have granted to the underwriters an option to purchase up to 375,000 additional shares of Class A common stock from us at the initial public offering price (less underwriting discounts and commissions) to cover over-allotments, if any, for a period of 45 days from the date of this prospectus.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $44.6 million, or approximately $51.6 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on the initial public offering price of $20.00 per share, in each case after deducting the underwriting discounts and estimated expenses payable by us.
We intend to use the net proceeds from this offering to expand our lines of business by funding internal growth and by acquiring complementary businesses, as well as for general corporate purposes. Although we explore possibilities for potential acquisition candidates from time to time, currently we do not have any plans to acquire any company or business.
Dividend policy
Following this offering, we intend to pay quarterly cash dividends, subject to limitations imposed by Delaware law and in the sole discretion of our board of directors. We expect that our first dividend will be paid in the third quarter of 2013 (in respect of the second quarter of 2013) and will be $0.18 per share of our Class A common stock.
The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from our operating subsidiaries. We intend to pay dividends out of a portion of our current earnings for each quarter and do not intend to borrow funds in order to pay dividends. We do not intend to pay out all excess cash. No assurance can be given that any dividends, whether quarterly or otherwise, will or can be paid or will be paid in any approximate amount. See “Dividend Policy and Dividends.”
As a holding company, we will have no material assets other than our 9.4% economic and 100.0% voting ownership of the operating subsidiaries and, accordingly, we will depend on distributions from the operating subsidiaries to fund any dividends we may pay. At such time, if any, as our board of directors determines to pay dividends, we intend to cause them to make distributions to us with available cash generated from their operations in an amount sufficient to cover dividends, if any, declared by us. If the operating subsidiaries make any such distributions, then Parent will also be entitled to receive distributions on a pro rata basis, based on Parent’s economic ownership of the operating subsidiaries. Parent will not be entitled to any dividends or distributions unless proportionate dividends or distributions are also paid to the holders of Class A Common Stock.
Conflicts of Interest
Realty Capital Securities, LLC, an underwriter in this offering, is our subsidiary. As a result, a “conflict of interest” is deemed to exist under Rule 5121 of the rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. JMP Securities LLC and Ladenburg Thalmann & Co. Inc. are primarily responsible for managing this offering, and meet the requirements of Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to Rule 5121(a)(2). In addition, pursuant to Rule 5121, Realty Capital Securities, LLC will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. See “Underwriting (Conflicts of Interest).”
Risk Factors
The “Risk Factors” section beginning on page 19 of this prospectus contain a discussion of risks that you should carefully consider before deciding to invest in shares of our Class A common stock.
Proposed NYSE symbol
“RCAP”

The number of shares of Class A common stock outstanding immediately after this offering excludes (i) 24,000,000 shares of Class A common stock reserved for issuance upon the exchange of the Operating Subsidiaries Units held by Parent that will be outstanding immediately after this offering (and cancellation of the corresponding shares of our Class B common stock held by Parent), and (ii) 250,000 shares of Class A common stock that will initially be reserved for issuance under an equity plan we intend to adopt.

Presentation of Information in This Prospectus

Unless otherwise indicated in this prospectus, all information in this prospectus (other than historical financial information) assumes that 2,500,000 shares of our Class A common stock will be sold at $20.00 per share and no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Summary Selected Historical and Pro Forma Combined Consolidated Financial Data

The following tables set forth the summary selected financial data for the operating subsidiaries as of the dates and for the periods indicated. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012. The summary unaudited combined consolidated financial data gives effect to the reorganization transactions, the issuance of Class B common stock to Parent and the sale of Class A common stock in this offering.

It is important to note that we do not, and after giving effect to this offering will not, own 100% of the membership interests in the operating subsidiaries, including Realty Capital Securities. Prior to this offering, Parent owned 100% of the membership interests in each of the operating subsidiaries. Immediately prior to the effective date of this offering, 100% of the then-outstanding Class A Units of each operating subsidiary (conferring voting and economic rights) will be issued to us and 100% of the then-outstanding Class B Units of each operating subsidiary (conferring economic, but not voting, rights) will be issued to Parent.

The summary selected historical operating data for the three months ended March 31, 2013 and 2012 and the summary selected historical balance sheet data as of March 31, 2013 have been derived from the unaudited combined financial statements of the operating subsidiaries included elsewhere in this prospectus. The summary selected historical balance sheet data as of March 31, 2012 has been derived from the unaudited financial statements of Realty Capital Securities which are not included in the prospectus. The summary selected historical operating data for the years ended December 31, 2012, 2011 and 2010, and the summary selected historical balance sheet data as of December 31, 2012 and 2011, have been derived from the audited financial statements of Realty Capital Securities included elsewhere in this prospectus. The summary selected historical operating data for the years ended December 31, 2009 and 2008, and the summary selected historical balance sheet data as of December 31, 2010, 2009 and 2008, have been derived from audited financial statements of Realty Capital Securities that are not included in this prospectus.

The summary selected pro forma combined consolidated operating data for the three months ended March 31, 2013 and the year ended December 31, 2012, and the summary selected combined consolidated pro forma balance sheet data as of March 31, 2013 have been derived from the unaudited combined consolidated pro forma financial statements included elsewhere in this prospectus.

You should read the summary selected financial data in conjunction with “Our Structure and Reorganization,” “Unaudited Pro Forma Combined Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes and the unaudited pro forma combined consolidated financial statements and related notes included elsewhere in this prospectus.

	Historical							Pro Forma
	Three Months Ended March 31,		Year Ended December 31,					Three Months Ended March 31, 2013	Year Ended December 31, 2012
($ in thousands, except share data)	2013	2012	2012	2011	2010	2009	2008
	(unaudited)	(unaudited)						†(unaudited)	(unaudited)
Selected Operating Data:
Revenue	$218,631	$36,190	$287,497	$174,729	$114,131	$28,219	$1,420	$218,631	$287,497
Operating expenses	191,883	38,371	280,085	170,987	116,513	32,230	4,011	194,558	280,826
Provision for income taxes	—	—	—	—	—	—	—	908	252
Net income (loss)	$26,747	$(2,181)	$7,412	$3,742	$(2,382)	$(4,011)	$(2,591)	$23,165	$6,419
Pro Forma Allocation of Net Income
Net Income attributable to non-controlling interests								$(21,802)	$(6,041)
Net Income attributable to RCS Capital Corporation								$1,363	$378
Pro Forma Per Share Data
Net Income per share attributable to RCS Capital Corporation								$0.55	$0.15
Weighted average shares used in basic and diluted net income per share								2,500,000	2,500,000
Balance Sheet Data:
Cash	$43,749	$7,342	$12,683	$3,941	$4,157	$1,730	$374	$89,271
Total assets	61,559	10,250	16,211	5,406	7,491	5,089	794	107,064
Total liabilities	29,736	6,240	10,485	2,538	4,324	1,763	514	53,861
Pro forma non-controlling interest								10,125
Total equity	31,824	4,010	5,726	2,868	3,167	3,326	280	53,740
Other Data (unaudited):
Direct investment equity capital raised(1)	$2,230,303	$382,222	$2,952,061	$1,765,125	$1,147,912	$284,438	$23,138	$2,230,303	$2,952,061

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom our wholesale broker-dealer had a dealer manager relationship.

RISK FACTORS

You should carefully consider each of the risks described below, together with all the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including “Forward-Looking Statements” and our financial statements and the related notes set forth beginning on page F-1.

Risks Related to our Business

We have a limited operating history, and the past performance of Realty Capital Securities, LLC may not be indicative of our future results.

Our investment banking and capital markets, transaction management services provider, wholesale broker-dealer and transfer agent businesses were launched in January 2013, January 2013, August 2007, and November 2012, respectively, and have limited operating histories. You should not rely on the past performance of Realty Capital Securities, LLC to predict our future results.

There is no assurance that we will be able to execute our business plan as a public company. We may not be able to operate or achieve revenue or profitability for these segments. Over the past six years, American Realty Capital has invested in the creation and development of these business segments. Going forward, we expect to expect to incur additional significant expenses as we develop our investment banking and capital markets, transaction management, wholesale broker-dealer and transfer agency businesses and pursue our business strategy.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development.

There can be no assurance that we will be successful in expanding our service offerings to clients other than American Realty Capital.

A key component of our long-term business strategy is to expand our wholesale broker-dealer, investment banking and capital markets, transaction management and transfer agency services to sponsors and participants in the direct investment program industry, other than American Realty Capital. Other direct investment sponsors may not want to retain us for a variety of reasons, including our common ownership with American Realty Capital. Accordingly, there can be no assurance that such strategy will be successful. If we fail to increase our share of the direct investment program industry, our results of operations may suffer, our revenue streams will fail to diversify and we will be exposed to a continued overreliance on a single client.

Substantially all our revenues are derived from one client and the termination of any one dealer manager relationship or advisory engagement could reduce our revenues and harm our operating results.

Our most significant client, the American Realty Capital family of companies, accounted for a substantial portion of our total revenues since our inception. For example, a major portion of the $5.5 billion in value of mergers and acquisitions transactions, $5.8 billion in purchase price of equity capital markets transactions and $1.8 billion of debt capital markets transactions on which our investment banking and capital markets business advised in 2012 related to transactions involving direct investment programs sponsored by American Realty Capital. Moreover, a major portion of the $287.5 million in revenues our wholesale broker-dealer generated in 2012 resulted from sales of equity capital of direct investment programs sponsored by American Realty Capital. We expect our dealer manager relationships and advisory engagements will continue to be substantially focused on American Realty Capital, and that client will account for a large percentage of our revenues in any particular year. As a result of our dependence upon American Realty Capital, the adverse impact on our results of operations of one lost mandate or the failure of one transaction or restructuring on which we are advising to be completed can be significant.

Extensive or frequent changes in regulations could adversely affect our business.

The direct investment program industry is subject to extensive and frequently changing state, FINRA and SEC regulation. We are required to comply with or help our clients comply with, as applicable, complex laws and regulations at the federal and state levels, as well as with FINRA, relating to, among other things:

•	securities registration and disclosure;
•	the structuring of securities products;
•	limitations on underwriting compensation;
•	the determination of suitability for investors of a particular investment;
•	the use of sales literature for direct investment offerings; and
•	annual blue sky renewals.

New laws and regulations are enacted from time to time to regulate new and existing services and products in the direct investment program industry. Because many of these laws and regulations are relatively new and are complex, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. Changes in the law or new interpretations of existing laws also could have an adverse effect on our methods and costs of doing business.

For example, FINRA has proposed amendments to its rule requiring a per share estimated value to be included in a non-traded REIT’s annual report. Under the proposed amendment, under certain circumstances the share value may be required to be shown as lower than the offering price. The proposed amendment could adversely impact the direct investment program industry if investors or registered representatives react negatively to the required disclosures, and such an adverse impact on the direct investment program industry may harm our results of operations.

In addition, state securities regulators require that investors in direct investment programs meet certain minimum income and/or net worth standards. These standards may vary from state to state and change frequently. Changes to suitability standards may impose additional costs on us as we spend resources familiarizing ourselves, as well as the registered representatives with whom we do business, with the new standards. If a broker-dealer does not satisfy the requirements with regards to suitability standards, it could be subject to substantial liability, including fines, penalties and possibly rescission.

Along with suitability requirements, state regulators have also imposed limitations on an investor’s exposure to direct investment programs. The breadth and scope of these limitations have varied considerably and may limit the exposure that a resident of a certain state has to a product, sponsor or direct investment programs generally. These concentration limitations have been applied with more and more frequency of late and have increasingly targeted all direct investment programs.

As of June 4, 2013, the U.S. Department of Labor, or DOL, is preparing an amendment to the definition of “fiduciary” for purposes of ERISA. The proposed rule would broaden the scope of persons who could be ERISA fiduciaries and the activities that could require fiduciary treatment. The proposed rule could have consequences on the broker-dealer industry that are difficult to predict. The uncertainty surrounding the proposed DOL rulemaking may cause broker-dealers to delay their decision to sell products that our clients are offering, which could reduce demand for our services. If we were deemed fiduciaries or if our activities were deemed to be fiduciary activities, or if the same were true for the broker-dealers with whom we do business, we and they may be subject to additional regulation and, potentially, liability, and our results of operations could suffer as a result.

Parent has control over key decision making as a result of its control of our Class B common stock, and the control by its principals of our Manager.

The holder of our Class B common stock initially will be entitled to four votes per share of Class B common stock, and the holders of our Class A common stock will be entitled to one vote per share of Class A common stock. As a result of the Class B common stock it holds, Parent initially will be able to exercise voting rights with respect to an aggregate of 24,000,000 shares of common stock, which initially are entitled to four votes per share and which initially will represent 97.5% of the voting power of our outstanding capital stock following our initial public offering; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. Accordingly, Parent will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all our assets, for the foreseeable future. This concentrated control could delay, defer or prevent a change of control, merger, consolidation or sale of all or substantially all our assets that our other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock due to the limited voting power of such stock relative to the Class B common stock and might harm the market price of our Class A common stock. In addition, Messrs. Schorsch and Kahane have the ability to control the management and major strategic investments of our company as a result of their positions as principals and officers of our Manager, and as executive chairman of our board of directors and our chief executive officer and director, respectively, and their ability to control the election or replacement of our directors. In the future, our Manager also may be entitled to equity incentive awards under an equity plan we intend to adopt, which would further concentrate control of our company in Messrs. Schorsch and Kahane, due to their indirect ownership of our Manager. As a stockholder, even a controlling stockholder, Parent is entitled to vote its shares in its own interests, which may not always be in the interests of our stockholders generally. See “— Risks Related to our Structure” for additional risks relating to Parent’s voting control of our capital stock.

We will be dependent on our Manager and its officers, especially Messrs. Schorsch, Kahane, Budko, Block and Weil, who provide services to us through the management agreement, and we may not find a suitable replacement for our Manager if the management agreement is terminated, or for these officers if they leave American Realty Capital or otherwise become unavailable to us.

We will rely heavily on our Manager. Our Manager will have significant discretion as to the implementation of our operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers of our Manager. The officers of our Manager will evaluate our business strategy and determine how to allocate resources, funds and personnel to each of our business segments; therefore, our success will depend on their continued service. The departure of any of the officers of our Manager could have a material adverse effect on our performance and slow our future growth.

Our Manager will not be obligated to dedicate any of its officers exclusively to us. In addition, none of our officers or the officers of our Manager will be obligated to dedicate any specific portion of his time to our business. Each of them has significant responsibilities for other business segments currently managed by affiliates of American Realty Capital, including as a result of being part of the senior management or key personnel of other American Realty Capital entities and their advisors. For example, four of the American Realty Capital-sponsored REITs have registration statements that became effective within the last 12 months. Additionally, one American Realty Capital-sponsored program is currently in registration. As a result, such REITs will have concurrent and/or overlapping financing and operational phases as us, which may cause conflicts of interest to arise throughout the life of our company. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets that affect American Realty Capital, the attention of our Manager’s principals and executive officers will also be required by the other entities and businesses managed by affiliates of American Realty Capital. In such situations, we may not receive the level of support and assistance that we might receive if we were internally managed.

In addition, we offer no assurance that our Manager will remain our manager. The initial term of our management agreement between us and Manager will extend until the tenth anniversary of the closing of this offering, with automatic five-year renewals, subject to termination by nonrenewal upon a 180-day prior written notice. If the management agreement is terminated and no suitable replacement is found to provide the services needed by us under that agreement, we may not be able to execute our business plan.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if the management agreement had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our executive officers and five of our seven directors are also principals of Parent and principals and executives of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including amounts payable thereunder, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager without cause will be difficult to effect. During the initial term, we, together with our operating subsidiaries, may terminate the management agreement only for cause. Effective at the expiry of the initial ten-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the management agreement without cause, upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us; or (2) a determination that the management fees, incentive fees or performance-based awards payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees or awards by accepting a reduction of management fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days’ prior written notice of any such termination. These provisions may adversely affect our ability to terminate our Manager without cause.

Our Manager will be contractually committed to serve us only until the tenth anniversary of the closing of this offering. Thereafter, the management agreement will be renewable for five-year terms; provided, however, that our Manager may terminate the management agreement before the end of any five-year term at will upon 180 days’ prior written notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, none of our Manager or any of its respective officers, members or personnel, any person controlling or controlled by our Manager or any person providing sub-advisory services to our Manager will be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct or gross negligence. In addition, we will agree to indemnify our Manager and each of its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct or gross negligence. See “Our Manager and American Realty Capital — Management Agreement.”

Payment of fees to our Manager reduces cash available for business investment and stockholder distribution.

Our Manager will perform executive and management services for us. Our Manager will be paid substantial fees for these services, which will reduce the amount of cash available for investment in our business or distribution to stockholders. Such fees will consist of (i) a management fee, (ii) an incentive fee and (iii) performance-based awards to our Manager, as further described under “Our Manager and American Realty Capital — Management Agreement — Management and Incentive Fees” and “Management — 2013 Manager Multi-Year Outperformance Agreement.” Also, in the future we may contract with Parent and/or our Manager to perform other services with respect to our business segments in respect of which we will pay additional fees, which are undetermined at this time.

In general, the operating subsidiaries will be permitted to deduct all ordinary and necessary business expenses incurred in the operation of their businesses. The management fee payable by the operating subsidiaries to our Manager, a related party, will be allocated among the operating subsidiaries based on the relative amount of time spent by our Manager providing management services to each operating subsidiary, or based on any other reasonable method determined by our independent directors. The Internal Revenue Service, or IRS, could challenge the allocation of the management fee amongst the operating subsidiaries or the deductibility of the management fee by one or more of the operating subsidiaries. If the deduction were successfully denied, in whole or in part, the operating subsidiaries would compute their taxable income without deducting the management fee, thereby increasing their taxable income (or reducing their losses) despite the reduction in the operating subsidiaries’ cash due to the payment of the management fee to our Manager.

There are various conflicts of interest in our relationship with Parent and our Manager, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with Parent and our Manager. Specifically, Mr. Schorsch, the executive chairman of our board of directors, Mr. Kahane, our chief executive officer and one of our directors, Mr. Budko, our executive vice president, chief investment officer and one of our directors, Mr. Block, our executive vice president, chief financial officer, assistant secretary and one of our directors, and Mr. Weil, our president, treasurer, secretary and one of our directors, are executives and/or members of both Parent and our Manager. These individuals have conflicts between their duties to us and their duties to, and interests in, Parent, our Manager and other affiliates of Parent and our Manager, and these conflicts may not be resolved in our favor.

Conflicts may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with our Manager, Parent and their affiliates, including the agreements described under “Relationships and Related Party Transactions.” The resolution of any such conflict in favor or Parent, our Manager or any of their affiliates may materially harm our results of operations and the value of your shares of Class A common stock.

The management fees payable to our Manager under the management agreement may cause our Manager to engage in risky behavior in order to increase its compensation.

Under the management agreement, our Manager will be entitled to receive (i) management fees based on the aggregate GAAP net income of our three operating subsidiaries and (ii) incentive fees based on our Core Earnings, as defined under “Our Manager and American Realty Capital — Management Agreement.” Our Manager also will be entitled to receive performance-based awards based on Total Return as measured against a peer group of companies, as further described under “Management — 2013 Manager Multi-Year Outperformance Agreement.” In providing services to us under the terms of the management agreement, the opportunity to earn compensation based on the aggregate GAAP net income of our three operating subsidiaries and based on our Core Earnings may lead our Manager to place undue emphasis on the maximization of the aggregate GAAP net income of our three operating subsidiaries and Core Earnings at the expense of other criteria that would be beneficial to our business, such as preservation of capital, in order to obtain more compensation. Additionally, our Manager might engage in risky or speculative behavior in order to maximize Total Return, even if such behavior might put our enterprise at risk.

Prior to November 2012, our transfer agent did not exist.

One of our operating subsidiaries, American National Stock Transfer, LLC, a transfer agent, is being launched as a new business. The business was formed on November 2, 2012 and has had limited operations to date. There is no assurance that we will be able to execute our business plan for our transfer agent operating subsidiary. We may not be able to operate or launch our transfer agent operating subsidiary successfully or achieve revenue or profitability. We expect to incur significant expenses as we develop the business and strategy of our transfer agent. If we are unable to execute its business strategy, or are unable to attract customers or capital either as a result of the risks identified herein or for any other reason, our business, results of operations, and financial condition could be materially and adversely affected and we may be forced to terminate operations related to our transfer agent, which could have a material adverse effect on our business, results of operations and financial condition.

If we fail to manage future growth effectively, we may not be able to meet our customers’ needs or be able to meet our future reporting obligations.

We have expanded our operations since inception and anticipate that further expansion will be required. This future growth, if it occurs, will place significant demands on our management, infrastructure and other resources. To manage any future growth, we will need to:

•	hire, integrate and retain highly skilled and motivated employees;
•	continue to improve our financial and management controls, reporting and operational systems and procedures;
•	expand our marketing infrastructure and capabilities;
•	make capital expenditures on information technology, office space and tangible assets;
•	provide adequate training and supervision to maintain high quality standards; and
•	devote our management’s attention to any unforeseen issues that may arise related to our growth.

If we do not effectively manage our growth we may not be able to meet our customers’ needs, thereby adversely affecting our revenues and operations, or be able to meet our future reporting obligations.

Increases in interest rates, by potentially adversely impacting the performance of direct investment programs, including net lease programs, may exert negative pressure on our results of operations and the price of your shares of Class A common stock.

As with other yield-oriented securities, shares of direct investment programs, particularly those marketed to “mass affluent” investors, who we believe seek products with “durable income” characteristics, are impacted by their level of distributions to their stockholders. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Because we rely on the direct investment program industry, any macroeconomic conditions affecting the industry adversely may negatively impact our results of operations and the price of your shares of Class A common stock.

In particular, rising interest rates may adversely impact direct investment programs that invest in net-leased properties because investors generally evaluate net-lease securities in conjunction with an analysis of prevailing interest rates. A changing interest rate environment may cause securities of net-lease direct investment programs to lose value, which could materially harm our operations due to the large number of net-lease programs on the American Realty Capital platform.

Our ability to attract and retain qualified professionals is critical to our success, and our failure to do so may materially impair the value of your shares of Class A common stock.

We depend on the skills and expertise of the qualified professionals who work for our operating subsidiaries and our success depends on our ability to retain existing and attract new qualified professionals. The professionals and senior marketing personnel of our operating subsidiaries have direct contact with our direct investment clients and their consultants and with key individuals within each of our other distribution sources, and the loss of these personnel could jeopardize those relationships and result in the loss of such accounts. Due to the regulated nature of some of our businesses, some of the key personnel of our operating subsidiaries could become subject to suspensions or other limitations on the scope of their services to the company from time to time. If we lose the services of any key personnel, we may not be able to manage and grow our operations effectively, enter new markets or develop new products.

We also anticipate that it will be necessary for us to hire additional professionals as we further diversify our products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel. Our ability to retain and attract these personnel will depend heavily on the amount of compensation we can offer. Compensation levels in the broker-dealer industry are highly competitive and can fluctuate significantly from year to year. Consequently, our profitability could decline as we compete for personnel. An inability to recruit and retain qualified personnel could affect our ability to provide acceptable levels of service to our clients and funds and hinder our ability to attract new clients, each of which could have a material adverse effect on our business.

We may require additional financing, which may not be available on acceptable terms or at all.

In order for us to have the opportunity for future success and profitability, we periodically may need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). We have actively pursued a variety of funding sources, and have consummated certain transactions in order to address our capital requirements. We may need to seek to raise additional capital through other available sources, including borrowing additional funds from third parties, and there can be no assurance that we will be successful in such pursuits. Additionally, the issuance of new securities to raise capital will cause the dilution of shares held by current stockholders. Accordingly, if we are unable to generate adequate cash from our operations, and if we are unable to find sources of funding, such an event would have an adverse impact on our liquidity and operations.

We are exposed to risks due to our investment banking activities.

Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters’ liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and our ability to make underwriting commitments may be limited by the requirement that we must at all times be in compliance with the net capital rule.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not accurately predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we are able to evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments could have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

Our wholesale broker-dealer is subject to various risks associated with the securities industry, including risks particular to its function as a wholesale broker-dealer.

Our wholesale broker-dealer is subject to uncertainties that are common in the securities industry. These uncertainties include:

•	the volatility of domestic and international financial, bond and stock markets;
•	extensive governmental regulation;
•	litigation;
•	intense competition;
•	substantial fluctuations in the volume and price level of securities; and
•	dependence on the solvency of various third parties.

As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired, because certain expenses remain relatively fixed. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.

In addition, our broker-dealer is subject to risks that are particular to its function as a wholesale broker-dealer. For example, our wholesale broker-dealer provides substantial promotional support to the broker-dealers selling a particular offering, including by providing sales literature, forums, webinars, press releases and other mass forms of communication. Due to the volume of materials that our wholesale broker-dealer may provide throughout the course of an offering, much of which may be scrutinized by regulators, our wholesale broker-dealer may be exposed to significant liability under federal and state securities laws, and subject to fines and suspension from the SEC and FINRA.

Failure to comply with the net capital requirements could subject us to sanctions imposed by the SEC or FINRA.

One of our operating subsidiaries, Realty Capital Securities, LLC, a broker-dealer, is subject to the SEC’s net capital rule which requires the maintenance of certain levels of minimum net capital. Our wholesale broker-dealer is required to maintain certain levels of minimum net capital. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. Compliance with the net capital rule limits those operations of broker-dealers that require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness, such as subordinated debt, as it matures. FINRA may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, FINRA may immediately restrict or suspend certain or all the activities of a broker-dealer. Our wholesale broker-dealer operating subsidiary may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether. In addition, if these net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business. In addition, we may become subject to net capital requirements in other foreign jurisdictions in which we currently operate or which we may enter. We cannot predict our future capital needs or our ability to obtain additional financing.

Our business could be adversely affected by a downturn in the financial markets.

The business of our wholesale broker-dealer is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a breakdown in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations are likely to be adversely affected.

Unfavorable financial or economic conditions may reduce the number and size of the transactions in which we provide underwriting services, merger and acquisition consulting and other services. Our investment banking revenues, in the form of financial advisory, placement agent and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Additionally, a downturn in market conditions could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

Market fluctuations and volatility may reduce our revenues and profitability.

Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the underwriting of securities or failure of third parties to meet commitments.

Lower securities price levels may also result in a reduced volume of transactions. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets.

Competition with other financial firms may have a negative effect on our business.

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than the company. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by the company. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

If we do not continue to develop and enhance our services in a timely manner, our business may be harmed.

Our future success will depend on our ability to develop and enhance our services and add new services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

•	effectively use new technologies;
•	adapt our services to emerging industry or regulatory standards; or
•	market new or enhanced services.

If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

We are subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.

The securities industry and our business are subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including FINRA. One of our operating subsidiaries is a broker-dealer registered with the SEC and is a member firm of FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Changes in, or the addition of, laws or regulations or in governmental policies could cause us to change the way we conduct our business, which could adversely affect the company.

Compliance with many of the regulations applicable to the company involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital rules, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

In April 2013, Realty Capital Securities received notice and a proposed Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, the self-regulatory organization that oversees broker-dealers, that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering, as further described under “Business — Legal Proceedings.” Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013.

Our transaction management services business involves providing services that meet the legal needs of our clients and, as a result, is subject to a variety of complex and evolving laws and regulations.

Our transaction management services business involves providing services that meet the legal needs of our clients, which may subject us to allegations of unauthorized practice of law, or UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which we operate. We are unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to our customers, because we do not meet the regulatory requirement of being exclusively owned by licensed attorneys. We also may be subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law. We may incur costs associated with responding to, defending and settling proceedings related to UPL, and the provision of our services more generally. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

We face significant competition for wholesalers.

We are dependent upon our employees who support our wholesale brokerage business. We are exposed to the risk that employees could leave the firm or decide to affiliate with another firm and that we will be unable to recruit suitable replacements. A loss of a large group of wholesalers could have a material adverse impact on our ability to generate revenue in the wholesale brokerage business.

Internet and internal computer system failures or compromises of our systems or security could damage our reputation and harm our business.

A portion of our business is conducted through the Internet. We could experience system failures and degradations in the future. We cannot assure you that we will be able to prevent an extended system failure if any of the following events occur:

•	human error;
•	subsystem, component or software failure;
•	a power or telecommunications failure;
•	an earthquake, fire, or other natural disaster or act of God;
•	hacker attacks or other intentional acts of vandalism; or
•	acts of terror or war.

Failure to adequately protect the integrity of our computer systems and safeguard the transmission of confidential information could harm our business.

The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other algorithms used by our vendors and us to protect client transaction and other data. Any compromise of our systems or security could harm our business.

The brands of RCS Capital Corporation and our operating subsidiaries may not achieve the broad recognition necessary to succeed.

We believe that broader recognition and positive perception of the brands of RCS Capital Corporation and our operating subsidiaries is essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in a large part on:

•	the success of our advertising and promotional efforts;
•	an increase in the number of users and page views of our operating subsidiaries’ website; and
•	the ability to continue to provide a website and services useful to our clients.

Risks Related to our Industry

We rely for our revenues on the direct investment program industry, so any developments that adversely affect the direct investment program industry will adversely affect us.

Since 2008, substantially all our revenues have come from services that we have provided to the direct investment program industry, and we anticipate a significant majority of our revenues will come from the direct investment program industry in the future as well. Our exposure to the direct investment program industry leaves us vulnerable to adverse developments in that industry including, but not limited to:

•	a reduction in the popularity of direct investments among retail investors;
•	rising interest rates, which could have the effect of reducing investor demand for higher-yielding securities;
•	a determination by the Federal Reserve that asset bubbles in certain investment product categories may require a policy response;
•	continued or increasing negative publicity concerning the non-traded REIT industry;
•	changes in tax law;
•	increased, costly or burdensome regulation from the SEC, state securities regulators or FINRA; and
•	malfeasance by sponsors or broker-dealers in the direct investment program industry, including by our competitors and competitors of American Realty Capital, which could reflect poorly on the industry and on us.

An adverse development relating to the direct investment program industry, including but not limited to any of the foregoing, could reduce our sources of revenue and exert downward pressure on your shares of Class A common stock.

The direct investment program industry recently has come under scrutiny from FINRA, the SEC and state securities regulators. A negative public perception of the industry may decrease demand for the products that are the source of our revenues.

In 2011, FINRA filed a complaint against a broker-dealer charging it, among other things, with soliciting investors to purchase non-traded REIT shares without fully investigating suitability, and for marketing non-traded REITs on its website with misleading returns. On October 22, 2012, the case was settled and FINRA ordered the broker-dealer to pay approximately $12 million in restitution to affected customers, and to customers who were charged excessive markups. The founder of the broker-dealer was personally fined $250,000 and suspended for one year from the securities industry and two years from acting as a principal.

On November 22, 2011, FINRA entered into a settlement with a second broker-dealer for using misleading, unwarranted or exaggerated marketing materials in the sale of a non-traded REIT. The broker-dealer was ordered to pay a fine of $300,000, and has neither admitted nor denied the charges.

On December 12, 2012, the Massachusetts Securities Division, or the Division, filed an administrative complaint against a third broker-dealer, accusing it of violating Massachusetts securities laws in the sale of non-traded REIT shares. On February 6, 2013, the Division and the broker-dealer entered into a consent order that required, among other things, a $2.0 million payment by the broker-dealer to Massachusetts investors, payment of a $500,000 fine and an agreement by the broker-dealer to reform its selling practices.

The proceedings outlined above, none of which involved us or our affiliates, have received substantial publicity and could have a negative impact on the non-traded REIT industry, on which we substantially rely.

In addition, both the SEC and FINRA issued bulletins in 2011 and 2012, respectively, urging investors to conduct careful reviews before investing in non-traded REITS. The fact that the direct investment program industry has attracted regulatory notice may negatively affect our results of operations if investors react by reducing their exposure to direct investment products.

The tax benefits afforded to investors by the REIT structure are under review by the U.S. Congress. If lawmakers were to change the tax status of REITs, the direct investment industry may suffer from a diminished ability to raise capital, and our business may be adversely affected as a result.

The tax benefits afforded to investors by the REIT structure are under review by the U.S. Congress. A REIT is an entity that avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT generally is not subject to U.S. federal corporate income and excise taxes on that portion of its net income distributed to its stockholders, provided that certain U.S. federal income tax requirements are satisfied. The Committee on Ways and Means of the U.S. House of Representatives recently has stated that it is reviewing the REIT tax exemption. We believe that the tax treatment of REITs has historically attracted investors to the asset class, and that a change to such tax treatment may change investors’ evaluation of the merits of REITs. Our wholesale broker-dealer currently distributes nine non-traded REIT products, eight of which are sponsored by American Realty Capital, has served as dealer manager to one exchange-traded REIT, and recently has successfully closed two non-traded REIT offerings. Moreover, our business strategy depends on our continued distributing and servicing of non-traded REITs, which make up the majority of the direct investment industry by market share. If lawmakers were to change the tax status of REITs, the direct investment industry may suffer from a diminished ability to raise capital, and our business may be adversely affected as a result.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

The financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, FINRA, other self-regulatory organizations and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Exchange Act on broker-dealers or the Investment Advisers Act on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, or the Investment Company Act, could result in investigations, sanctions and reputational damage. The Dodd-Frank Act may result in substantial new compliance costs. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. regulatory authorities, FINRA or other self-regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against us could have adverse financial effects on us or harm our reputation, which could harm our business prospects.

Our wholesale broker-dealer is registered as a broker-dealer under the Exchange Act and is a member of, and subject to, regulation, examination and supervision by the SEC, FINRA, other self-regulatory organizations and state securities regulators. Broker-dealers are subject to regulations that cover all aspects of the securities business, including, sales methods, trade practices, use and safekeeping of customers’ funds and securities capital structure, recordkeeping and the conduct and qualification of officers and employees. Failure to comply with applicable regulations could subject our wholly owned broker-dealer to suspension or revocation of its licenses by the SEC or expulsion from FINRA. Firms in the financial services industry have experienced increased scrutiny and larger potential penalties and fines in recent years from a variety of regulators. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC or other regulatory authorities or self-regulatory organizations that supervise the financial markets. Our failure to comply in the future with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries. Even if a sanction imposed against us or our personnel is small in monetary amount, adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients. In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Any failure to comply with applicable regulatory requirements may result in significant regulatory sanctions, client litigation or harm to our reputation, each of which may have an adverse effect on our financial condition.

Financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted, and regularly review and update, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us.

FINRA’s NASD Rule 1017 prohibits a 25% or greater change in the company’s equity ownership or control to any one person or entity absent notice to and the consent of FINRA, and this delay or restriction may hinder our ability to raise capital in a timely manner or permit the exchange by Parent of its Operating Subsidiaries Units (and cancellation of its corresponding shares of our Class B common stock) in excess of 25% of our outstanding Class A common stock.

Upon consummation of this offering, we will have 2,500,000 shares of Class A common stock outstanding, which excludes (i) 24,000,000 shares of Class A common stock reserved for issuance upon the exchange of the Operating Subsidiaries Units held by Parent that will be outstanding immediately after this offering (and cancellation of the corresponding shares of our Class B common stock held by Parent), and (ii) 250,000 shares of Class A common stock that will initially be reserved for issuance under an equity plan we intend to adopt. Immediately prior to this offering, all our authorized shares of Class B common stock will be issued to Parent. Initially, Class B common stock will entitle holders to four votes per share. Immediately following this offering, as a result of its ownership of the Class B common stock, Parent will hold 97.5% of the voting rights of the company; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock.

FINRA’S NASD Rule 1017 requires that we file an application for approval with FINRA at least 30 days prior to a change in ownership that results in one person or entity directly or indirectly owning or controlling 25% or more of the company’s equity capital. The complete approval process by FINRA of NASD Rule 1017 application may take six months or more to complete.

The required 30-day notice in change in ownership, as well as the FINRA approval process under NASD Rule 1017, may hinder us from raising capital in a timely manner that is equal to the value of 25% or more of our equity capital involving the sale or transfer of such equity ownership to any one person or entity. Further, Parent may not be permitted to sell or exchange its Operating Subsidiaries Units equal to 25% or more of our outstanding Class A common stock to any single person absent notice to FINRA and its final approval as outlined above.

While we may effect a change in ownership after the 30th day following the initial notice to FINRA is provided, FINRA may place interim restrictions on us pursuant to FINRA’S NASD Rule 1014 pending final approval, and there is no guarantee that FINRA will ultimately approve such change in ownership or control. If FINRA does not approve of a change in ownership or control, we may appeal such decision. If a change in ownership lapses or is denied and all appeals have been exhausted or waived by us, we will be required within 60 days thereafter to submit a new application under Rule 1017 or unwind the transaction altogether.

As a result of the foregoing, we may be delayed in or prevented from conducting an equity offering to raise capital for our business.

Difficult market conditions for direct investment offerings can adversely affect our business in many ways, which could materially reduce our revenue or income.

Our business is materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. For example, our revenues are directly related to the volume and value of investment banking and brokerage transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial services companies seeking those engagements. Our results of operations would be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital market transactions, which may reduce the number of investment banking opportunities available for us to pursue.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC and NYSE to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, our underwriting business may be adversely affected. In addition, provisions of Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital markets transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. The Dodd-Frank Act contains several provisions that will have a direct impact on the operations of one of our operating subsidiaries, Realty Capital Securities, LLC, which operates an investment banking and capital markets business through its RCS Capital division. The legislation contains changes to the laws governing, among other things, Federal Deposit Insurance Corporation assessments, mortgage originations, holding company capital requirements and risk retention requirements for securitized loans. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. However, the Dodd-Frank Act may have a material impact on our operations, particularly through increased regulatory burden and compliance costs. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

Due to the work of our investment banking business, we depend to a large extent on our reputation for integrity and professionalism to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging to our business than to other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and acquisitions and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including our clients’ stockholders who could bring securities class action suits against us. There can be no assurance that indemnities from our clients and provisions to limit our exposure to legal claims relating to our services will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against our investment banking business could harm our results of operations or harm our reputation, which could adversely affect our business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, we often deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business could be adversely affected.

If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our common stock.

Risks Related to our Structure

We have elected to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for NYSE-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and has chosen to have the full board of directors be directly responsible for nominating members of our board, and we have elected not to have a majority of our board of directors be independent and not to have a compensation committee. Accordingly, should the interests of our controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all the corporate governance rules for NYSE-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Following completion of this offering, we intend to pay cash dividends to our Class A stockholders on a quarterly basis, beginning in the third quarter of 2013. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our operating subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect Parent to cause our operating subsidiaries to make distributions to their members, including us. However, their ability to make such distributions will be subject to their operating results, cash requirements and financial condition, the applicable provisions of Delaware law which may limit the amount of funds available for distribution to their members, their compliance with covenants and financial ratios related to existing or future indebtedness, and their other agreements with third parties. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all its cash obligations, including the payment of dividends or distributions. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenue of $1 billion or more, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley, (2) comply with new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, which may require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (4) provide certain disclosures relating to executive compensation generally required for larger public companies, or (5) hold stockholder advisory votes on executive compensation. Other than as set forth in the following paragraph, we have not yet made a decision as to whether to take advantage of any or all the JOBS Act exemptions that are applicable to us. If we avail ourselves of any of the remaining exemptions from various reporting requirements, it may be more difficult for investors and securities analysts to evaluate us and we do not know if some investors will find shares of our Class A common stock less attractive as a result, which may result in a less active trading market for shares of our Class A common stock or a more volatile stock price.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we are electing to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Parent’s ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

So long as Parent beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, Parent can effectively control and direct our board of directors. Further, the interests of Parent and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.

We will be required to pay to Parent most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the tax basis step up we receive in connection with the future exchanges of Operating Subsidiaries Units.

Any taxable exchanges by Parent of Operating Subsidiaries Units for shares of our Class A common stock (and cancellation of its corresponding shares of our Class B common stock) are expected to result in increases in the tax basis in the tangible and intangible assets of the operating subsidiaries connected with such Operating Subsidiaries Units. The increase in tax basis is expected to reduce the amount of tax that we would otherwise be liable for in the future, although the IRS might challenge all or part of this tax basis increase, and a court might sustain such a challenge.

We will enter into a tax receivable agreement with Parent, pursuant to which we will agree to pay Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of these increases in tax basis created by Parent’s exchanges. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending on a number of factors, including the timing of Parent’s exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable. See “Relationships and Related Party Transactions — Tax Receivable Agreement.”

Moreover, if we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to Parent, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange and that any Operating Subsidiaries Units that Parent or its transferees own on the termination date are deemed to be exchanged (and the corresponding shares of our Class B common stock cancelled) on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to Parent using certain assumptions and deemed events similar to those used to calculate an early termination payment.

We will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

The dual class structure of our common stock has the effect of concentrating voting control in Parent and, indirectly, in those who control Parent; this will limit or preclude your ability to influence corporate matters.

Initially, the holder of our Class B common stock will be entitled to four votes per share, and holders of our Class A common stock, which is the stock we are offering in our initial public offering, will be entitled to one vote per share; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. As the stockholder of shares of our Class B common stock, Parent initially will hold 97.5% of the voting power of our outstanding capital stock following our initial public offering. As a result, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and be able to control all matters submitted to our stockholders for approval for the foreseeable future. In addition, so long as Parent, or its successor-in-interest, beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, Parent will be able to elect all the members of our board of directors. As a result, this concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and Parent will have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our certificate of incorporation;
•	amendments to any agreements between us and Parent;
•	corporate opportunities that may be suitable for us and Parent;
•	determinations with respect to enforcement of rights we may have against third parties;
•	the payment of dividends, if any, on our common stock; and
•	the number of shares available for issuance under our stock plans for our prospective and existing employees.

If Parent does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. The individuals who control Parent, Messrs. Schorsch and Kahane, also control our Manager, which means that these individuals may have an even greater influence over our affairs than their control over Parent alone would dictate.

In the event Parent is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of Parent, and may do so in a manner that could vary significantly from that of Parent.

Our inability to resolve favorably any disputes that arise between us and Parent with respect to our past and ongoing relationships may result in a significant reduction of our revenue.

Disputes may arise between Parent and us in a number of areas relating to our ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from the reorganization of Parent’s subsidiaries and this offering;
•	employee retention and recruiting;
•	business combinations involving us;
•	our ability to engage in activities with certain potential customers;
•	sales or dispositions by Parent of all or any portion of its ownership interest in us; and
•	business development or marketing activities which may require the consent of Parent.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we will enter into with Parent may be amended upon agreement between the parties. While we are controlled by Parent, we may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Risks Related to this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on NYSE or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	adverse publicity about the direct investment program industry, generally, or individual scandals specifically;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	failure to meet the market’s earnings expectations;
•	departures of our principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock after this offering;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations.

Future sales of our Class A common stock in the public market or in acquisitions of businesses could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by Parent after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of any of our Class A common stock during the 180 days following the date of this prospectus.

Pursuant to the lock-up agreements described under “Underwriting (Conflicts of Interest),” our existing stockholders, directors and officers may not sell, otherwise dispose of or hedge any shares of our Class A common stock or securities convertible or exercisable into or exchangeable for shares of Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior written consent of JMP Securities LLC. Pursuant to a registration rights agreement that we will enter into with Parent and Manager, we will agree to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including Class A common stock which is deliverable upon exchange of Operating Subsidiaries Units now or in the future and any equity-based awards granted to our Manager under an equity plan we intend to adopt. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

In addition, we may issue additional shares of our Class A common stock in connection with acquisitions of complementary businesses. See “Use of Proceeds.” Such issuances could result in substantial dilution of the interests of existing holders of Class A common stock.

We cannot predict the size or price of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale.”

We may acquire, or Parent may cause us to acquire, complementary businesses. If additional shares of our common stock are issued to make such acquisitions, our current stockholders may experience dilution in their holdings and a reduction in stock price. In addition, acquisitions involve numerous risks which could harm our business.

As part of our growth strategy, we may determine to acquire complementary businesses. In addition, through its control of us, Parent may cause us to acquire complementary businesses. Furthermore, Parent may determine to acquire a complementary business itself and later combine that business with us. As a result of its ownership of our Class B common stock, Parent has the ability to control the outcome of all matters submitted to our stockholders for approval. In connection with any acquisition, we may issue a substantial number of shares of our common stock. The issuance of such additional shares of our common stock may result in significant dilution to our existing stockholders and adversely affect the prevailing market price for our common stock. See “Relationships and Related Party Transactions — Acquisition Strategies.”

In addition, acquisitions involve numerous risks, any of which could harm our business, including: difficulties in integrating the operations, services and personnel of acquired businesses; potential loss of key employees of acquired businesses; inability to maintain the key business relationships and the reputations of acquired businesses; harm to our existing business relationships, brand and reputation; diversion of management’s attention from other business concerns; incurrence of substantial debt that may place strains on our operations; litigation for activities of acquired businesses, including claims from terminated employees, customers, former stockholders or other third parties; costs necessary to establish and maintain effective internal controls for acquired businesses; and increased fixed costs. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results arising from the impairment assessment process. In addition, if an acquired business fails to meet our expectations, our business, results of operations and financial condition may be adversely affected.

Although we intend to evaluate and consider acquisitions of complementary businesses in the future, we have no agreements or understandings with respect to any acquisition at this time.

There will be dilution of the economic interests of our public stockholders upon any exchange by Parent of its Operating Subsidiaries Units for shares of Class A common stock and upon any issuance of equity-based awards to our Manager.

In connection with the closing of this offering, Parent will enter into an exchange agreement with us under which Parent will have the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the parties will have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of our operating subsidiaries and Class B Units of our operating subsidiaries and, accordingly, that the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. The exchange by Parent of Operating Subsidiaries Units for shares of Class A common stock will result in dilution of the economic interests of our public stockholders. Our public stockholders will have no influence over the decision by Parent to exchange its Operating Subsidiaries Units and the resulting dilution of public stockholders’ economic interests.

In addition, we intend to adopt an equity plan under which we may in the future grant equity incentive awards to our Manager, our executive officers, our directors and other employees and independent contractors. Performance-based awards that we grant to our Manager under the Multi-Year Outperformance Agreement, or OPP, will be issued under our equity plan. Issuances of awards under our equity plan may result in dilution of the economic interests of our public stockholders.

You will suffer immediate and substantial dilution and may experience additional dilution in the future.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding Operating Subsidiaries Units for shares of our Class A common stock (and corresponding cancellation of all shares of our Class B common stock). As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At the initial public offering price of $20.00, you will incur immediate and substantial dilution in an amount of $17.97 per share of our Class A common stock. See “Dilution.”

We will compete for investors with programs sponsored by American Realty Capital, which could adversely affect the amount of capital we are able to raise in this offering.

American Realty Capital, which is under common ownership with Parent, is currently the sponsor of 10 public offerings of non-traded REIT shares, which offerings will be ongoing during our offering period. These programs all have filed registration statements for the offering of common stock and either are or intend to elect to be taxed as REITs. These offerings are taking place concurrently with our offering, and affiliates of our principals may sponsor other offerings during our offering period. Our wholesale broker-dealer is the exclusive dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering and the timing of sales of our shares of Class A common stock.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time-consuming and may strain our resources.

As a public company, we will be subject to the reporting requirements of the Exchange Act and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under Sarbanes-Oxley and the related rules and regulations of the SEC, as well as the rules of NYSE, and will incur additional costs associated with such reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

In accordance with Section 404(a) of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. We are in the process of reviewing our internal control over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and controls within our organization. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on us and lead to a decline in the price of our Class A common stock.

The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition. Compliance with these requirements will place significant additional demands on our management, legal, accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we will be required to hire additional accounting, finance, legal and internal audit staff with the requisite technical knowledge.

As a public company, we will also need to enhance our investor relations, marketing and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Anti-takeover provisions in our amended and restated certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business, including:

•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;
•	incurrence of losses in the future;
•	the singular nature of our capital markets and strategic advisory engagements;
•	competition from larger firms;
•	larger and more frequent capital commitments in our wholesale broker-dealer and investment banking businesses;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure;
•	strategic investments or acquisitions and joint venture or our entry into new business areas;
•	failure to achieve and maintain effective internal controls;
•	our ability to make, on a timely or cost effective basis, the changes necessary to operate as an independent company;
•	our ability to adequately perform oversight or control functions that have been performed in the past by Parent; and
•	increased costs due to our becoming a public company separate from Parent.

These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

OUR STRUCTURE AND REORGANIZATION

The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions. After the consummation of this offering and related transactions, (i) 2,500,000 shares of our Class A common stock will be outstanding (assuming that the over-allotment option granted to the underwriters has not been exercised), (ii) 2,500,000 Class A Units of each of our operating subsidiaries will be outstanding, (iii) 24,000,000 shares of our Class B common stock will be outstanding, and (iv) 24,000,000 Class B Units of each of our operating subsidiaries will be outstanding.

(1)	Under our directed share program, at our request, the underwriters have reserved up to 20% of the shares of Class A common stock being offered in this offering for sale to our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them, at the initial public offering price set forth on the cover of this prospectus. No underwriting discounts or commissions will be payable to the underwriters in connection with such sales. To the extent our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them, decide to buy any shares of our Class A common stock in this offering, the percentage of shares of our Class A common stock held by the public stockholders will be reduced. See “Underwriting (Conflicts of Interest) — Directed Share Program.”
(2)	RCS Capital Corporation, RCAP Holdings, LLC (formerly known as AR Capital, LLC and subsequently RCS Capital, LLC) and RCS Capital Management, LLC are directly or indirectly controlled by Messrs. Schorsch and Kahane, and will continue to be following this offering and after giving effect to the reorganization transactions.
(3)	As a result of its ownership of the shares of our Class B common stock, Parent will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, for the foreseeable future.
(4)	100% Class B Units. Class B Units have no voting rights and 90.6% economic rights.
(5)	100% Class A Units. Class A Units have 100% voting rights and 9.4% economic rights.

In the future, we may engage in additional corporate reorganization transactions, including interposing an intermediate holding company as the direct owner of the operating subsidiaries for corporate and tax efficiencies.

The Operating Subsidiaries

As a holding company, we conduct all our business activities through our operating subsidiaries. Prior to this offering, Parent held a 100% interest in each of the operating subsidiaries. Prior to this offering, we will amend and restate the operating agreements of the operating subsidiaries to, among other things, modify their capital structure by creating two new classes of units of each such operating subsidiary called “Class A Units” and “Class B Units.” Upon the effectiveness of the amended and restated operating agreements of the operating subsidiaries, 100% of the then-outstanding Class A Units of each operating subsidiary will be issued to us and 100% of the then-outstanding Class B Units of each operating subsidiary will be issued to Parent. See “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.” The Class A Units issued to us will entitle us to voting and economic rights (including rights to distributions upon liquidation). The Class B Units issued to Parent will entitle Parent to economic rights (including rights to distributions upon liquidation), but will not entitle Parent to voting rights. The amended and restated operating agreements of the operating subsidiaries also provide, among other things, that we are the managing member of the operating subsidiaries, and that the right to manage, control and conduct the business and affairs of the operating subsidiaries and to take any and all actions on their behalf is vested completely and exclusively in us, in our capacity as managing member.

Following such steps, the operating subsidiaries will be 90.6% owned by Parent and 9.4% owned by us. Upon completion of this offering, there will be approximately 2,500,000 Class A Units and 24,000,000 Class B Units of each operating subsidiary issued and outstanding.

RCS Capital Corporation

Parent, our parent company and existing stockholder, owns all our outstanding capital stock, consisting of 100 shares of common stock. Immediately prior to this offering, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Class A Shares.  Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Immediately following this offering, holders of our Class A common stock will hold 100% of the economic rights and 2.5% of the voting rights of the company.

Class B Shares.  Parent will own such number of Class B Units of each operating subsidiary that is equal to the number of outstanding shares of our Class B common stock. Immediately prior to this offering, all our authorized shares of Class B common stock will be issued to Parent, in an amount equal to the number of Class B Units to be issued concurrently to Parent by each operating subsidiary. Initially, Class B common stock will entitle holders to four votes per share; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. Class B common stock will have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following this offering, Parent, as holder of our Class B common stock, will hold 0% of the economic rights and 97.5% of the voting rights of the company.

Related Party Agreements

Exchange Agreement.  In connection with the closing of this offering, we will enter into an exchange agreement with Parent under which, subject to certain requirements, including notice requirements, Parent and its transferees will have the right, from time to time, to exchange their Operating Subsidiaries Units, which represent ownership rights in the operating subsidiaries, for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the parties will have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of our operating subsidiaries and Class B Units of our operating subsidiaries and, accordingly, that the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders. Any exchange of Operating Subsidiaries Units generally will be a taxable event for Parent. As a result, at any time following the expiration of the underwriters’ lock-up, 180 days after the date of this prospectus, subject to extension as described under “Underwriting (Conflicts of Interest),” Parent will be permitted to sell shares of Class A common stock. Accordingly, Parent will, over time, have the ability to convert its illiquid ownership interests in the operating subsidiaries into Class A common stock that can be more readily sold on NYSE. See “Relationships and Related Party Transactions — Exchange Agreement.”

Tax Receivable Agreement.  The exchange of Operating Subsidiaries Units for Class A common stock by Parent (and cancellation of its corresponding shares of our Class B common stock) is expected to generate tax savings for us. We will enter into an agreement with Parent that will provide for the payment by us to Parent of 85% of the amount of reduction, if any, in U.S. federal, state and local income tax liabilities that we realize as a result of any exchanges referred to above by Parent. See “Relationships and Related Party Transactions — Tax Receivable Agreement.”

Registration Rights Agreement.  In connection with this offering, we will enter into a registration rights agreement with Parent and Manager to provide customary registration rights, including demand registration rights and piggyback registration rights. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

Management Agreement.  We, together with our operating subsidiaries, will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy, as well as the business strategy of our operating subsidiaries, and perform executive and management services for us and our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors.

The initial term of the management agreement will end ten years after the closing of this offering, with automatic five-year renewal terms. During the initial term, we, together with our operating subsidiaries, may terminate the management agreement only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Manager has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us and the operating subsidiaries;
•	our Manager’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of the Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; and
•	the dissolution of our Manager.

Effective at the expiry of the initial ten-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the management agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees, incentive fees and performance-based awards payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees or awards by accepting a reduction of management fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days’ prior notice of such a termination. Our Manager may also decline to renew the management agreement at will by providing us with 180 days’ written notice.

We, together with our operating subsidiaries, will pay our Manager (i) a management fee in an amount equal to 10% of the aggregate GAAP net income (if such amount is a positive number) of our three operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time), calculated and payable quarterly in arrears, subject to the aggregate GAAP net income of our three operating subsidiaries being positive for the current and three preceding calendar quarters, and (ii) an incentive fee that is based on our earnings and our stock price, as further described under “Our Manager and American Realty Capital — Management Agreement.”

Outperformance Agreement.  We will enter into the OPP with our Manager. The OPP will provide for performance-based bonus awards to our Manager, which is intended to further align our Manager’s interests with those of the company and its stockholders. For a more complete description of the OPP, see “Management — 2013 Manager Multi-Year Outperformance Agreement.”

RCS Advisory Services, LLC — American Realty Capital Services Agreement.  Our transaction management services provider will enter into a services agreement with American Realty Capital, pursuant to which it will provide American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, due diligence, event coordination and marketing services) among others, in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement will provide for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to our transaction management services provider of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days.

American Realty Capital — Operating Subsidiaries Services Agreement.  American Realty Capital will enter into a services agreement with our operating subsidiaries, pursuant to which American Realty Capital and its subsidiaries will provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement will provide for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days.

Equity Plan.  We intend to adopt an equity plan under which we may in the future grant equity incentive awards to our Manager, our executive officers, our directors and other employees and independent contractors. Performance-based awards that we grant to our Manager under the OPP will be issued under our equity plan. See “Management — Equity Plan.”

Ownership and Management

As a result of the transactions described above, which we collectively refer to as the “reorganization” or the “reorganization transactions” and following the completion of this offering:

•	we will become the managing member of the operating subsidiaries and thereby will control the management of the operating subsidiaries. However, any issuance by the operating subsidiaries of equity interests (other than Class A Units in certain cases) will require the consent of a majority in interest of the holders of the Class B Units. The rights of a member of any of the operating subsidiaries may not be disproportionately adversely affected without the consent of such member. We will have a 9.4% economic interest in the operating subsidiaries as well as a 100% voting interest, while Parent will have a 90.6% economic interest in them but no voting interest. We will consolidate the financial results of the operating subsidiaries and will record a non-controlling interest on our balance sheet for the economic interest in it held by the other existing members, which initially will be Parent;
•	Parent will initially hold 24,000,000 shares of our Class B common stock and 24,000,000 Class B Units, and we will hold 2,500,000 Class A Units;
•	through its holdings of our Class B common stock, Parent initially will have 97.5% of the voting power in RCS Capital Corporation, and will continue to hold a majority of the voting power in RCS Capital Corporation for the foreseeable future;
•	the new investors will collectively have 2.5% of the voting power in RCS Capital Corporation (or 2.9% if the underwriters exercise in full the over-allotment option), although, to the extent our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them, decide to buy any of the up to 20% of the shares of our Class A common stock being offered by this prospectus that are reserved under our directed share program, the voting power in our company held by the public stockholders will be reduced; and
•	the Operating Subsidiaries Units held by Parent are exchangeable for shares of our Class A common stock on a one-for-one basis. Pursuant to the exchange agreement, the parties will agree to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of our operating subsidiaries and Class B Units of our operating subsidiaries and, accordingly, that the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. The exchange of Operating Subsidiaries Units for shares of our Class A common stock will reduce our Class B common stockholder’s voting power by three votes per share since the votes represented by the cancelled shares of our Class B common stock will be replaced with the votes represented by the shares of Class A common stock for which such Operating Subsidiaries Units are exchanged.

Holding Company Structure

We are a holding company and, immediately after the consummation of the reorganization transactions and this offering, our sole assets will be our 9.4% equity interest in each of the operating subsidiaries. Our only business following this offering will be to act as a member of the operating subsidiaries, and, as such, we will consolidate their financial results into our consolidated financial statements.

The company will own such number of Class A Units of each operating subsidiary that is equal to the number of outstanding shares of our Class A common stock. In addition, you should note that:

•	a share of Class B common stock cannot be transferred, except in connection with an exchange of an Operating Subsidiaries Unit for a share of our Class A common stock pursuant to the Exchange Agreement. Further, an Operating Subsidiaries Unit cannot be exchanged for a share of our Class A common stock without the corresponding share of our Class B common stock being delivered together at the time of exchange, at which time, such Class B common stock will be automatically cancelled; and
•	we do not intend to list our Class B common stock on any stock exchange.

As a member of each operating subsidiary, we incur U.S. federal, state and local income taxes on our allocable share of any of each operating subsidiary’s net taxable income. The operating agreement of each operating subsidiary provides that it shall make quarterly cash distributions on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members’ tax obligations (calculated at an assumed tax rate), if any, with respect to the earnings of the respective operating subsidiary. See “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.”

As a result of a U.S. federal income tax election made by each operating subsidiary, the income tax basis of the assets of each operating subsidiary connected with the Operating Subsidiaries Units we acquire upon a taxable exchange with Parent will be adjusted to reflect the amount that we have paid for the Operating Subsidiaries Units. We intend to enter into an agreement with Parent that will provide for the payment by us to Parent of 85% of the amount of reduction, if any, in U.S. federal, state and local income tax liabilities that we realize from our increased tax basis in the assets of the operating subsidiaries created by Parent’s exchanges and the U.S. federal income tax election referred to above. See “Relationships and Related Party Transactions — Tax Receivable Agreement.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $44.6 million, or approximately $51.6 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on the initial public offering price of $20.00 per share, in each case after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to expand our lines of business, which consist of our wholesale broker-dealer, our investment banking and capital markets business, our transaction management service provider and our transfer agency business. Because our wholesale broker-dealer has an operating history and our other business lines have a limited or no operating history, we expect a substantial portion of the proceeds to be allocated to the expansion of our newer lines of business, consisting of our investment banking and capital markets business, our transaction management service provider and our transfer agency business. However, we intend to use a portion of such allocation to fund the continued growth of our wholesale broker-dealer. We expect approximately 85% of the net proceeds from this offering to be allocated to such business expansion, unless we identify complementary businesses which we would then intend to acquire. We expect to allocate the remaining approximately 15% of the net proceeds from this offering for general corporate purposes. While we may use a portion of the net proceeds from this offering to acquire complementary businesses, at this time we cannot reasonably anticipate the percentage of net proceeds that we would allocate to such acquisitions. Our board of directors, in the exercise of its fiduciary duties, will ensure that the net proceeds are allocated in a manner that, in its business judgment, will be in the best interest of all our stockholders. Except with respect to the dividends described in “Dividend Policy and Dividends,” we do not anticipate making, and do not anticipate that our operating subsidiaries will make, dividends or distributions in the foreseeable future. Although we explore possibilities for potential acquisition candidates from time to time, currently we do not have any plans to acquire any company or business.

As discussed above, we expect that approximately 85% of the net proceeds from this offering will be allocated among our operating subsidiaries to fund their growth and expansion and approximately 15% will remain with us for working capital purposes, unless we identify a complementary business to acquire. If we do identify such a complementary business, we expect that the appropriate proceeds will be held with us until such time as the prospective acquisition requires their expenditure.

For further information about our potential acquisition strategy, see “Business.”

DIVIDEND POLICY AND DIVIDENDS

Following this offering, we intend to pay quarterly cash dividends, subject to limitations imposed by Delaware law and in the sole discretion of our board of directors. We expect that our first dividend will be paid in the third quarter of 2013 (in respect of the second quarter of 2013) and will be $0.18 per share of our Class A common stock. We intend to fund our initial dividend, as well as any future dividends, from our portion of distributions made by our operating subsidiaries from their available cash generated from operations. Parent will not be entitled to any cash dividends in its capacity as the holder of our Class B common stock, but will, in its capacity as a member of the operating subsidiaries, participate on a pro rata basis in distributions by the operating subsidiaries and will, in its capacity as a holder of shares of our Class A common stock following any exchange of its Operating Subsidiaries Units (and cancellation of its corresponding shares of our Class B common stock), be entitled to cash dividends that will decrease the proportion of our dividends that will be distributed to our public stockholders.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account (i) the financial results of the operating subsidiaries, (ii) our available cash, as well as anticipated cash requirements (including debt servicing), (iii) our capital requirements and the capital requirements of the operating subsidiaries, (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by the operating subsidiaries to us, (v) general economic and business conditions, and (vi) any other factors that our board of directors may deem relevant.

As a holding company, we will have no material assets other than our ownership of Class A Units and, accordingly, will depend on distributions from our operating subsidiaries to fund any dividends we may pay. We intend to cause the operating subsidiaries to distribute cash to their members, including us, in an amount sufficient to cover dividends, if any, declared by us. If the operating subsidiaries make such distributions, Parent, as the managing member of each operating subsidiary, will be entitled to receive equivalent distributions on a pro rata basis. Following this offering, the portion of distributions by each operating subsidiary that will be allocated to us, as the owner of 100% of the then-outstanding Class A Units of each operating subsidiary, will be 9.4%, and the portion of distributions by each operating subsidiary that will be allocated to Parent, as the owner of 100% of the then-outstanding Class B Units of each operating subsidiary, will be 90.6%. Parent will not be entitled to any dividends or distributions paid by us unless proportionate dividends or distributions are also paid to the holders of Class A common stock.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, one or more of the operating subsidiaries is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with any covenants and financial ratios related to any indebtedness it may incur and its other agreements with third parties. Under Delaware law, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a corporation’s total assets over the sum of its total liabilities plus the amount the corporation has determined to be capital. Under Delaware law, our board of directors can use the fair value of assets and liabilities, rather than book value, in making this determination. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization (i) on an actual basis as of March 31, 2013, and (ii) on a pro forma basis as of March 31, 2013 after giving effect to the reorganization transactions and this offering.

You should read the following table in conjunction with our financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Consolidated Financial Statements” appearing elsewhere in this prospectus.

	As of March 31, 2013
(in thousands, except per share amounts)	Actual Combined Operating Subsidiaries	Actual RCS Capital Corporation	Reorganization Adjustments	Offering Adjustments	RCS Capital Corporation Pro Forma As Adjusted
Cash and cash equivalents	$43,749	$—	$—	$45,522	$89,271
Stockholders’ equity:
Common stock, $0.01 par value per share, 1,000 shares authorized, 100 shares issued and outstanding on an actual basis, no shares authorized, issued or outstanding on a pro forma basis	—	—	—	—	—
Class A common stock, $0.001 par value per share, no shares authorized, issued or outstanding on an actual basis, 100,000,000 shares authorized and 2,500,000 shares issued and outstanding on a pro forma basis	—	—	—	3	3
Class B common stock, $0.001 par value per share, no shares authorized, issued or outstanding on an actual basis, 100,000,000 shares authorized and 24,000,000 shares issued and outstanding on a pro forma basis	—	—	24	—	24
Additional paid-in capital	—		—	43,709	43,709
Member's equity	31,824	—	(31,824)	—	—
Non-controlling interests	—	—	10,125	—	10,125
Total stockholders’ equity	$31,824	$—	$(21,675)	$43,712	$53,861
Total capitalization	$31,824	$—	$(21,675)	$43,712	$53,861

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock immediately after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders.

Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization transactions, including the issuance of 24,000,000 shares of Class B common stock to Parent. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding after giving effect to the reorganization transactions and assuming that Parent exchanged all its Operating Subsidiaries Units for shares of our Class A common stock on a one-for-one basis (with a cancellation of its corresponding shares of our Class B common stock), without consideration for tax benefits from the resulting increase in tax basis.

After giving effect to the sale of 2,500,000 shares of Class A common stock that we are offering at the initial public offering price of $20.00 per share, the deduction of underwriting discounts and estimated offering expenses payable by us and the use of the estimated net proceeds as described under “Use of Proceeds” and assuming the full exchange of Operating Subsidiaries Units (and corresponding cancellation of all shares of our Class B common stock), as described above, our pro forma net tangible book value at March 31, 2013 would have been $53.9 million, or $2.03 per share of Class A common stock.

The following table illustrates the immediate increase in pro forma net tangible book value of $1.61 per share for existing equity holders and the immediate dilution of $17.97 per share to new stockholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Initial public offering price per share		$20.00
Pro forma net tangible book value per share as of March 31, 2013	$0.42
Increase in pro forma, as adjusted net tangible book value per share attributable to new investors	1.61
Pro forma net tangible book value per share after this offering		2.03
Dilution in pro forma net tangible book value per share to new investors		$17.97

The following table sets forth, on the same pro forma basis, as of March 31, 2013, the number of shares of Class A common stock owned, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by Parent and by the new investors, assuming that Parent exchanged all its Operating Subsidiaries Units for shares of our Class A common stock on a one-for-one basis (with a cancellation of its corresponding shares of our Class B common stock), before deducting estimated underwriting discounts payable by us:

	Shares Owned	Total Consideration(1) (Millions)		Average Price per Share
	Percent	Amount	Percent
Parent	90.6%	$10.1	16.9%	$0.42
New investors	9.4%	$50.0	83.1%	$20.00
Total	100.0%	$60.1	100.0%

(1)	Total consideration paid by Parent has been presented as the pro forma net tangible book value prior to this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

•	the total consideration paid by new investors will be $57.5 million;

•	the pro forma percentage of shares of our Class A common stock held by Parent will decrease to approximately 89.3% of the total number of pro forma shares of our Class A common stock outstanding after this offering; and
•	the pro forma number of shares of our Class A common stock held by new investors will increase to approximately 10.7% of the total pro forma shares of our Class A common stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, pro forma net tangible book value would be approximately $2.26 per share, representing an increase to existing equity holders of approximately $1.84 per share, and there would be an immediate dilution of approximately $17.74 per share to new investors.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated financial statements present the combined consolidated statements of operations and financial position of RCS Capital Corporation and the operating subsidiaries, assuming that all the transactions described below had been completed as of: (i) January 1, 2012, with respect to the unaudited pro forma income statements for the year ended December 31, 2012; (ii) January 1, 2013, with respect to the unaudited pro forma combined consolidated income statements for the three months ended March 31, 2013; and (iii) March 31, 2013, with respect to the unaudited pro forma combined consolidated statements of financial condition. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions.

The pro forma adjustments principally give effect to the following transactions:

•	the reorganization transactions described in “Our Structure and Reorganization”;
•	the issuance of 24,000,000 shares of our Class B common stock to Parent; and
•	the sale of 2,500,000 shares of our Class A common stock in this offering at the initial public offering price of $20.00 per share.

The unaudited pro forma combined consolidated financial information reflects the manner in which we will account for these transactions. Specifically, we will account for the reorganization transactions by which RCS Capital Corporation will gain control of the operating subsidiaries as a transaction between entities under common control pursuant to FASB Accounting Standards Codification Topic 805, Business Combinations. Accordingly, after the reorganization, RCS Capital Corporation will reflect the assets and liabilities of the operating subsidiaries at their carryover basis.

We have not made any pro forma adjustments to account for incentive fees payable under our management agreement or for awards under the OPP, or to our general and administrative expense, or any of our other expense items, relating to reporting, compliance or investor relations costs, or other incremental costs that we may incur as a public company, including costs relating to compliance with Section 404 of Sarbanes-Oxley.

Future exchanges of Operating Subsidiaries Units by Parent for shares of our Class A common stock (and cancellation of its corresponding shares of our Class B common stock) pursuant to the exchange agreement will be recorded at existing carrying value. Those exchanges will generate deferred tax assets and liabilities subject to the tax receivable agreement as discussed in footnote (c) to the Notes to Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2012.

The unaudited pro forma combined consolidated financial information is included for informational purposes only and does not purport to reflect our statement of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma combined consolidated financial information also does not project the statement of operations or financial position for any future period or date.

Although a presentation of pro forma income statements is required for all periods presented in the audited financial statements when a reorganization of entities under common control is to occur, the pro forma income statements for the years ended December 31, 2011 and 2010 are not presented herein because, except for taxation as a corporation, these pro forma combined consolidated income statements would be substantially the same as the audited income statements of Realty Capital Securities, LLC. Footnote (c) to the Notes to Unaudited Pro Forma Combined Consolidated Statements of Income for the Year Ended December 31, 2012 contains a discussion of pro forma corporate taxation for the years ended December 31, 2012, 2011 and 2010.

Unaudited Pro Forma Combined Consolidated Statements of Financial Condition
March 31, 2013
(Dollars in thousands)

	Combined Operating Subsidiaries	RCS Capital Corporation		Reorganization Adjustments		As Adjusted Before Offering	Offering Adjustments		RCS Capital Corporation Pro Forma
Assets
Cash	$43,749	$—		$—		$43,749	$45,522	(f)	$89,271
Receivables:
Commission and dealer manager fees	4,718	—		—		4,718	—		4,718
Reimbursable expenses	9,566	—		—		9,566	—		9,566
Due from parent	757	—		(17)		740	—		740
Deferred offering costs	—	902		—		902	(902	)(g)	—
PP&E, net	371	—		—		371	—		371
Prepaid expenses and other assets	2,399	—		—		2,399	—		2,399
Total assets	$61,559	$902		$(17)		$62,444	$44,620		$107,064
Liabilities and Stockholders' Equity
Accounts payable	$530	$752		$—		$1,282	$—		$1,282
Accrued expenses	14,260	133		—		14,393	—		14,393
Due to affiliates	541	—		—		541	—		541
Due to parent	—	17		(17)		—	—		—
Payable to broker-dealers	10,610	—		—		10,610	—		10,610
Deferred revenue	3,795	—		—		3,795	—		3,795
Distributions payable	—	—		19,000	(b)	19,000	—		19,000
Income taxes payable	—	—		—		—	908	(h)	908
Management fee payable	—	—		2,675	(c)	2,675	—		2,675
Total liabilities	29,736	902		21,658		52,295	908		53,204
Common stock, $0.01 par value per share, 1,000 shares authorized, 100 shares issued and outstanding on an actual basis, no shares authorized, issued or outstanding on a pro forma basis	—	—	(a)	—	(d)	—	—		—
Class A common stock, $0.001 par value per share, no shares authorized, issued or outstanding on an actual basis, 100,000,000 shares authorized and 2,500,000 shares issued and outstanding on a pro forma basis	—	—		—	(d)	—	3	(f)	3
Class B common stock, $0.001 par value per share, no shares authorized, issued or outstanding on an actual basis, 100,000,000 shares authorized and 24,000,000 shares issued and outstanding on a pro forma basis	—	—		24	(d)(e)	24	—		24
Additional paid-in capital	—	—	(a)	—	(d)	—	43,709	(f)(g)	43,709
Member’s equity	31,824	—		(31,824	)(b)(e)	—	—		—
Non-controlling interest	—	—		10,125	(b)(c)(d)(e)	10,125	—		10,125
Total stockholders' equity and member’s equity	31,824	—		(21,675)		10,149	43,712		53,861
Total liabilities, stockholders' equity and member’s equity	$61,559	$902		$(17)		$62,444	$44,620		$107,064

Notes to the Unaudited Pro Forma Combined Consolidated Statements of Financial Condition
for March 31, 2013

(a)	Represents the initial 100 shares of $0.01 par value common stock issued to Parent for $100.00, but due to rounding, $1.00 of par value and $99.00 of additional paid-in capital do not appear on the Unaudited Pro Forma Combined Consolidated Statements of Financial Condition.
(b)	Represents the $19 million of cash distributions paid to Parent in April 2013.
(c)	Reflects a management fee payable in the amount of 10% of the aggregate earnings of the operating subsidiaries for the three months ended March 31, 2013.
(d)	The reorganization impacts the equity structure of RCS Capital Corporation and as well as the equity structure of the operating subsidiaries. The above adjustments reverse the initial $1.00 aggregate par value common stock and related $99.00 additional paid-in capital and authorize the new Class A common stock and the new Class B common stock. The operating subsidiaries will issue Class A and Class B Units in the reorganization. RCS Capital Corporation will receive all the Class A Units, which have 100% of the voting rights, giving RCS Capital Corporation control over the operating subsidiaries and requiring consolidated financial statements.
(e)	Represents the issuance of all shares of Class B common stock to Parent, the reversal of member’s equity and establishment of the non-controlling economic interest in the operating subsidiaries not owned by RCS Capital Corporation (at this point 100% is not owned by RCS Capital Corporation). The member’s equity of the operating subsidiaries will also be changed to Class A Units, which have 100% of the voting rights of the operating subsidiaries and Class B Units, which have no voting rights. All authorized Class B Units will be issued to Parent.
(f)	Represents the issuance of 2,500,000 shares of Class A common stock, par value $0.001 per share, at the initial public offering price of $20.00 per share, including: (i) net cash proceeds equal to $50.0 million less underwriter compensation of 7%, or $3.4 million (assumes that 85,887 shares are sold pursuant to the directed share program and not subject to commission), less additional estimated offering costs of $1.1 million; (ii) the par value of the Class A common stock; (iii) the additional paid-in capital representing gross proceeds, less the amount attributable to the aggregate par value; and (iv) the deduction from additional paid-in capital of $3.4 million related to underwriter compensation discount (assumes that 85,887 shares are sold pursuant to the directed share program and not subject to commission) and $2.0 million of expenses related to estimated offering costs, of which $0.9 million was capitalized as of March 31, 2013.
(g)	Represents the closeout of $0.9 million of deferred offering costs to equity upon completion of the offering.
(h)	Reflects estimated income taxes payable on 9.4% (the economic interest held by RCS Capital Corporation after the offering) of pro forma income of $24.1 million for the three months ended March 31, 2013 at an estimated combined federal, state and local tax rate of 40%.

Unaudited Pro Forma Combined Consolidated Statements of Income
Three Months Ended March 31, 2013
(Dollars in thousands, except share and per share data)

	Combined Operating Subsidiaries	RCS Capital Corporation(a)	Reorganization Adjustments		As Adjusted Before Offering	Offering Adjustments		RCS Capital Corporation Pro Forma
Revenues:
Commissions	$133,733	$—	$—		$133,733	$—		$133,733
Dealer manager fees	77,392	—	—		77,392	—		77,392
Investment banking advisory services	3,490	—	—		3,490	—		3,490
Transfer agency revenue	579	—	—		579	—		579
Services revenue	2,691	—	—		2,691	—		2,691
Reimbursable expenses	741	—	—		741	—		741
Other	5	—	—		5	—		5
Total revenues	218,631	—	—		218,631	—		218,631
Expenses:
Third-party commissions	133,735	—	—		133,735	—		133,735
Third-party reallowance	20,526	—	—		20,526	—		20,526
Internal commissions, payroll and benefits	27,771	—	—		27,771	—		27,771
Conferences and seminars	5,005	—	—		5,005	—		5,005
Travel	1,221	—	—		1,221	—		1,221
Marketing and advertising	1,460		—		1,460	—		1,460
Professional fees	830	—	—		830	—		830
Management fees	—	—	2,675	(b)	2,675	—		2,675
Other	1,334	—	—		1,334	—		1,334
Total expenses	191,883	—	2,675		194,558	—		194,558
Income before taxes	26,747	—	(2,675)		24,073	—		24,073
Provision for income taxes	—	—	—		—	908	(e)	908
Net income	26,747		(2,675)		24,073	(908)		23,165
Less: net income – non-controlling interests	—	—	(24,073	)(c)	(24,073)	2,271	(d)	(21,802)
Net income attributable to RCS Capital Corporation	$26,747	$—	$(26,747)		$—	$1,363		$1,363
Per share data:
Net income per share attributable to RCS Capital Corporation								$0.55
Weighted average shares used in basic and diluted net income per share								2,500,000	(f)

Notes to the Unaudited Pro Forma Combined Consolidated Statements of Income for the Three Months Ended March 31, 2013

(a)	RCS Capital Corporation had no material revenues or expenses for the three months ended March 31, 2013.
(b)	Reflects management fees incurred in the amount of 10% of the aggregate earnings of the operating subsidiaries (and of any additional subsidiaries that may be formed or potentially acquired after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time) in accordance with the management agreement.

Net income before management fee	$26,747
Management fee (10%)	2,675
Income before taxes	$24,073
(c)	Adjustment to reflect the portion of income attributable to non-controlling economic interests not owned by RCS Capital Corporation (which prior to the offering represents 100% of the economic interest).
(d)	Reflects a reduction in income attributable to non-controlling interests resulting from the offering. After the offering, RCS Capital Corporation will own a 9.4% economic interest in the operating subsidiaries.
(e)	Reflects estimated tax expense on 9.4% (the economic interest held by RCS Capital Corporation after the offering) of pro forma income taxed at an estimated combined U.S. federal, state and local statutory rate of 40%, determined based on where RCS Capital Corporation’s businesses operate.

Net income before provision for income taxes	$24,073
Net income attributable to RCS Capital Corporation (9.4%)	2,271
Pro forma provision for income taxes (40%)	908
Pro forma net income	$1,363
(f)	Reflects the 2,500,000 shares of Class A common stock offered in this offering as outstanding for the entire period and used as the denominator for both basic and diluted net income per share. Shares of Class B common stock have no economic rights, including no rights to dividends, and are therefore excluded from the net income per share computation.

Unaudited Pro Forma Combined Consolidated Statements of Income
Year Ended December 31, 2012
(Dollars in thousands except share and per share data)

	Realty Capital Securities, LLC	RCS Capital Corporation	Reorganization Adjustments		As Adjusted Before Offering	Offering Adjustments		RCS Capital Corporation Pro Forma
Revenues:
Commissions	$180,481	$—			$180,481	$—		$180,481
Dealer manager fees	104,861	—	—		104,861	—		104,861
Investment banking advisory services	925	—	—		925	—		925
Reimbursable expenses	1,185	—	—		1,185	—		1,185
Other	45	—	—		45	—		45
Total revenues	287,497	—	—		287,497	—		287,497
Expenses:
Third-party commissions	180,510	—	—		180,510	—		180,510
Third-party reallowance	26,849	—	—		26,849	—		26,849
Internal commissions, payroll and benefits	45,865	—	—		45,865	—		45,865
Conferences and seminars	14,938	—	—		14,938	—		14,938
Travel	6,235	—	—		6,235	—		6,235
Marketing and advertising	2,680		—		2,680	—		2,680
Professional fees	1,567	—	—		1,567	—		1,567
Management fees	—	—	741	(a)	741	—		741
Other	1,441	—	—		1,441	—		1,441
Total expenses	280,085	—	741		280,826	—		280,826
Income before taxes	7,412	—	(741)		6,671	—		6,671
Provision for income taxes	—	—			—	252	(c)	252
Net income	7,412		(741)		6,671	(252)		6,419
Less: net income – non-controlling interests	—	—	(6,671	)(b)	(6,671)	630	(d)	(6,041)
Net income attributable to RCS Capital Corporation	$7,412	$—	$(7,412)		$—	$378		$378
Per share data:
Net income per share attributable to RCS Capital Corporation								$0.15
Weighted average shares used in basic and diluted net income per share								2,500,000	(e)

Notes to the Unaudited Pro Forma Combined Consolidated Statements of Income
for the Year Ended December 31, 2012

(a)	Reflects management fees incurred of 10% of the aggregate earnings of the operating subsidiaries (and of any additional subsidiaries that may be formed or potentially acquired after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time) in accordance with the management agreement.

Net income before management fee	$7,412
Management fee (10%)	741
Income before taxes	$6,671

(b)	Adjustment to reflect the portion of income attributable to non-controlling economic interests not owned by RCS Capital Corporation (which prior to the offering represents 100% of the economic interest).
(c)	Reflects estimated tax expense on 9.4% (the economic interest held by RCS Capital Corporation after the offering) of pro forma income taxed at an estimated combined U.S. federal, state and local statutory rate of 40%, determined based on where RCS Capital Corporation’s businesses operate.

The following pro forma schedule assumes that 9.4% of RCS Capital Corporation’s income would be subject to U.S. federal, state and local income tax.

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net income (loss) before management fee and provision for income taxes	$7,412	$3,742	$(2,382)
Management fee (10%)	741	N/A	N/A
Net income (loss) before provision for income taxes	6,671	3,742	(2,382)
Net income attributable to RCS Capital Corporation (9.4%)	630	353	(225)
Pro forma provision (benefit) for income taxes (40%)	252	141	(90)
Pro forma net income (loss)	$378	$212	$(135)

RCS Capital Corporation will enter into a tax receivable agreement with Parent requiring RCS Capital Corporation to pay to Parent 85% of the amount of reduction, if any, in U.S. federal, state and local income tax liabilities that RCS Capital Corporation realizes (or is deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by Parent’s exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of our Class B common stock) pursuant to the RCS Capital Corporation exchange agreement. This will be RCS Capital Corporation’s obligation. There are no deferred tax assets anticipated to result from the initial public offering. If Parent exchanged all its Operating Subsidiaries Units (with a cancellation of its corresponding shares of our Class B common stock) at the initial public offering price of $20.00 per share, the estimated increase in tax basis at March 31, 2013 would provide us with a cash tax benefit of approximately $187.9 million, based on an estimated combined U.S. federal, state and local tax rate of 40% (assuming no changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefits of the increased amortization and depreciation of our assets). Parent would be entitled to receive annual payments equivalent to 85% of the benefit, or a total of approximately $159.7 million over the life of the benefit, which may be as long as 15 years.

(d)	Reflects a reduction in income attributable to non-controlling interests resulting from the offering. After the offering, RCS Capital Corporation will own a 9.4% economic interest in the operating subsidiaries.
(e)	Reflects the 2,500,000 shares of Class A common stock offered in this offering as outstanding for the entire period and used as the denominator for both basic and diluted net income per share. Shares of Class B common stock have no economic rights, including no rights to dividends, and are therefore excluded from the net income per share computation.

SELECTED FINANCIAL DATA OF THE OPERATING SUBSIDIARIES

The following selected financial data of the operating subsidiaries should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus. The selected operating data for the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of March 31, 2013 have been derived from the unaudited combined financial statements of the operating subsidiaries included elsewhere in this prospectus. The summary selected balance sheet data as of March 31, 2012 has been derived from the unaudited financial statements of Realty Capital Securities, LLC, which are not included in this prospectus. The selected operating data for the years ended December 31, 2012, 2011 and 2010 and the selected balance sheet data as of December 31, 2012 and 2011 have been derived from Realty Capital Securities, LLC’s audited financial statements included elsewhere in this prospectus. The selected operating data for the years ended December 31, 2009 and 2008, and the selected balance sheet data as of December 31, 2010, 2009 and 2008, have been derived from audited financial statements of Realty Capital Securities, LLC that are not included in the prospectus. For periods prior to and including December 31, 2012, we provide data solely for Realty Capital Securities, LLC because it was the only one of our operating subsidiaries that was in operation as of and prior to December 31, 2012.

It is important to note that we do not, and after giving effect to this offering will not, own 100% of the membership interests in the operating subsidiaries, including Realty Capital Securities, LLC. Prior to this offering, Parent owned 100% of the membership interests in each of the operating subsidiaries, including Realty Capital Securities, LLC. Immediately prior to the consummation of this offering, 100% of the then-outstanding Class A Units of each operating subsidiary (conferring voting and economic rights) will be issued to us and 100% of the then-outstanding Class B Units of each operating subsidiary (conferring economic, but not voting, rights) will be issued to Parent.

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
(In thousands)	2013	2012	2012	2011	2010	2009	2008
Selected Operating Data:
Revenue	$218,631	$36,190	$287,497	$174,729	$114,131	$28,219	$1,420
Operating expenses	191,883	38,371	280,085	170,987	116,513	32,230	4,011
Net income (loss)	$26,747	$(2,181)	$7,412	$3,742	$(2,382)	$(4,011)	$(2,591)
Selected Balance Sheet Data:
Cash	$43,749	$7,342	$12,683	$3,941	$4,157	$1,730	$374
Total assets	61,559	10,250	16,211	5,406	7,491	5,089	794
Total liabilities	29,736	6,240	10,485	2,538	4,324	1,763	514
Total equity	31,824	4,010	5,726	2,868	3,167	3,326	280
Other Data (Unaudited):
Direct investment equity capital raised(1)	$2,230,303	$382,222	$2,952,061	$1,765,125	$1,147,912	$284,438	$23,138

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers and registered investment advisors with whom our wholesale broker-dealer had an exclusive dealer manager relationship.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is broken into two sections: (a) beginning immediately below, a discussion and analysis of RCS Capital Corporation; and (b) beginning on page 65, a discussion and analysis of Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC.

RCS Capital Corporation

The following discussion and analysis should be read in conjunction with the financial statements and related notes of RCS Capital Corporation included elsewhere in this prospectus. Disclosure related to results of operations has been omitted from this discussion due to the limited operating history of RCS Capital Corporation. The historical financial data discussed below reflect the historical results of operations and financial condition of RCS Capital Corporation and subsidiaries and do not give effect to our reorganization. See “Our Structure and Reorganization” included elsewhere in this prospectus for a description of our reorganization and its effect on our historical results of operations.

General Overview

Business

RCS Capital Corporation is a holding company incorporated in Delaware on December 27, 2012. We were created to own an economic and controlling interest in the subsidiaries of RCAP Holdings, LLC, which we refer to as our operating subsidiaries. These subsidiaries are Realty Capital Securities, LLC, or Realty Capital Securities, a wholesale broker-dealer registered with the Securities and Exchange Commission, or the SEC, and the Financial Industry Regulatory Authority, Inc., or FINRA, including its division operating under the name “RCS Capital,” which provides investment banking and capital market services; American National Stock Transfer, LLC, newly registered as a transfer agent with the SEC; and RCS Advisory Services, LLC, a company also operating under the name “RCS Capital” that provides transaction management services.

The three operating subsidiaries all will derive the majority of their revenues from services provided on behalf of, directly to or for, American Realty Capital and its affiliates. American Realty Capital is the leading sponsor and investment manager of direct investment programs in the United States.

Realty Capital Securities

Realty Capital Securities was established in Delaware on August 29, 2007 as a limited liability company and commenced operations as a FINRA-qualified broker-dealer on February 25, 2008. Realty Capital Securities is the securities broker-dealer for American Realty Capital proprietary products, including publicly registered non-exchange traded, or non-traded, REITs. Additionally, Realty Capital Securities has served as the exclusive dealer manager for non-American Realty Capital proprietary products. Realty Capital Securities sells securities to qualified investors throughout the United States by means of a national selling network of broker-dealers and registered representatives. RCS Capital, a division of Realty Capital Securities, provides investment banking and capital markets services.

RCS Advisory Services

RCS Advisory Services, LLC, which we refer to in this portion of the discussion and analysis as RCS Advisory, provides a range of services to direct investment programs and their sponsors including: offering registration and blue sky filings, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advisory and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events (which may include, with respect to a direct investment program, a sale of its assets, its sale or merger, or a listing of its common stock on a national securities exchange) and other strategic transactions. We believe that the services offered complement the service offerings of our other lines of business.

American National Stock Transfer

American National Stock Transfer, LLC, which we refer to in this section of the prospectus as ANST, is registered as a transfer agent with the SEC and acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital and other issuers of direct investment products and other securities, including securities issued by registered investment companies. We expect that our transfer agent will also be responsible for coordinating tax reporting efforts, the payment of distributions and redemptions, among other services. We believe our transfer agent is well suited to conduct distribution reinvestment plans, or DRIPs, and share repurchase programs, which are common features of direct investment products, because of its personnel’s knowledge of, and experience with, these features of direct investment products. We expect that our transfer agent will generate fees from a variety of services performed for issuers of direct investment products and registered investment companies.

Executive Overview

We believe that the combination of Realty Capital Securities, ANST and RCS Advisory will be synergistic, allowing us to offer direct investment programs and their sponsors an integrated solution for each stage of a program’s life cycle. Our transaction management team provides services related to the organization, formation and registration of these programs at their inception. Our wholesale broker-dealer provides distribution capabilities during the offering stage, while our transaction management services and transfer agent will provide registration maintenance, due diligence, education and training and share transfer agency during the offering and operating phases. Finally, our investment banking business provides advisory services in anticipation of and during the liquidation phase. We believe these same services also are useful to registered investment companies, which have less complicated life cycles but which nonetheless may require many, if not all, the same services over time.

In 2012, Realty Capital Securities generated more than $286 million of commission, fee and other revenue, or approximately 9.7% of the $2.95 billion raised during the year. In addition, members of the combined Realty Capital Securities and RCS Advisory teams were engaged to provide $7.1 million of investment banking services during 2012, related to offerings and liquidity events for both American Realty Capital and non-American Realty Capital programs. American Realty Capital expenditures for transfer agent services for 2012 approximated $4.9 million. In addition, the various teams comprising our transaction management service provider provided substantial services in connection with our wholesale broker-dealer business.

Our revenues are primarily driven by the amount of capital being raised in the direct investment program area. In 2012, Realty Capital Securities served as a broker-dealer with respect to the raising of approximately $3 billion in capital of direct investment programs, which was an increase of 67.2% over 2011. To the extent that American Realty Capital’s fundraising increases, we expect to benefit from increased revenues. According to Stanger, the amount of capital raised in the entire direct investment program area increased by 32%, from $10.1 billion in 2011 to $13.3 billion in 2012. To the extent that we are able to increase our market share with direct investment sponsors in addition to American Realty Capital and the overall direct investment program area continues to grow, our revenues should also increase. Although the most direct beneficiary of an increase in the amount of capital being raised would be Realty Capital Securities, our wholesale broker-dealer, we believe that the other segments of our business will also benefit from increasing volumes of investment banking, capital markets, transaction management and transfer agency business. As our businesses grow, their increases in revenue will be offset to some extent by increases in expenses. However, we would expect our net income to grow.

Non-Controlling Interest

RCS Capital Corporation will have a controlling interest in each of the operating subsidiaries and, as a result, our financial statements will be the consolidated financial results of the operating subsidiaries. However, following the offering we will only own 9.4% of the economic interest in the operating subsidiaries and therefore will be required to show the 90.6% we do not own, or the non-controlling interest, in our financial statements.

Taxation

Our operating subsidiaries have been organized as limited liability companies and therefore generally are not subject to U.S. federal and certain state and local income taxes. However, our income will be subject to U.S. federal, state and local taxes applicable to corporations. Following the consummation of the reorganization, we will be subject to U.S. federal, state and local tax with respect to our allocable share of any taxable income of our operating subsidiaries at the prevailing corporate tax rates. Accordingly, we expect our effective tax rate, and the absolute dollar amount of our tax expense, to increase as a result of this reorganization, offset by the benefits of the tax receivable agreement.

Liquidity and Capital Resources

Subsequent to the reorganization transactions, our liquidity and capital resources are generated and generally available through cash distributions from our operating subsidiaries, interest earned on cash and cash equivalents, and, we expect, through equity and/or debt offerings. We may from time to time issue securities in either public or private offerings. The issuance of debt or equity securities will depend on future market conditions, funding needs and other factors, and there can be no assurance that any such issuance will occur or be successful.

Subsequent to the offering, we will enter into a tax receivable agreement with Parent requiring us to pay to Parent 85% of the amount of reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon early termination of the tax receivable agreement or change of control) as a result of the increases in tax basis of its tangible and intangible assets created by Parent’s exchanges of its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of our Class B common stock) pursuant to the exchange agreement. Cash payments pursuant to this contract will be our obligation. Our initial public offering will not generate tax benefits and will not require payments pursuant to this agreement. If Parent exchanged all its Operating Subsidiaries Units (with a cancellation of its corresponding shares of our Class B common stock) at the initial public offering price of $20.00 per share, the estimated increase in tax basis at March 31, 2013 would provide us with a cash tax benefit of approximately $187.9 million, based on an estimated combined U.S. federal, state and local tax rate of 40% (assuming no changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefits of the increased amortization of our assets). Parent would be entitled to receive annual payments equivalent to 85% of the benefit, or a total of approximately $159.7 million over the life of the benefit, which may be as long as 15 years.

In general, our payments under the tax receivable agreement will not be due until after we have filed our tax returns for a year in which we realize a tax benefit resulting from an exchange; however, the timing of payments could be accelerated upon an early termination of the tax receivable agreement or change in control which could requiring payment prior to our ability to claim the tax benefit on our tax returns. Furthermore, Parent will not be required to reimburse us for any payments previously made under the tax receivable agreement even if the IRS were to successfully challenge the increase in tax basis resulting from an exchange and, as a result, increase our tax liability. See “Relationships and Related Party Transactions — Tax Receivable Agreement.” The accelerated timing of payments and the increase in our tax liability without reimbursement could affect the cash available to us and could impact our ability to pay dividends.

The primary use of existing funds and any funds raised in the future is to expand our lines of business by funding internal growth and by acquiring complementary businesses or for general corporate purposes. Subsequent to the offering, our operating subsidiaries will be party to a management agreement requiring payment of 10% of the combined GAAP net income of our operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time) to our Manager. The management fee will be computed and due on a quarterly basis.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2012.

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Our exposure to market risk is directly related to our reliance on the direct investment program industry.

Inflation Risk

We do not expect inflation and changes in price to have a material effect on our operations in the next year.

Interest Rate Risk

As with other yield-oriented securities, shares of direct investment programs are impacted by their level of distributions to their investors. The distribution rate is often used by investors to compare and rank similar yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the level of distributions that direct investment programs may make and influence the decisions of investors who are considering investing in their common stock. A rising interest rate environment could have an adverse impact on the common stock price of direct investment programs, their ability to issue additional equity and the cost to them of any such issuance or incurrence. Because we rely heavily on the direct investment program industry, any macroeconomic conditions affecting the industry adversely may negatively impact our results of operations and the price of your shares of Class A common stock.

Realty Capital Securities, LLC, American National Stock Transfer, LLC
and RCS Advisory Services, LLC

The following discussion and analysis should be read in conjunction with the financial statements of Realty Capital Securities, ANST and RCS Advisory and related notes included elsewhere in this prospectus. The historical financial data discussed below reflect the historical results of operations and financial condition of Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC and do not give effect to our reorganization. See “Our Structure and Reorganization” included elsewhere in this prospectus for a description of our reorganization and its effect on our historical results of operations.

General Overview

Business

Overview

Realty Capital Securities was established in Delaware on August 29, 2007 as a limited liability company and commenced operations as a FINRA-qualified broker-dealer on February 25, 2008. Realty Capital Securities is the securities broker-dealer for American Realty Capital proprietary products, including publicly registered non-traded REITs. Additionally, Realty Capital Securities serves as the exclusive dealer manager for non-American Realty Capital proprietary products. Realty Capital Securities sells securities to qualified investors throughout the United States by means of a national selling network of broker-dealers and registered representatives.

ANST was established in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital.

RCS Advisory was established in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. RCS Advisory provides a range of services to direct investment programs including transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

Realty Capital Securities is engaged in a single line of business as a securities broker-dealer, which provides distribution services with respect to selling a variety of investment products.

Realty Capital Securities is a leading wholesale broker-dealer in the direct investment program area, as well as an investment bank focused on direct investment programs, especially in the real estate, financial services and alternative investment sectors. Realty Capital Securities has grown rapidly in all aspects of its business, including its gross sales, revenues, profits, capital raising, distribution capability and number of employees. Realty Capital Securities is currently the industry’s leading multiproduct distributor of direct investment programs, and in its view, its investment banking operation is the only one strictly focused on the specialized needs of these direct investment programs, especially in real estate and financial services, serving these companies, their sponsors and stockholders.

Realty Capital Securities believes that its industry leading position and potential ability to grow its revenues and earnings is due in large part to its affiliation with American Realty Capital, the leading sponsor and investment manager of direct investment programs in the United States. American Realty Capital was founded in 2007 and is currently managed by Nicholas S. Schorsch, the executive chairman of its board of directors, and William M. Kahane, the chief executive officer and a member of the board of directors of RCS Capital Corporation, whom RCS Capital Corporation refers to, together, as its principals. American Realty Capital was formed to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings. Realty Capital Securities was the leading wholesaler of direct investment offerings in 2012, with direct investment equity capital raised of approximately $3 billion. Realty Capital Securities presently is under contract to provide distribution, transaction advisory, capital markets, due diligence and marketing services to 12 direct investment programs sponsored by American Realty Capital, with combined equity securities under registration for sale of more than $18.0 billion.

Since its formation, the principals of RCS Capital Corporation have invested significant financial and intellectual capital to position it for growth opportunities in the direct investment program industry, anticipating the need of investors in such programs for liquidity, thus creating an increase in capital flows from the direct investment space to the publicly traded markets. In its view, Realty Capital Securities is the only investment bank focused on the direct investment program sector, while at the same time having the ability to navigate successfully the publicly traded markets.

Realty Capital Securities focuses on serving the needs of the direct investment program industry and the individual investors that are the primary users of these investments, because in the judgment of its management, this sector has generally been underserved by other investment banks. Sponsors and stockholders of direct investment programs have unique needs, and Realty Capital Securities believes that its common ownership with American Realty Capital, the leading sponsor of direct investment real estate offerings in the United States, gives it an especially good perspective on these needs and a strong ability to meet them. Even as the direct investment program industry attracts greater attention from larger investment banks, Realty Capital Securities believes its competitive advantage lies in its industry insights, understanding of the regulatory environment, and familiarity with retail broker-dealers, their registered representatives and their clients. Realty Capital Securities believes that this knowledge of and singular focus on the direct investment program industry will allow it to provide greater levels of service than its competitors.

Realty Capital Securities believes that it has demonstrated strong financial results since its formation, having evolved from a net loss of $2.6 million on gross direct investment equity capital raised of $23.1 million in 2008 to net income of $7.4 million on direct investment equity capital raised of approximately $3 billion in 2012. The combined operating subsidiaries had net income of $26.7 million on more than $2 billion of direct investment equity capital raised during the first quarter of 2013.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The operating subsidiaries consider all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

Revenue Recognition

The operating subsidiaries recognize revenue generally when it is earned and realized or realizable when all the following criteria are met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the price is fixed or determinable; and
•	collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital Securities receives selling commissions and dealer manager fees from affiliated and non-affiliated sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital Securities generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital Securities no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital Securities contracts directly with independent broker-dealers and investment advisors to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital Securities is not obligated to underwrite or purchase any shares for its own account. Realty Capital Securities generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisors. Realty Capital Securities has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to Realty Capital Securities’ customers and the services received from Realty Capital Securities’ suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators including Realty Capital Securities’ position as the exclusive broker-dealer primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection and that Realty Capital Securities’ suppliers bear no credit risk, Realty Capital Securities has concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Investment Banking Advisory Services

Realty Capital Securities receives fees and compensation for providing investment banking and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public issuers of securities on a negotiated basis. Income from certain investment banking agreements has been deferred and is recognized as over the life of the offering.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with affiliated issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded ratably.

Services Revenue

The operating subsidiaries receive fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and other services. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with affiliated issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The operating subsidiaries include all reimbursable expenses in gross revenue because the operating subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear the credit risk of paying the supplier prior to receiving reimbursement from the customer.

Income Taxes

As limited liability companies, the operating subsidiaries are not subject to income taxes. The members report their distributive share of realized income or loss on their individual tax returns. Accordingly, no provision for federal, state or local income taxes is reflected in the accompanying statements of operations.

Results of Operations

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC Combined

Revenues and Other Operating Income

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
	(in thousands)
Revenues:
Commissions
Affiliated products	$124,559	$20,445
Non-affiliated products	9,174	2,731
Dealer manager fees
Affiliated products	72,817	11,224
Non-affiliated products	4,575	1,424
Investment banking advisory services (affiliated)	3,490	—
Transfer agency revenue (affiliated)	579	—
Services revenue
Affiliated products	2,500	—
Non-affiliated products	191	—
Reimbursable expenses
From affiliates	731	327
From non-affiliates	10	32
Other	5	7
Total revenues	$218,631	$36,190

Total revenues increased $182.4 million, or more than 500%, to $218.6 million for the three months ended March 31, 2013, compared to total revenues of $36.2 million for the same period in 2012. The increase in total revenues was primarily due to increases in commissions and dealer manager fees and, to a lesser extent, from new lines of business: investment banking, transfer agency and advisory services.

During the first quarter of 2013, Realty Capital Securities generated commissions from distributing affiliated products of $124.6 million, or six times the $20.4 million generated during the first quarter of 2012, on approximately $1.8 billion and $0.3 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in seven and six affiliate-sponsored programs during the first quarter of 2013 and 2012, respectively. Commissions earned from non-affiliated product offerings were $9.2 million and $2.7 million for the three months ended March 31, 2013 and 2012, respectively, an increase of $6.4 million. Gross equity raised for non-affiliated products increased by approximately $100 million for the first quarter of 2013 compared to the same period in 2012.

Dealer manager fees earned by Realty Capital Securities from affiliated product distribution increased to $72.8 million from $11.2 million during the three months ended March 31, 2013 and 2012, respectively, resulting from raising gross equity of approximately $2.1 billion and $0.3 billion from affiliated offerings during the respective periods. Dealer manager fees from non-affiliated products increased to $4.5 million from $1.4 million for the three months ended March 31, 2013 and 2012, respectively, as a result of an increase in gross equity raised for non-affiliated products of approximately $100 million in 2013.

During the first three months of 2013, Realty Capital Securities generated revenues of $3.5 million from investment banking advisory services earned in connection with services rendered to seven affiliated offerings and from the completion of a full cycle liquidity event for a previously distributed offering. There was no investment banking revenue earned during the first three months of 2012.

ANST, which began operations during the first three months of 2013, generated revenues of $0.5 million during the quarter for transfer agency services provided to seven affiliated, non-traded companies. Transfer agency revenue was earned for opening and maintaining shareholder accounts, processing distributions and handling broker and customer inquiries. There was no transfer agency revenue earned during the first three months of 2012. ANST also earned $0.4 million of services revenue billed on an hourly basis.

RCS Advisory, which began operations during the first three months of 2013, generated total revenues of $2.3 million during the quarter for services provided to seven affiliated and two non-affiliated companies. Services revenue is primarily billed on an hourly basis for services rendered, including transaction management, regulatory advice, marketing, due diligence, events and other services. There was no services revenue earned during the first three months of 2012.

Operating Expenses

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
	(in thousands)
Expenses:
Third-party commissions
Affiliated products	$124,561	$20,444
Non-affiliated products	9,174	2,731
Third-party reallowance
Affiliated products	19,023	2,829
Non-affiliated products	1,502	357
Internal commissions, payroll and benefits	27,771	6,599
Conferences and seminars	5,005	2,718
Travel	1,221	1,924
Marketing and advertising	1,460	33
Professional fees	830	404
Other
Affiliated expense	737	201
Non-affiliated expenses	597	131
Total expenses	191,883	38,371
Net income (loss) before provision for income taxes	26,747	(2,181)
Provision for income taxes	—	—
Net income (loss)	$26,747	$(2,181)

Total expenses increased $153.5 million, or 400%, to $191.9 million for the three months ended March 31, 2013 compared to $38.4 million for the three months ended March 31, 2012. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance, internal commissions, payroll and benefits, and conferences and seminars.

During the first quarter of 2013, Realty Capital Securities incurred commissions expenses from distributing affiliated products of $124.6 million, or six times the $20.4 million generated during the first quarter of 2012, on approximately $1.8 billion and $0.3 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in seven and six affiliate-sponsored programs during the three months ended March 31, 2013, and 2012, respectively. Third-party commissions incurred for non-affiliated product offerings were $9.2 million and $2.7 million for the three months ended March 31, 2013 and 2012, respectively, an increase of $6.4 million. Gross equity raised for non-affiliated products was approximately $100 million higher for the first quarter of 2013 compared to the same period in 2012.

Realty Capital Securities incurred $19.0 million of third-party reallowance on affiliated products in the first quarter of 2013 compared to $2.8 million in the first quarter of 2012, on increased sales volume. Third-party reallowance incurred on non-affiliated products increased to $1.5 million from $0.4 million for the three months ended March 31, 2013 and 2012, respectively, as a result of increased non-affiliated product sales.

Internal commissions, payroll and benefits expenses increased during the first three months of 2013 due to higher internal commissions on increased sales and increases in personnel for the new lines of business and to meet the demand of the offerings distributed by Realty Capital Securities.

Conferences and seminars expense were $5.0 million during the first quarter of 2013 and $2.7 million in 2012, as a result of Realty Capital Securities’ participation and sponsorship of an increased number of selling group conferences as well as the increased number of firm personnel participating in more seminars across a growing selling group roster list. These expenses also reflect the increased number of training and education meetings conducted by Realty Capital Securities.

Net income for the three months ended March 31, 2013 was $26.7 million, compared to a net loss of $2.2 million for the same period in 2012.

Prior to January 1, 2013, Realty Capital Securities had an expense allocation arrangement with an affiliate for certain overhead expenses, including occupancy, advertising and employee benefits, among others. Historically, Realty Capital Securities has been allocated approximately 90% of certain expenses under the terms of the allocation agreement. Effective January 1, 2013, this agreement was terminated and Realty Capital Securities will directly pay for such expenses as incurred. During 2012, overhead expenses recognized by Realty Capital Securities would have been approximately $90,000 higher absent the expense allocation arrangement. During the three months ended March 31, 2012, the expense allocation arrangement reduced overhead costs by approximately $22,000.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

Realty Capital Securities, LLC

Revenues and Other Operating Income

	2012	2011
	(in thousands)
Revenues:
Commissions
Affiliated products	$161,370	$82,397
Non-affiliated products	19,111	22,996
Dealer manager fees
Affiliated products	94,761	56,935
Non-affiliated products	10,100	10,820
Investment banking advisory services	925	—
Reimbursable expenses
From affiliates	1,121	1,440
From non-affiliates	64	432
Loss on investment	—	(300)
Other	45	9
Total revenues	$287,497	$174,729

Total revenues increased $112.8 million, or 65%, to $287.5 million for the year ended December 31, 2012, compared to total revenues of $174.7 million for 2011. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distributing affiliated products as well as investment banking revenues earned within this new business unit, partially offset by decreases in commissions and dealer manager fees generated from non-affiliated products.

In 2012, commissions generated from distributing affiliated products nearly doubled to $161.4 million from $82.4 million in 2011, on approximately $2.3 billion and $1.2 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight affiliate-sponsored programs during both 2012 and 2011. In 2012, commissions earned from non-affiliated product offerings declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised for non-affiliated products declined by approximately $47 million during 2012, as Realty Capital Securities’ non-affiliated sponsored programs offered decreased from three programs to two programs due to the completion of a non-affiliated offering during 2011.

Dealer manager fees earned from affiliated products increased to $94.8 million in 2012 from $56.9 million in 2011, resulting from raising gross equity of approximately $2.6 billion and $1.4 billion from affiliated offerings during 2012 and 2011, respectively. Dealer manager fees from non-affiliated products decreased slightly to $10.1 million in 2012 from $10.8 million in 2011, as a result of lower non-affiliated offering proceeds based on the distribution of one less non-affiliated program given the successful completion of such offering during 2011.

Revenues of $0.9 million were derived from Realty Capital Securities’ investment banking advisory services introduced during the year ended December 31, 2012. These fees were earned in connection with services rendered resulting in a full cycle liquidity event for a previously distributed offering. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Operating Expenses

	2012	2011
	(in thousands)
Expenses:
Third-party commissions
Affiliated products	$161,399	$82,301
Non-affiliated products	19,111	22,967
Third-party reallowance
Affiliated products	24,385	11,788
Non-affiliated products	2,464	3,139
Internal commissions, payroll and benefits	45,865	29,174
Conferences and seminars	14,938	12,135
Travel
Affiliated expense	17	2
Non-affiliated expenses	6,218	5,940
Marketing and advertising
Affiliated expense	—	—
Non-affiliated expenses	2,680	303
Professional fees
Affiliated expense	8	246
Non-affiliated expenses	1,559	1,672
Other
Affiliated expense	727	816
Non-affiliated expenses	714	505
Total expenses	280,085	170,987
Net income (loss)	$7,412	$3,742

Total expenses increased $109.1 million, or 64%, to $280.1 million for the year ended December 31, 2012 compared to $171.0 million for the year ended December 31, 2011. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on affiliated products, internal commissions, and payroll and benefits expense partially offset by decreases in third-party commissions and third-party reallowance on non-affiliated products.

In 2012, third-party commissions incurred from distributing affiliated product offerings nearly doubled to $161.4 million from $82.3 million in 2011, on approximately $2.3 billion and $1.2 billion of gross equity raised for affiliated product offerings through the commissionable independent broker-dealer channel during 2012 and 2011, respectively. In 2012, third-party commissions incurred from non-affiliated products declined 17% to $19.1 million from $23.0 million in 2011. Gross equity raised via non-affiliated offerings declined by approximately $47 million during 2012, as Realty Capital Securities’ non-affiliated sponsored program offerings decreased from three programs to two programs due to the successful completion of one such offering during 2011.

Third-party reallowance incurred on affiliated products increased to $24.4 million in 2012 from $11.8 million in 2011, on increased sales volume. Third-party reallowance incurred on non-affiliated products decreased to $2.5 million in 2012 from $3.1 million in 2011, as a result of lower non-affiliated product sales.

Internal commissions, payroll and benefits expenses increased during 2012 due to higher internal commissions on increased sales and increases in new personnel to meet the demand of the offerings distributed by Realty Capital Securities.

Net income for 2012 increased 98% to $7.4 million, compared to net income of $3.7 million in 2011.

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Realty Capital Securities, LLC

Revenues and Other Operating Income

	2011	2010
	(in thousands)
Revenues:
Commissions
Affiliated products	$82,397	$30,297
Non-affiliated products	22,996	45,417
Dealer manager fees
Affiliated products	56,935	13,948
Non-affiliated products	10,820	20,346
Reimbursable expenses
From affiliates	1,440	1,711
From non-affiliates	432	2,404
Loss on investment	(300)	—
Other	9	7
Total revenues	$174,729	$114,131

Total revenues increased $60.6 million, or 53%, to $174.7 million for the year ended December 31, 2011, compared to total revenues of $114.1 million for 2010. The increase in total revenues was primarily due to increases in commissions and dealer manager fees generated from distribution of affiliated products, partially offset by decreases in commissions and dealer manager fees generated from distribution of non-affiliated products, reimbursable expenses and a loss on investment.

In 2011, commissions generated from distribution of affiliated products increased 172% to $82.4 million from $30.3 million in 2010, on raising approximately $1.2 billion and $0.4 billion of affiliated product sales through the commissionable independent broker-dealer channel, respectively. Realty Capital Securities sold products in eight and five affiliate-sponsored programs during 2011 and 2010, respectively. In 2011, commissions earned from non-affiliated product offerings declined 49% to $23.0 million from $45.4 million in 2011. Gross equity raised for non-affiliated products declined by approximately $318 million during 2011, as a successful non-affiliated sponsored program fundraising offering was completed in early 2011.

Dealer manager fees earned from affiliated products quadrupled to $56.9 million in 2011 from $13.9 million in 2010, resulting from fees on raising gross equity of approximately $1.4 billion and $0.5 billion of affiliated offerings during 2011 and 2010, respectively. Dealer manager fees from non-affiliated products decreased 47% to $10.8 million in 2011 from $20.3 million in 2010, as a successful non-affiliated sponsored program fundraising effort was completed in early 2011. Reimbursable expenses revenue was lower in 2011 compared to 2010, primarily due to the completion of fundraising for a successful non-affiliated program during 2011. Revenues for 2011 included a $0.3 million loss on an investment write-off.

Operating Expenses

	2011	2010
	(in thousands)
Expenses:
Third-party commissions
Affiliated products	$82,301	$29,289
Non-affiliated products	22,967	45,990
Third-party reallowance
Affiliated products	11,788	4,041
Non-affiliated products	3,139	6,910
Internal commissions, payroll and benefits	29,174	19,194
Conferences and seminars	12,135	4,696
Travel
Affiliated expense	2	149
Non-affiliated expenses	5,940	3,837
Marketing and advertising
Affiliated expense	—	15
Non-affiliated expenses	303	336
Professional fees
Affiliated expense	246	18
Non-affiliated expenses	1,672	785
Other
Affiliated expense	816	741
Non-affiliated expenses	505	512
Total expenses	170,987	116,513
Net income (loss)	$3,742	$(2,382)

Total expenses increased $54.5 million, or 47%, to $171.0 million for the year ended December 31, 2011, compared to $116.5 million for the year ended December 31, 2010. The increase in total expenses was primarily due to increases in third-party commissions and third-party reallowance on affiliated products, internal commissions, payroll and benefits expense, conferences and seminars expense partially offset by decreases in third party commissions and third-party reallowance on non-affiliated products.

In 2011, third-party commissions incurred from distributing affiliated product offerings increased 181% to $82.3 million from $29.3 million in 2010, on approximately $1.2 billion and $0.4 billion of affiliated product offerings through the commissionable independent broker-dealer channel during 2011 and 2010, respectively. In 2011, third-party commissions incurred from non-affiliated products declined 50% to $23.0 million from $46.0 million in 2011. Non-affiliated offerings declined by approximately $318 million during 2011, as a successful non-affiliated sponsored program fundraising effort was completed during in early 2011.

Third-party reallowance incurred on affiliated distributions nearly tripled to $11.8 million in 2011 from $4.0 million in 2010, resulting from increased sales volume. Third-party reallowance incurred on non-affiliated products decreased 55% to $3.1 million in 2011 from $6.9 million in 2010 as a result of lower non-affiliated product sales.

Internal commissions, payroll and benefits expenses increased during 2011 due to higher internal commissions on increased sales and increases in new personnel to meet the demand offerings distributed by Realty Capital Securities. Conferences and seminars expense increased in 2011 as Realty Capital Securities began hosting more conferences throughout the United States primarily to promote product education and training.

Net income for 2011 increased to $3.7 million compared to a net loss of $2.4 million in 2010.

Liquidity and Capital Resources

The operating subsidiaries’ liquidity and capital resources are generated and generally available through cash flows from operation and interest earned on cash and cash equivalents. They may from time to time issue debt securities in either public or private offerings. The issuance of debt securities will depend on future market conditions, funding needs and other factors and there can be no assurance that any such issuance will occur or be successful.

The primary use of existing funds and any funds raised in the future is to expand our lines of business by funding internal growth and by acquiring complementary businesses or for general corporate purposes. Subsequent to the offering, the operating subsidiaries will be party to a management agreement requiring payment of 10% of the combined GAAP net income of the operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time) to the manager. The management fee will be computed and due on a quarterly basis.

As wholly owned subsidiaries, the operating subsidiaries were initially capitalized and funded by Parent. During the years ended December 31, 2012, 2011 and 2010, Realty Capital Securities received financial support from Parent through capital contributions and expense allocation agreements.

Cash Flows

At December 31, 2012, 2011 and 2010, Realty Capital Securities had cash and cash equivalents of approximately $12.7 million, $3.9 million and $4.2 million, respectively. Net cash provided by operating activities was $13.4 million and $3.8 million for the years ended December 31, 2012 and 2011, respectively, and for the year ended December 31, 2010, net cash used in operating activities was $1.7 million. The year over year increases in cash provided by operating activities have primarily been due to increases in net income and the timing of collections of receivable balances and the payment of payable balances at year-end. For Realty Capital Securities, commission and dealer manager fees receivable typically represent one day of fees earned from the distribution of affiliated and non-affiliated products. Payables to broker-dealers, however, can represent up to six days of commissions as payment is typically made on a weekly basis, while commissions, which are included in accrued expenses, are paid twice monthly. Increased balances in these accounts are indicative of the increased volume experienced at the end of 2012, as well as the timing of cash receipts and payments.

Net cash used in financing activities was $4.5 million and $4.0 million for the years ended December 31, 2012 and 2011, respectively, and for the year ended December 31, 2010, net cash provided by financing activities was $4.4 million. Member distributions totaled $21.8 million during 2012 and 2011. Realty Capital Securities expects that all current liquidity needs will be met with cash flows from operations and other activities.

At March 31, 2013 and 2012, the operating subsidiaries had cash and cash equivalents of approximately $43.7 million and $7.4 million, respectively. Net cash provided by operating activities was $32.2 million and $0.1 million for the three months ended March 31, 2013 and 2012, respectively. The increase in cash provided by operating activities was primarily due to a substantial increase in net income and accrued expenses partially offset by increases in receivables during the three months ended March 31, 2013. For Realty Capital Securities, commission and dealer manager fees receivable typically represent one day of fees earned from the distribution of affiliated and non-affiliated products. Payables to broker-dealers, however, can represent up to six days of commissions as payment is typically made on a weekly basis, while commissions, which are included in accrued expenses, are paid twice monthly. Increased balances in these accounts are indicative of the increased volume experienced during the first quarter of 2013, as well as the timing of cash receipts and payments.

Net cash used in financing activities was $0.9 million for the three months ended March 31, 2013, and for the three months ended March 31, 2012, net cash provided by financing activities was $3.3 million. Realty Capital Securities required capital during the first quarter of 2012 and was in a position to return capital in the same period in 2013.

Contractual Obligations

The operating subsidiaries had no borrowings during 2012, 2011 or the first three months of 2013 and had no other significant contractual obligations during the periods.

Leases

Realty Capital Securities occupies office space under various non-cancelable operating leases, expiring at various dates through 2016. Future annual minimum rental payments due are as follows:

Year Ending December 31,	Amount
(in thousands)
2013	$390
2014	242
2015	141
2016	48
$821

Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU 2013-02. This guidance is the culmination of the FASB's redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements in a single note or on the face of the financial statements. This Accounting Standards Update, or ASU, is effective for interim and annual reporting periods beginning after December 15, 2012 for public entities, and effective for annual reporting periods beginning after December 15, 2013 for non-public entities. Early adoption is permitted. Realty Capital Securities will adopt this ASU beginning with the reporting period ending March 31, 2013. Realty Capital Securities does not anticipate the adoption of ASU 2013-02 will have a material impact on its financial statements.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment, or ASU 2012-02, which updated guidance on the periodic testing of indefinite-lived intangible assets, other than goodwill, for impairment. This guidance will allow companies to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset, other than goodwill, is impaired in order to determine whether it is necessary to perform a quantitative impairment test. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. Realty Capital Securities will adopt this ASU beginning with the reporting period ending March 31, 2013. Realty Capital Securities does not anticipate the adoption of ASU 2012-02 will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU is a result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged framework on how to measure fair value and what disclosures to provide about fair value measurements. This ASU is largely consistent with existing fair value measurement principles of GAAP, however, it expands existing disclosure requirements for fair value measurements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2011 for public entities, and effective for annual reporting periods beginning after December 15, 2011 for non-public entities and applied prospectively. Non-public entities may apply the amendments in the ASU early, but no earlier than for the interim periods beginning after December 15, 2011. Realty Capital Securities adopted this ASU beginning with the reporting period ended March 31, 2012. Adoption of this guidance did not have a material impact on Realty Capital Securities’ financial statements.

BUSINESS

RCS Capital Corporation is a newly organized Delaware corporation, incorporated on December 27, 2012. We are taking the company public primarily in order to raise capital to operate and grow our four lines of business: a wholesale broker-dealer, an investment banking and capital markets business, a transaction management services provider and a transfer agent. We believe that this offering will allow us to execute our growth strategy more quickly and effectively. We believe that, as a public company, we will have greater visibility with prospective clients and industry peers, increased access to capital and additional currency with which to explore strategic combinations and opportunities as they arise. Finally, we expect that operating as a public company will provide us and our operating subsidiaries with increased brand recognition and will enhance our ability to attract and retain top professionals by enabling us to offer equity-based incentives linked directly to the long-term success of our business. However, fulfilling our public company financial reporting and other regulatory obligations will be expensive and time-consuming and may strain our resources.

We believe that our leading position as a wholesale broker-dealer in the direct investment program industry, as well as our potential ability to grow our revenues and earnings, is due in large part to our affiliation with American Realty Capital, the leading sponsor and investment manager of direct investment programs in the United States. American Realty Capital was founded in 2007 and is currently managed by Nicholas S. Schorsch, the executive chairman of our board of directors and William M. Kahane, our chief executive officer and a member of our board of directors. American Realty Capital was formed to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and value optimization phases of their offerings. Our wholesale broker-dealer, investment banking and capital markets business, transaction management services provider and transfer agent started as components of American Realty Capital’s in-house capabilities. We are being formed in order to expand and grow these business lines. After the completion of this offering, American Realty Capital, newly separated from us, will continue to operate its historical businesses, while maintaining a direct relationship with us through services arrangements and common ownership.

We presently are under contract to provide distribution, investment banking and capital markets, transaction management, due diligence, marketing and promotional services to 11 real estate-focused direct investment programs and a business development company sponsored by American Realty Capital, with combined equity securities under registration for sale of more than $18.0 billion, of which $4.7 billion has been sold through May 15, 2013. Additionally, we provide services for another real estate-focused direct investment program, a business development company and a publicly traded REIT and, although definitive engagement documentation has not been entered into, intend to provide underwriting, transfer agency and administrative services to an open-end registered investment fund and a closed-end registered investment fund. At the same time, our long-term strategy includes extending our services to sponsors and participants in addition to American Realty Capital, thus obtaining a broader footprint in the investment industry as a whole.

The direct investment program industry offers investment programs which provide for flow-through tax treatment under U.S. tax law, including, but not limited to, REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are publicly registered but are not listed on a national securities exchange, have limited liquidity, are managed by external managers who are compensated for their services, and are subject to front-end fees. We have provided or currently are providing broker-dealer, investment banking, capital markets and transaction management to 12 direct investment programs, including 11 non-traded REITs and one business development company. Additionally, we currently provide services to a publicly listed REIT and, although definitive engagement documentation has not been entered into, intend to provide underwriting, transfer agency and administrative services to an open-end registered investment fund and a closed-end registered investment fund which are both currently in registration, all sponsored by American Realty Capital. Since our formation, our principals have invested significant financial and intellectual capital to position us for growth opportunities in the direct investment program industry, anticipating the need of investors in such programs for liquidity, thus increasing the capital flow from the direct investment program space to the publicly traded markets. In our view, we are the only investment bank principally focused on the direct investment program sector which also has the ability to navigate successfully the publicly traded markets.

We focus on serving the specific investment criteria of the direct investment program industry and the individual investors who are the primary users of these investments; in the judgment of our management, this sector has generally been underserved by other investment banks. Sponsors and stockholders of direct investment programs have unique requirements, and we believe that our common ownership with American Realty Capital, the leading sponsor of direct investment real estate offerings in the United States, gives us an especially good perspective on these requirements and a special vantage point from which to address them. Even as the direct investment program industry attracts greater attention from larger investment banks, we believe our competitive advantage lies in what we characterize as our “first-hand” industry insights, our understanding of the regulatory environment and our familiarity with retail broker-dealers, their registered representatives and their clients. We believe that this knowledge of, and singular attention, to the direct investment program industry should allow us to provide greater levels of service than our competitors.

We believe that our lines of business exhibit considerable synergies, allowing us to offer direct investment programs and their sponsors an integrated solution for each stage of a program’s life cycle. Our transaction management business provides services related to the organization, formation and registration of these programs at their inception. Our wholesale broker-dealer provides distribution capabilities during the offering stage, while our transaction management and transfer agent provide registration maintenance, due diligence, education and training and share transfer agency during the offering and operating phases. Finally, our investment banking and capital markets business provides strategic advisory services in connection with the structuring and organization of these offerings and in connection with value optimization events, as well as capital markets services at all stages of a program’s life cycle. We believe these same services also are useful to registered investment funds, which have less complicated life cycles but which nonetheless may require many, if not all, the same services over time.

The following table illustrates the typical timeline of a direct investment program and the services we provide to these programs and their sponsors at various stages of an offering.

Offering Stage	Duration	Elapsed Time	Description	Services Offered
Pre-registration	3 – 6 Months	3 – 6 Months	Planning, pre-filing, market evaluation	Investment banking Advisory services
Registration	3 – 6 Months	6 – 12 Months	SEC and Blue Sky filings, preparation of selling, training and education materials	Advisory services
Offering	18 – 36 Months	30 – 48 Months	Sales of securities, procuring selling agreements, broker-dealer due diligence, training and education, transfer agency, capital markets	Broker-dealer Advisory services Transfer agent Capital markets
Operation	36 – 84 Months	66 – 132 Months	Periodic SEC filings, transfer agency, capital markets	Advisory services Transfer agent Capital markets
Liquidation	6 – 12 Months	72 – 144 Months	Strategic alternatives evaluation, related SEC filings, due diligence preparation, transfer agency, capital markets	Investment banking Advisory services Transfer agent Capital markets

Since American Realty Capital was founded, the employee base of our wholesale broker-dealer, transaction management services provider and investment bank has steadily grown. We seek to continue to build our transfer agent. We believe our employees have the professional credentials, licenses and skill sets necessary to execute our businesses, which skills include: investment banking, capital markets, securities sales, legal, accounting and compliance. We believe our employees enjoy a strong sense of purpose and loyalty to serving our investors, registered representatives, broker-dealers, sponsors and direct investment program clients. We endeavor to center our services on what, in our view, is an established set of industry best practices based on integrity and aligning the interests of the program advisor and its management team with those of the clients, as detailed more specifically in our broker-dealer’s affiliated transactions best practices policy.

Public Non-Traded REIT
Fundraising 2003 – 2012
($ in millions)

Data derived from Robert A. Stanger & Co., Inc. Non-Traded REIT Industry Review & Outlook, 2012.

Furthermore, since the market crash in 2008 – 2009, sales of direct investment programs have continued to expand, which we believe is the result of: (a) a growing understanding among the investing public of the risks and merits of these investments; (b) investors’ need for portfolio income; and (c) the lack of suitable income-generating investment alternatives. In 2010, 2011 and 2012, annual sales of direct investment programs in the U.S. totaled $8.7 billion, $10.1 billion and $13.3 billion, respectively.

The increase in the amount of the total capital raised in the direct investment program industry has corresponded with growth in both the number of direct investment programs, and in the number of direct investment program sponsors. As of January 1, 2005, Stanger tracked 43 direct investment programs from 32 sponsors. As of January 1, 2013, Stanger tracked 78 direct investment programs from 51 sponsors.

We believe that sponsors of direct investment programs have been increasingly focused on returning capital by providing investors with liquidity events that allow stockholders to monetize an otherwise illiquid investment. Furthermore, in our view, the time from the completion of the direct investment program offering period to the consummation of a liquidity event is decreasing. As sponsors seek to understand the relative risks and merits of various liquidity alternatives, most engage strategic advisors such as us to assist with the analysis and execution of these transactions.

We believe that the growth in the direct investment program industry suggests potential improvement to our revenues in several ways. First, high levels of annual capital raised is potentially positive for our wholesale broker-dealer and our investment banking, capital markets, transactional management and transfer agent businesses, which generate revenues from the formation, capitalization and sale of direct investment products. Second, growth in the total size of the industry as measured by total capitalization is potentially positive for our transaction management services and transfer agent businesses, each of which generates revenues from the operation of direct investment products. Finally, increasing frequency of liquidity events is potentially positive for our investment banking business, which generates revenues by advising direct investment programs regarding these events, and for our transaction management services business, which assists with the execution of these events. As noted above, many of these same services are required by and may be valuable to registered investment companies, and we believe that the opportunity to provide fund administration, transfer agency and other related services to affiliated and, potentially, non-affiliated investment companies is real and growing.

Our Wholesale Broker-Dealer

Our broker-dealer subsidiary, Realty Capital Securities, a member of FINRA, is a leader in the wholesale distribution of publicly registered non-traded real estate securities. A wholesale broker-dealer coordinates with registered representatives and registered investment advisors to execute the sale of securities issued in direct investment programs. In the year-to-date period ended April 30, 2013, Realty Capital Securities had a market share of 56.8% of the industry’s $5.5 billion in publicly registered non-traded REIT equity capital raised. According to Stanger this performance reflects market share more than seven times that of the next largest real estate-focused distributor. For the year ended December 31, 2012, Realty Capital Securities had a market share of 27.9% of the $10.3 billion in non-traded REIT equity capital raised.

Founded in 2007, Realty Capital Securities has demonstrated significant growth across all aspects of its business. This growth has included the increase in the number of sector-specific products distributed, in the scope of business services provided and personnel providing those services, in the discrete disciplines represented within the firm, in overall sales, as well as underwriting and advisory fee revenue, profits and overall registered sales personnel count, as depicted in the table below. Realty Capital Securities, employs 144 individuals. Collectively, we retain 151 licensed personnel under the Realty Capital Securities name, which number includes 13 individuals with direct supervisory roles and responsibilities. In 2012 Realty Capital Securities, was the leading multiproduct wholesale distributor of direct investment programs and, based on our review of the industry, represents the only investment banking operation within the broad financial services industry with a dedicated team intimately familiar with and specifically experienced in the specialized features, business objectives, potential universe of optimal liquidity strategies, debt strategies needs of publicly registered non-traded securities, their sponsors and investors.

Realty Capital Securities provides exclusive dealer manager services for public, non-traded securities, including SEC-registered REITs and business development companies, sponsored and co-sponsored by American Realty Capital and other independent issuers of public, non-traded securities. Our wholesale broker-dealer intends to also distribute American Realty Capital-sponsored open-end registered investment funds and closed-end registered investment funds registered under the Investment Company Act.

In its capacity as wholesale distributor of multiple public, non-traded securities, Realty Capital Securities serves as the dealer manager for finite life or SEC-registered offerings. At its inception, our wholesale broker-dealer was built to distribute multiple, sector-specific public non-traded products on a platform designed to provide the retail broker-dealer community with a complementary set of finite life, sector-specific public, non-traded securities. Our wholesale broker-dealer distributes offerings that are subject to a thorough due diligence process and believes that it brings to market best-in-class products that address underserved investor needs. Today, our wholesale broker-dealer serves as the distributor for 11 such offerings and provides wholesaling services which focus on the interaction with financial advisors who are affiliated with FINRA members, retail broker-dealer selling group participants and qualified registered investment advisors. Currently, our wholesale broker-dealer is the exclusive dealer manager for the following 11 effective, publicly registered non-traded REITs: Phillips Edison-ARC Shopping Center REIT, Inc.; American Realty Capital New York Recovery REIT, Inc.; American Realty Capital Healthcare Trust, Inc.; American Realty Capital — Retail Centers of America, Inc.; American Realty Capital Daily Net Asset Value Trust, Inc.; American Realty Capital Global Trust, Inc.; American Realty Capital Trust IV, Inc.; American Realty Capital Healthcare Trust II, Inc.; ARC Realty Finance Trust, Inc.; American Realty Capital Trust V, Inc.; and United Development Funding IV. Our wholesale broker-dealer is also the exclusive dealer manager for Business Development Corporation of America, Inc., a publicly registered non-traded BDC.

Over its history, our wholesale broker-dealer has served as the exclusive dealer manager in connection with 14 offerings of public non-traded REIT securities offerings with over $21.4 billion of registered equities securities. Realty Capital Securities was the largest wholesale distributor of such offerings in 2012, with equity capital raised of approximately $3 billion, generating revenues of $287.5 million and net income of $7.4 million. Revenues from Realty Capital Securities will vary with changes in annual gross sales of the offerings it distributes. Realty Capital Securities market share of sales of direct investment programs since 2008 has increased significantly. The following table shows the growth in equity capital raised by our wholesale broker-dealer since 2008:

($ in millions)	First Quarter of 2013	2012	2011	2010	2009	2008
Actual number of publicly registered products distributed	12	10	10	5	3	1
Total industry sales of public non-traded REITs	$3,933	$10,284	$8,358	$8,107	$6,105	$9,585
Equity capital raised(1)	$2,230.3	$2,952.1	$1,765.1	$1,147.9	$284.4	$23.1
Revenue from product distribution	$211.8	$286.6	$174.7	$114.1	$28.2	$1.4
Revenues from other services	$6.8	$0.9	$—	$—	$—	$—
Total revenues	$218.6	$287.5	$174.7	$114.1	$28.2	$1.4
Profit/(Loss)	$26.7	$7.4	$3.7	$(2.4)	$(4.0)	$(2.6)
Year over year profit growth (%)	(3)	98.1%	257.1%	40.6%	(54.8%)	—
Registered personnel	151	133	108	90	62	—	(2)
Branch offices	(4)	9	6	6	2	2

(1)	Equity capital raised represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom our wholesale broker-dealer had an exclusive dealer manager relationship.
(2)	Cannot be determined at this time.
(3)	Not applicable.
(4)	This number has not been presented for the first quarter of 2013.

The following charts set forth our market share within the public, non-traded REIT industry for the year ended December 31 2012 and for the year-to-date period ended April 30, 2013:

Data derived from Robert A. Stanger & Co., Inc. The Stanger Market Pulse, December 2012 and April 2013.

We believe that our wholesale broker-dealer has established itself as the leading distributor in the direct investment program industry. In our opinion, this has been achieved by employing a strategy focused squarely on the quality of the sector-specific products it evaluates, based on, assessment of the market need for the products and the timing of relevant market cycles. Most of the direct investment programs that our wholesale broker-dealer distributes are targeted to a class of individual investor commonly known as the “mass affluent.” According to the Nielsen report “Affluence in America: A Financial View of the Mass Affluent,” there are more than 13 million U.S. households, or 11%, classified as “mass affluent,” which is defined as a household having between $250,000 and $1,000,000 in investable assets, representing total investable wealth in the U.S. of more than $7.5 trillion. According to the report, common among these households is the erosion of traditional sources of retirement income, including reduction in defined benefit pensions, declines in home values, low interest rates on corporate and government bonds and increasing stock market volatility. In addition, these households are living longer, resulting in an increased need for investments that are structured to provide preservation of principal, regular distributions of income, protection against inflation and tax deferral as provided under current law —  characteristics that our wholesale broker-dealer calls “durable income.” The direct investment programs that we seek to distribute generally utilize strategies that we believe will generate “durable income” and appeal to “mass affluent” investors. We believe it has shown an ability to evaluate a management team’s performance and experience in executing the particular strategy within the sector it has targeted for product distribution. Our wholesale broker-dealer has a five-year track record evidencing an ability to build the sale of its products through a broad base of financial advisors. Our wholesale broker-dealer has a ten-person national accounts and business development team staffed with senior executives with over 150 years of collective experience in a wide range of product distribution and sales roles. These individuals, together with the Realty Capital Securities product diligence and executive management teams, have built a selling group of nearly 400 brokerage firms with more than 1,300 active selling agreements across its product platform. We believe that these firms represent the majority of independent broker-dealers participating in the direct investment program industry today. Our wholesale broker-dealer assembles a team of selling dealers whose financial advisors sell one or more of our wholesale broker-dealer products to their retail and institutional clients. Throughout a product’s sales cycle, our wholesale broker-dealer’s wholesalers conduct approximately 1,300 meetings each week (approximately 60,000 meetings each year) with financial advisors affiliated with selling group members to introduce the concept of non-traded offerings generally, and to inform and educate this audience about Realty Capital Securities products, specifically.

Our wholesale broker-dealer has demonstrated a history of growing its distribution business and growing its year-over-year revenues and profitability since 2009. We believe that we have built a platform that can continue to be expanded to sell a larger number of differentiated investment offerings. A significant factor in our growth is the diversity of its funding sources in that, typically, no one selling group member represents more than 6% of a product’s overall sales. Additionally, our wholesale broker-dealer is not overly reliant on any single offering for its sales growth. We believe it has achieved considerable economies of scale and scope over its operational history and, given embedded competencies and relevant experience of its personnel, is well-positioned to realized continued growth in sales and broadened product base.

Legal Proceedings

In April 2013, Realty Capital Securities received notice and a proposed Letter of Acceptance, Waiver and Consent, or AWC, from FINRA, the self-regulatory organization that oversees broker-dealers, that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, Realty Capital Securities submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, Realty Capital Securities consented to the imposition of a censure and a fine of $60,000. Realty Capital Securities believes that the matter will not have a material adverse effect on Realty Capital Securities or its business.

Our Investment Bank

Overview

Operating under the name RCS Capital, our investment banking and capital markets business provides strategic advisory and capital markets services to sponsors of direct investment programs sponsored directly or indirectly by American Realty Capital as well as to sponsors of other direct investment programs, and expects to do so for registered investment funds and public and private businesses in the real estate, financial services, alternative investment and other sectors. In 2012, our investment banking and capital markets business was the second largest advisor to real estate mergers and acquisitions in the United States, advising on $5.5 billion in purchase price of such mergers and acquisitions. In 2012, our capital markets team advised on $5.8 billion of equity capital markets transactions and $1.8 billion of debt capital markets transactions. See “Risk Factors —

Risks Related to Our Business — Substantially all our revenues are derived from one client and the termination of any one dealer manager relationship or advisory engagement could reduce our revenues and harm our operating results.”

We believe that the breadth, knowledge and success of the strategic advisory and capital markets services that our investment banking and capital markets business has rendered to American Realty Capital will continue to be a key factor in attracting third-party entities seeking our strategic advisory and capital markets services. We expect to be retained by third-party sponsors of direct investment programs and registered investment funds to develop and structure new alternative investment products, to act as strategic advisor in buy-side and sell-side mergers and acquisitions engagements and to provide debt and equity capital markets services as well as other services.

Due to the transactional nature of our investment banking revenues, investment banking and capital markets profits may change from period to period based on the volume and nature of transactional activity. However, we generally expect strategic transactions for direct investment programs from which we expect to derive a substantial portion of our revenues to increase in frequency over the next three to five years, which may include acquisitions, dispositions, mergers, listings on a national securities exchange and initial public offerings. We also generally expect direct investment programs and registered investment funds to require capital markets services as they seek to access the equity and debt markets.

In the initial engagement of certain unaffiliated third parties, our investment banking and capital markets business may obtain certain sensitive confidential information about competitors of American Realty Capital. Our investment banking and capital markets professionals and their affiliates will be subject to the confidentiality provisions contained in each respective engagement agreement. In addition, our investment banking and capital markets business is a division of our wholesale broker-dealer, an SEC-registered broker-dealer and FINRA member. Our investment banking and capital markets personnel are supervised persons subject to our wholesale broker-dealer’s policies and procedures which are intended to restrict the inappropriate use and/or disclosure of sensitive or confidential information. These same policies and procedures apply to our wholesale broker-dealer’s executive management and wholesale professionals, and will also be implemented among our other lines of business. Thus, we believe that we have adequate protections to ensure that sensitive competitor information is restricted to the professionals and employees of our four lines of business.

Strategic Advisory Services

Our investment banking business will provide strategic advisory services in connection with (1) advising sponsors in the structuring and development of new direct investment programs and registered investment funds and other products; (2) advising sponsors and companies, including with respect to direct investment products, as both buyers and sellers in connection with merger and acquisition transactions; (3) advising direct investment programs, especially SEC-registered, non-traded companies, in connection with liquidity alternatives, which may include listing on a national securities exchange and initial public offering transactions; and (4) debt and equity capital raising advice, including structuring, pricing and marketing.

Many of our strategic advisory service clients are also direct investment programs for whom our wholesale broker-dealer raises or has raised equity capital. In particular, due to the specialized nature of the direct investment industry, we believe we are particularly well suited to provide strategic advisory services to direct investment programs that are distributed by our wholesale broker-dealer. Direct investment programs generally follow a predictable life cycle, consisting of a structuring and development phase, a distribution phase and a value optimization phase. During each phase, our investment banking business is equipped to provide strategic advisory services. In addition, we expect to expand our business by providing strategic advisory services to other direct investment programs and to registered investment funds.

During the structuring and development stage of the life cycle of a direct investment product, we perform strategic and financial analyses and conduct research as to the competitive landscape for a particular program or fund. Based on our analysis, we then generally advise on the appropriate capital structure and corporate or fund structure, which may take the form of a REIT, business development company or other structures, and then develop and execute on a plan to implement the desired capital structure, which may include preparing marketing sales materials and board and investor presentations. In some circumstances, our advice may include identifying issues, conducting diligence, negotiating with potential joint venture partners and sub-advisors and evaluating potential acquisition targets in situations where it is deemed desirable to accelerate early-stage growth via acquisition.

During the distribution stage of a direct investment program, we conduct ongoing market analysis, provide strategic advice and make portfolio and capital markets recommendations to our clients. In providing such services, we analyze investment markets, competitors’ operations and capital markets activity.

Once a direct investment program completes its equity offering, we provide sponsors and boards of directors with strategic advice regarding potential value optimization alternatives based on performance, the competitive landscape and overall market activity. When we are engaged to provide strategic advisory services in connection with value optimization events, our services may include:

•	providing valuation analyses and financial modeling;
•	evaluating and recommending financial strategic alternatives;
•	advising on the appropriate process with respect to the strategic alternative;
•	assisting in the preparation of an offering memorandum or other appropriate sales materials;
•	identifying and contacting selected qualified acquirers/acquisition targets; and
•	assisting in negotiating and closing the proposed strategic transaction.

In certain cases, a value optimization event may take the form of the listing of common stock on a national securities exchange. In connection with a listing transaction, our strategic advisory services may include:

•	analyzing the cost/benefit of listing on a national securities exchange;
•	analyzing the potential needs and sources of additional investment and operating capital, whether in the form of equity or debt;
•	analyzing any capital surpluses and identifying potential uses thereof, including, a potential self-tender offer, and coordinating such self-tender;
•	advising as to public market structuring or capitalization issues;
•	preparing post-listing marketing materials; and
•	assisting with institutional stockholder and sell-side research analyst relations.

Once a company becomes publicly traded on a national securities exchange, we continue to provide strategic advisory services, including:

•	identifying and evaluating potential corporate or portfolio acquisition targets;
•	providing valuation, strategic analyses and financial modeling;
•	evaluating and proposing financing alternatives;
•	providing advice regarding the timing, structure and pricing of proposed acquisitions;
•	assisting in the negotiation and closing of acquisitions; and
•	assisting in obtaining ratings from a nationally recognized credit rating agency.

Capital Markets Services

Our investment banking and capital markets professionals have extensive knowledge and experience in raising debt and equity capital for private and public companies. We provide advice to a range of companies regarding sources, forms and relative cost of capital.

Our debt capital markets team has closed loans, and maintains ongoing contact, with a variety of lender types including global financial institutions, money center banks, regional banks, community banks, life insurance companies, and specialty finance companies. In 2012, our debt capital markets team structured and closed over $1.8 billion in debt financing arrangements. Our debt capital markets team sources, structures and maintains a variety of debt finance and derivative arrangements on behalf of our clients, including:

•	secured senior and mezzanine corporate loans;
•	unsecured corporate loans;
•	mortgage loans on individual properties or groups of properties;
•	mezzanine loans on individual properties or groups of properties;
•	preferred equity investments in individual properties or groups of properties;
•	interest rate swaps and options; and
•	foreign currency hedging.

Our debt capital markets advisory services involve determining the business strategies and objectives of our clients and their investment objectives with respect to debt and derivatives, including proper laddering strategies for loan maturities. Our analysis involves researching comparable debt and derivative transactions and preparing detailed risk/reward financial analyses of debt financing and derivative alternatives. In addition, we monitor global markets for risk, interact with the lending community to stay abreast of currently available products and market pricing and interact with financial institutions and our investment bankers to stay abreast of currently available interest rate and foreign currency derivative products and market pricing. Our analysis results in recommendations to our clients as to the appropriate debt financing or derivative product for a particular situation.

In the sourcing and structuring phase of a debt capital markets transaction, our services may include:

•	leveraging what we believe are our extensive banking relationships to source appropriate debt financing and derivative products;
•	performing cost analysis and other financial modeling to compare across alternative products;
•	negotiating commitments with lenders and derivative counterparties;
•	negotiating definitive documentation for debt and derivative products;
•	performing financial covenant analysis; and
•	coordinating with outside advisors and service providers.

After a financing or derivative transaction has closed, our debt capital markets team may continue to provide maintenance services, including:

•	providing full life-cycle support by assisting with a variety of complex transaction issues with lenders or derivative counterparties;
•	monitoring global markets to advise clients if past derivative trades should be adjusted or eliminated;
•	negotiating amendments and consents to existing facilities;
•	communicating with clients to asses changes in client objectives;
•	coordinating the payoff of existing facilities; and
•	generally monitoring product performance.

Our investment banking team structures and negotiates a variety of equity capital markets arrangements on behalf of issuers and their respective sponsors, including initial public offerings, follow-on offerings, universal registration statements, Regulation S offerings, “at-the-market” offering programs and other public offerings. In 2012, our investment banking team structured approximately $5.8 billion in equity capital markets transactions. In connection with our equity capital markets advisory work, our services may include the following:

•	underwriter selection;
•	structuring;
•	valuation;

•	research;
•	marketing;
•	distribution strategy;
•	determining size;
•	allocations; and
•	stabilization.

We also will support Realty Capital Securities as an underwriter of initial public offerings and follow-on equity offerings. We have been part of the management group in underwritten offerings of public equity. We currently have a network consisting of over 400 broker-dealers through which we syndicate these offerings.

We also have significant relationships with institutional investors that make direct investments in real estate with asset managers such as American Realty Capital. We receive fees from investment managers, including American Realty Capital, in connection with serving as an agent in securing equity capital commitments from such institutional investors. The services that we provide to investment managers in connection with private equity capital raising are similar to services we provide in other capital markets engagements.

Transaction Management Services

Overview

Operating under the name RCS Capital, our transaction management team is comprised of 32 professionals who provide a range of services to direct investment programs and their sponsors including: offering registration and blue sky filings, regulatory advice with respect to the SEC and FINRA, registration maintenance, transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions. We believe that the services offered by our transaction management services provider complement the service offerings of our other lines of business.

Additionally, in light of our transaction management services provider’s experience in providing strategic advice with respect to liquidity events and other strategic transactions for direct investment programs, we believe that our team is, in coordination with external counsel, equipped to advise issuers of other financial products as well. We intend to continue to expand the breadth of our transaction management team in order to provide services for additional investment products.

Our transaction management services provider is not in the business of, and does not hold itself out as, providing legal advice to its clients. However, it does offer services that are intended to be in compliance with the complex regulatory environment surrounding the direct investment program industry.

New Offerings

Our transaction management team is active at the inception stage of direct investment programs and other public companies and assists in determining the desirable structure for a particular program, fund or company in coordination with our investment banking and capital markets professionals. Our transaction management team expects to structure and organize all new programs, funds or other public companies sponsored by American Realty Capital and intends to expand to structure and organize similar programs or offerings for other sponsors. In certain circumstances where it is deemed desirable, we may assist in establishing joint venture and advisor/sub-advisor structures, as well as assisting with acquisitions to accelerate early-stage growth via acquisition.

Registration and Continuous Offering Management

We believe that the registration of direct investment programs requires specialized expertise. Direct investment programs, which in many cases are blind pool offerings that conduct continuous offerings, require thoughtful planning and attention. In particular, such products must comply with federal securities laws, as well as rules and regulations imposed by the SEC and FINRA. Additionally, since direct investment products are not listed on a national securities exchange, they are not deemed federally covered securities and, accordingly, do not benefit from certain federal preemptions provided to exchange-traded products. Absent such federal preemption, state securities regulations will apply to the registration of these products in each state jurisdiction, or blue sky jurisdiction. While certain state blue sky jurisdictions provide no limitations with respect to direct investment products, the state registration process may be more complex and restrictive in other jurisdictions.

Our transaction management services provider is responsible for structuring and organizing American Realty Capital-sponsored direct investment products and has extensive experience in structuring and coordinating their registration in light of all three legal and regulatory frameworks. We view our transaction management services provider as integral in assisting issuers of direct investment products in maintaining compliance with federal and state level regulations throughout the course of an offering, as well as compliance with financial reporting and ongoing disclosure requirements changes that are unique to a continuous offering.

SEC Registration

Two major federal statutes govern the offer and sale of securities in the United States: the Securities Act and the Exchange Act. The Securities Act primarily controls the initial offer and sale of securities while the Exchange Act governs the resale of securities on exchanges or otherwise. Section 5 of the Securities Act specifically imposes registration requirements on issuers of publicly offered securities with such registration being accompanied by disclosure requirements. Direct investment programs registering their securities under Section 5 will offer securities, in most cases, pursuant to Rule 415 of the Securities Act, which allows the issuer to offer securities continuously for up to three years. Furthermore, Rule 415 may allow an issuer to continue to offer securities beyond the initial three-year period with further securities filings. Beyond initial registration, the Securities Act and Exchange Act impose ongoing financial and other reporting requirements. Our transaction management services provider is suited to usher an issuer through initial SEC registration, ongoing reporting and follow-on public offerings allowed by Rule 415.

In light of the requirements under Section 5 of the Securities Act, direct investment programs must prepare registration statements for filing with the SEC in connection with their public offerings. Along with handling the initial registration of these products with the SEC, our team adapts disclosure requirements unique to direct investment products, driven, for example, by SEC industry guidelines implemented through Industry Guide 5, or Guide 5, which governs the preparation of registration statements related to certain real estate securities. Guide 5 requires enhanced disclosure on prior performance and governs the balance of statements in disclosure documents and sales material. Additionally, in connection with financial reporting requirements under the Exchange Act which are ongoing and require current, quarterly and annual reports, issuers and their officers are subject to Sarbanes-Oxley, which requires certain certifications in connection with Exchange Act financial reporting, imposes audit committee independence rules and requires an issuer to use certain internal controls and procedures in its preparation of financial information.

Because the registration of most direct investment products is conducted in a continuous manner (for two to three years), there are ongoing reporting requirements necessitating detailed attention. These federal requirements are imposed by the Securities Act, the Exchange Act and Sarbanes-Oxley, among other regulations. Our transaction management services provider oversees direct investment products in the pre-registration stage, the pre-operational stage and the offering stage and is suited to work with issuers to manage other securities transactions including, but not limited to, proxy solicitation, tender offers and insider reporting.

FINRA Registration

Alongside our wholesale broker-dealer, we believe our transaction management services provider is well suited to anticipate the requests of FINRA during the registration process. Because our wholesale broker-dealer is the exclusive dealer manager for multiple direct investment products, our team has developed experience in advising issuers of direct investment products on the FINRA registration process and have been substantially involved in working with FINRA in obtaining approval to distribute these products in accordance with FINRA guidance.

Our transaction management services provider combines transaction management services and sales and promotional efforts in order to prepare compliant sales material for issuers of securities. Because certain direct investment programs are subject to FINRA and Guide 5 limitations with respect to how they can market their securities, in-depth knowledge and a seamless network of professionals is necessary to outfit the marketing process for direct investment programs. We believe that by providing both transaction management services and marketing efforts to issuers, we are able to help issuers market their securities in a seamless and cost-effective manner.

State Registration Process

Along with registration with the SEC and FINRA, direct investment products must be registered with each blue sky jurisdiction, adding a third tier of regulation to these products, unless a certain exemption from state registration is applicable. Our transaction management services provider coordinates this effort from the commencement of SEC registration and attempts to anticipate state securities law issues from the formation of an issuer. Some jurisdictions, like the SEC, require issuers of direct investment products to expand, revise or modify disclosure in applicable registration statements during the course of registration. These disclosure jurisdictions impose additional requirements to the registration process that expand upon those implemented by the SEC in its rules and regulations. We believe that our transaction management services provider is well versed in these requirements.

Other jurisdictions impose certain substantive standards on direct investment products. Such a jurisdiction, usually described as a merit jurisdiction, reviews the disclosure provided by an issuer of a direct investment product and adds certain limitations to the structure and sale of these products. A majority of merit jurisdictions have adopted the North American Securities Administrators Association Statements of Policy, which we refer to collectively as the NASAA Guidelines, and require that applicable disclosure and organizational documents be conformed thereto. The NASAA Guidelines require limitations on certain transactions and require issuers to maintain certain stockholder rights.

Unlike SEC registration, which, in the case of most direct investment products, allows for a three-year registration period, blue sky jurisdictions require annual registration renewals during the course of SEC registration. Along with these annual renewals, certain blue sky jurisdictions conduct additional reviews of the issuer’s offering and may “reopen” a review in connection with certain matters which can cause a delay and, in certain cases, require the suspension of, an offering in certain blue sky jurisdictions. Along with the initial registration of securities in the blue sky jurisdictions of various states, our team will provide ongoing services in connection with the renewal of such registrations on an annual basis. Ultimately, our transaction management services provider will be deeply involved in each stage and aspect of an issuer’s offering.

Strategic Advisory Services

In addition to the management of the registration process and compliance with ongoing regulatory obligations, our transaction management team also supports our investment banking team in providing strategic advisory services. We believe that our team’s in-depth knowledge of an issuer through its formation, registration and offering stages, including its involvement in the initial structuring of a direct investment program, makes it well suited to provide advice in connection with successful implementation of end-of-cycle liquidity events, such as a sale.

Because our team has overseen continuous offerings, it has been involved in the initial preparations required to execute a liquidity event (including two listings and two public mergers to date). Our team coordinates with other banking professionals, once engaged by an issuer, to take the initial steps toward unlocking stockholder value. Our team coordinates issuer due diligence, negotiates operative agreements in connection with reorganizations and listings and prepares issuers for many of the aspects of a reorganization including, but not limited to, proxy solicitation, public relations, listing on a national securities exchange, delisting from a national securities exchange, preparation of registration statements in connection with a proxy statement and issuance of shares in connection with the reorganization, marketing of a strategic transaction and coordinating each of these items in a timely and efficient matter in order to streamline the reorganization process. We believe that our team is uniquely suited to provide these services to American Realty Capital-sponsored issuers and other issuers of direct investment and other investment products, as demonstrated by its recent participation in several major liquidity events in the direct investment program industry.

Capital Markets Advisory Services

Our transaction management team also supports our investment banking and capital markets business in connection with equity capital markets and debt capital markets transactions, including initial public offerings, follow-on offerings, universal registrations, Regulation S offerings, “at-the-market” offering programs and other public offerings and private placements. Our team expects to coordinate a variety of debt capital markets transactions on behalf of our debt capital markets team, which is focused on debt financing arrangements, such as senior and mezzanine corporate loans, mortgage loans and preferred equity, as well as derivative arrangements, such as interest rate swaps, options and foreign currency hedges. Our team coordinates with banking professionals, lenders, borrowers, issuers, underwriters and others in order to manage and successfully effectuate transactions. Our team is generally involved in all aspects of a transaction from the initial negotiation of a term sheet or engagement, to coordinating due diligence, to the negotiation of definitive documentation, to the closing of the transaction.

Registered Investment Fund Services

We expect that our transaction management team will contract with registered investment companies to provide fund administration services. We expect that these services will include those necessary to the operation of such companies under applicable legal, regulatory and operational requirements, including the following: managing governance and related matters, preparing and filing registration statements and periodic reports with the SEC, preparing and distributing reports to shareholders, providing (or procuring) fund accounting services, managing associated compliance, legal and operational issues, handling communications with regulators, coordinating the audit process, coordinating the efforts of transfer agents and custodians, purchasing fidelity bond and errors and omissions coverage, coordinating with the chief compliance officers for the companies, conducting training for new trustees, managing the companies’ codes of ethics and coordinating contract approval processes.

We intend that our transaction management team will also support Realty Capital Securities, LLC in its capacity as an underwriter, providing a number of distribution-oriented and related services to the companies it serves. These services are intended to include: negotiating selected dealer agreements covering the sale of fund shares, negotiating arrangements for the sale and custody of shares with broker-dealer platforms, implementing agreements with National Securities Clearing Corporation and other fund trading and clearing systems, and calculating, collecting and paying applicable sales charges and distribution expenses. We also intend that our transaction management team will create and submit reports to the fund administrator and board of trustees regarding sales and distribution activities and expenditures, prepare sales materials and submit said materials to FINRA for review, and distribute prospectuses and sales materials per SEC and FINRA rules.

Offering Due Diligence Services

Because the offering of direct investment products is continuous for roughly two to three years (and possibly longer), selling dealers employ their own due diligence teams or third-party consultant firms to perform a detailed review of direct investment products before and during the life of an offering. Our transaction management team includes due diligence professionals who work closely with the selling dealers and their representatives to provide the most detailed and accurate information about products sold by our wholesale broker-dealer. Thereby, selling dealers can provide an up-to-date picture to the investor concerning the issuer, its performance, its returns and other details. Along with serving to assist in registering offerings as necessary, our transaction management services provider is equipped to work with selling dealers to finalize the due diligence process while our wholesale broker-dealer assembles its group of selling dealers.

Marketing and Promotional Services

Our transaction management team includes marketing and promotional professionals who assist issuers and our wholesale broker-dealer in providing up-to-date information to selling dealers and investors. From the genesis of an offering through the expected close of a continuous offering, our marketing team provides substantial promotional support to our wholesale broker-dealer in providing promotional materials through forums, webinars, press releases and other mass forms of communication. Our marketing team helps sustain the selling efforts of our broker-dealer’s direct investment offerings from inception to the close of an offering.

In addition, our transaction management services provider coordinates the filing of such sales materials with FINRA, the SEC and blue sky jurisdictions. The filing of such sales material may require certain modifications to be made to such sales material in connection with FINRA, SEC and state review, as direct investment programs are subject to compliance with Guide 5.

Our Transfer Agent

Overview

Our transfer agent is registered as a transfer agent with the SEC. Our transfer agent will enter into contracts to act as registrar, provide record-keeping services and execute the transfer, issuance and cancellation of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital. Our transfer agent employs 15 professionals. In addition, our transfer agent may act on behalf of other issuers of direct investment products and other securities, including securities issued by registered investment companies. We expect that our transfer agent will also be responsible for coordinating tax reporting efforts and the payment of distributions and redemptions, among other services. We believe our transfer agent is well suited to manage DRIPs and share repurchase programs, which are common features of direct investment products, because of its personnel’s knowledge of, and experience with, these features of direct investment products and the experience of employees of the operating subsidiaries in executing transactions under DRIPs and share repurchase programs while employed by our dealer manager and other entities involved in the transfer agency business. Certain employees of our transfer agent have extensive experience in supervising third-party transfer agency service providers and we believe our transfer agent can use this experience to successfully grow its business. We expect that our transfer agent will add another facet to our management and oversight of the sale and distribution of direct investment products. We expect that our transfer agent will generate fees from a variety of services performed for issuers of direct investment products and registered investment companies. We anticipate that those fees will be in the form of flat or account-based fees for services and per transaction fees. In 2012, American Realty Capital spent $4.9 million on transfer agency services, although there can be no assurance that we will be able to benefit from such expenditures in the future. In light of that potential revenue, we have decided to start our transfer agency business in order to attempt to capture market share in an industry that we expect will grow.

Coordinating the Execution of an Offering

While our transaction management services provider will be responsible for structuring each offering of direct investment products, our transfer agent will supplement these services by executing the actual sale, repurchase and cancellation of each share sold. Our transfer agent will maintain records for each share sold, provide end-of-year tax reporting information and will assist in assembling information about investors that purchase direct investment products in connection with the proxy solicitation process for annual and special meetings of stockholders.

Monitoring an Offering

Along with helping to coordinate the sale and repurchase of shares of common stock, our transfer agent will, in its capacity as a registrar, monitor the valid execution and transfer of authorized shares by each issuer. Because of the requirement that direct investment products must be registered in blue sky jurisdictions, our transfer agent will also provide data to our wholesale broker-dealer and the issuers of direct investment products which will reflect the amount of shares sold in each blue sky jurisdiction. Because direct investment products are typically sold in 52 domestic jurisdictions (including the District of Columbia and Puerto Rico), it is important that an issuer and its dealer manager are aware of state-by-state registration requirements. Our transfer agent will assist these parties in assuring compliance with registration requirements from state to state.

Stockholder Information

Our transfer agent will retain stockholder information with respect to each purchase of direct investment products. Because of this, our wholesale broker-dealer and transaction management services provider will be able to easily retrieve this information from our transfer agent which will streamline the process of conducting an ongoing public offering.

American Realty Capital-Sponsored Direct Investment Programs and Publicly Traded REITs for Which our Wholesale Broker-Dealer Provided Exclusive Dealer Manager and Other Services

Our wholesale broker-dealer has acted as the exclusive dealer manager for each American Realty Capital-sponsored direct investment program listed below (which excludes American Realty Capital Properties, Inc., or ARCP) and has conducted each such offering on a “best efforts” basis. In such an offering, our wholesale broker-dealer is only required to use its good faith efforts and reasonable diligence to sell the shares and has no firm commitment or obligation to purchase any of the shares. As exclusive dealer manager for these offerings, our wholesale broker-dealer has provided wholesaling, sales, promotional and marketing assistance services to each such direct investment program in connection with the distribution of the shares offered pursuant to each program’s prospectus. In limited circumstances, our wholesale broker-dealer also may sell and may have sold a limited number of shares in such offerings at the retail level. Our wholesale broker-dealer also acted as a co-dealer manager for ARCP’s initial public offering of common stock, which commenced in July 2011 and was completed in September 2011. The offering was conducted on a “reasonable best efforts” basis. Following the completion of ARCP’s initial public offering, our wholesale broker-dealer, through professionals currently in its investment banking and capital markets business, advised ARCP regarding potential value optimization alternatives based on ARCP’s stock performance, the competitive landscape and overall market activity in connection with ARCP’s follow-on offerings, which were completed in November 2011, June 2012 and January 2013, and ARCP’s at-the-market offering program which was utilized in January 2013 and April 2013 and may be utilized additionally from time to time, pursuant to the terms of the applicable prospectus supplement relating to the at-the-market offering program. For a further description of ARCP and each American Realty Capital-sponsored direct investment program for which our wholesale broker-dealer acted as exclusive dealer manager, please see below.

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, was a Maryland corporation that qualified as a REIT for federal income tax purposes. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which the Company became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT,” or the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation, and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc., or NYRR, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRR was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRR filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRR had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRR exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of March 31, 2013, NYRR had received aggregate gross proceeds of $261.3 million which includes the sale of 25.9 million shares in its public offering and $5.2 million from its distribution reinvestment plan. As of March 31, 2013, there were 28.5 million shares of NYRR common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of March 31, 2013, NYRR had total real estate investments, at cost, of $462.7 million, comprised of 17 properties. As of December 31, 2012, NYRR had incurred, cumulatively to that date, $25.7 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $9.1 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT, Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of March 31, 2013, PE-ARC had received aggregate gross offering proceeds of $222.7 million which includes the sale of 22.5 million shares of common stock in its public offering and $2.5 million from its distribution reinvestment program. As of March 31, 2013 PE-ARC had acquired 37 properties, 20 of which are held through a 54% owned joint venture, and had total approximate real estate investments at cost of $469.6 million. As of December 31, 2012, PE-ARC had incurred, cumulatively to that date, $18.9 million in offering costs for the sale of its common stock and $6.2 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc. or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of March 31, 2013, ARC HT had received aggregate gross offering proceeds of $1.1 billion which includes the sale of 113.3 million shares in its public offering and $11.7 million from its distribution reinvestment plan. As of March 31, 2013, ARC HT had acquired 58 commercial properties, for a purchase price of $736.6 million. As of December 31, 2012, ARC HT had incurred, cumulatively to that date, $76.3 million in offering costs for the sale of its common stock and $12.8 million for acquisition costs related to its portfolio of properties.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of March 31, 2013, ARC RCA had received aggregate gross proceeds of $13.0 million from the sale of 1.3 million shares in its public offering, including proceeds from its distribution reinvestment plan. As of March 31, 2013, ARC RCA acquired two properties for a purchase price of $54.2 million. As of December 31, 2012, ARC RCA has incurred, cumulatively to that date, $6.6 million in offering costs for the sale of its common stock and $1.0 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and intends to qualify as a

REIT beginning with the taxable year ending December 31, 2013. ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of March 31, 2013, ARC DNAV had received aggregate gross proceeds of $10.8 million from the sale of 1.1 million shares in its public offering. As of March 31, 2013, ARC DNAV had acquired nine properties with total real estate investments, at cost, of $28.5 million. As of December 31, 2012, ARC DNAV had incurred, cumulatively to that date, $3.9 million in offering costs from the sale of its common stock and $0.7 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which includes the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, immediately prior to the closing of the merger described below, ARCT III owned 533 single tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by the independent members of both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plans of Merger on March 1, 2013.

American Realty Capital Properties, Inc.

ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Global Select Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012 ARCP closed its follow-on offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. In January 2013, ARCP commenced its “at the market” equity offering. In aggregate, ARCP has received $128.7 million of proceeds from the sale of common and convertible preferred stock. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all the outstanding shares of ARCT III. The merger was approved by both companies’ boards of directors and was subsequently approved by the independent members of both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received, pursuant to the terms of the Agreement and Plan of Merger, their respective cash or stock consideration, as elected, from ARCP. As of March 31, 2013, including the properties purchased by ARCT III, ARCP owned 702 single tenant freestanding properties and real estate investments, at a purchase price of $2.1 billion. On June 4, 2013, the closing price per share of common stock of ARCP was $15.34.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of March 31, 2013, ARC Global received aggregate gross proceeds of $9.9 million from the sale of 1.0 million shares in its public offering. As of March 31, 2013, ARC Global had acquired one property with a base purchase price of $2.6 million. As of December 31, 2012, ARC Global had incurred, cumulatively to that date, $2.6 million in offering costs for the sale of its common stock and $0.2 million for acquisition costs related to its property acquisition.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, is the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of March 31, 2013, ARCT IV received aggregate gross proceeds of $1.5 billion from the sale of 62.4 million shares in its public offering and $3.0 million under its distribution reinvestment plan. As of March 31, 2013, ARCT IV owned 113 freestanding properties at a purchase price of $226.1 million. As of December 31, 2012, ARCT IV had incurred, cumulatively to that date, $36.8 million in offering costs for the sale of its common stock and $2.3 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC HT II filed its registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. As of March 31, 2013, ARC HT II received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of March 31, 2013, ARC HT II has not acquired any properties. As of December 31, 2012, ARC HT II had incurred, cumulatively to that date, $0.8 million in offering costs for the sale of its common stock.

ARC Realty Finance Trust, Inc.

ARC Realty Finance Trust, Inc., or ARC RFT, a Maryland corporation, is the twelfth publicly offered REIT sponsored by American Realty Capital. ARC RFT was incorporated on November 15, 2012 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARC RFT filed its registration statement publicly with the SEC on January 22, 2013, which was declared effective by the SEC on February 12, 2013. As of March 31, 2013, ARC RFT received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of March 31, 2013, ARC RFT has not made any investments. As of December 31, 2012, ARC RFT had incurred, cumulatively to that date, $0.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2013. ARCT V filed its registration statement publicly with the SEC on March 6, 2013, which was declared effective on April 4, 2013 by the SEC. As of March 31, 2013, ARCT V received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of March 31, 2013, ARCT V has yet to make any investments. As of January 31, 2013, ARCT V had incurred, cumulatively to that date, $0.2 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of March 31, 2013, BDCA had raised gross proceeds of $231.0 million which includes the sale of 22.0 million shares in its public offering and $3.1 million from its distribution reinvestment program. As of March 31, 2013, BDCA’s investments, at original cost, were $314.4 million. As of December 31, 2012, BDCA had incurred, cumulatively to that date, $2.0 million in offering costs for the sale of its common stock.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers.

Name	Age	Position
Nicholas S. Schorsch	52	Executive Chairman of the Board of Directors
William M. Kahane	65	Chief Executive Officer and Director
Edward M. Weil, Jr.	46	President, Treasurer, Secretary and Director
Peter M. Budko	53	Chief Investment Officer and Director
Brian S. Block	41	Chief Financial Officer, Assistant Secretary and Director
Mark Auerbach	75	Independent Director
C. Thomas McMillen	61	Independent Director

Nicholas S. Schorsch has served as executive chairman of our board of directors since February 2013. Mr. Schorsch has also served as co-chief executive officer of our Manager since April 2013. Mr. Schorsch served as chairman of the board of directors of ARCT from August 2007 until January 2013, when ARCT closed its merger with Realty Income Corporation and, until March 2012, the chief executive officer, of ARCT, the ARCT advisor and the ARCT property manager since their formation in August 2007. Mr. Schorsch has served as chairman of NYRR and the chief executive officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Schorsch has served as the chief executive officer of the PE-ARC advisor since its formation in December 2009. Mr. Schorsch has been the chairman of ARC-RCA and the chief executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Schorsch has been the chairman and the chief executive officer of ARC HT and an executive officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Schorsch has been chairman and the chief executive officer of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Schorsch has been the chairman of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC DNAV, and chief executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Schorsch also has been the chairman of American Realty Capital Properties, Inc., or ARCP, and chief executive officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Schorsch has been chairman of ARCT III and chief executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Schorsch has been the chairman of ARC Global and chief executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. He has also served as chairman of ARCT IV and the chief executive officer of ARCT IV, the ARCT IV Advisor and the ARCT IV property manager since their formation in February 2012. Mr. Schorsch also has served as the chairman of the board of directors of ARC HT II since its formation in October 2012. Mr. Schorsch has served as the chairman of the board of directors of ARC Realty Finance Trust, Inc., or ARC RFT, and the chief executive officer of ARC RFT and the ARC RFT advisor since their formation in November 2012. Mr. Schorsch has served as chairman of ARCT IV since its formation in January 2013 and chief executive officer of American Realty Capital Trust V, Inc., or ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013. From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice chairman of American Financial Realty Trust, or AFRT, from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group, or AFRG, and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September

2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer, as applicable, of NYRR, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V, his previous experience as president, chief executive officer and vice chairman of AFRT and his significant real estate acquisition and credit underwriting experience, make him well qualified to serve as executive chairman of our board of directors.

William M. Kahane has served as chief executive officer and a director of our company since February 2013. Mr. Kahane has also served as co-chief executive officer of our Manager since April 2013. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 until the close of ARCT’s merger with Realty Income Corporation in January 2013. He also served as a director of ARCT August 2007 until January 2013. Mr. Kahane has served as a director of ARC RCA since its formation in July 2010. He also had served as an executive officer of ARC RCA and the ARC RCA advisor from their formation in July 2010 and May 2010, respectively, until March 2012. Mr. Kahane also has been a director of PE-ARC and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has served as a director of NYRR since its formation in October 2009 and had served as an executive officer of NYRR from October 2009 until March 2012 and as an executive officer of the NYRR advisor and property manager from their formation in November 2009 until March 2012. Mr. Kahane served as a director of ARC DNAV and an executive officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager from their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer of ARCT III from October 2010 until April 2012 and as an executive officer of the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane has served as a director of ARC HT since its formation in August 2010 and as president and chief operating officer of ARC HT, the ARC HT advisor and the ARC HT property manager from August 2010 until March 2012. Mr. Kahane has served as a director of ARC HT II since March 2013. Mr. Kahane served as a director and executive officer of ARCP and as an executive officer of the ARCP advisor from their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane also has been an interested director of BDCA since its formation in May 2010 and, until March 2012, was the president of BDCA. Mr. Kahane also served as president and chief operating officer of the BDCA advisor from its formation in June 2010 until March 2012. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008.

Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as a director of ARC RCA, BDCA, NYRR, ARC HT, PE-ARC and ARC HT II, his prior experience as an executive officer and director of ARC DNAV, ARCT III, ARCP and

ARCT, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate, make him well qualified to serve as a member of our board of directors.

Edward M. Weil, Jr. has served as president, treasurer, secretary and a director of our company since February 2013. Mr. Weil has also served as president, treasurer and secretary of our Manager since April 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil has served as an executive officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. He has served as the executive vice president and secretary of the PE-ARC advisor since its formation in December 2009. Mr. Weil has served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Weil has served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARC DNAV, and has served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Weil has served as an executive officer, and, beginning in March 2012, a director, of ARCP since its formation in December 2010 and has served as an executive officer of the ARCP advisor since its formation in November 2010. Mr. Weil has been a director and an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Weil was appointed as a director of ARCT IV in January 2013. Mr. Weil has served as a director of ARCT V since its formation in January 2013 and as president, chief operating officer, treasurer and secretary of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Weil has served as the president, chief operating officer, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Weil served as the president, treasurer and secretary of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil has been the chief executive officer of our dealer manager, since December 2010. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses. We believe that Mr. Weil’s current experience as an executive officer of NYRR, ARC RCA, ARC DNAV, ARC HT, ARCP, ARC Global, ARCT IV, ARC HT II and ARCT V, his current experience as a director of ARC DNAV, ARCP, ARC Global, ARCT IV and ARCT V, his previous experience as senior vice president at AFRT and his real estate experience, make him well qualified to serve on our board of directors.

Peter M. Budko has served as chief investment officer and a director of our company since February 2013. Mr. Budko has also served as chief investment officer of our Manager since April 2013. Mr. Budko served as executive vice president and chief investment officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Budko has also served as executive vice president and chief operating officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Budko has served as executive vice president and chief investment officer of the PE-ARC advisor since its formation in December 2009. Mr. Budko has served as executive vice president and chief investment officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Budko has served as executive vice president, and until February 2011 as chief investment officer, of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Budko served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Budko has served as an executive officer of BDCA and the BDCA advisor since their formation in May 2010 and June 2010, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP and the ARCP manager since their formation December 2010 and November 2010, respectively. Mr. Budko also has been an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Budko has served as executive vice president and chief investment officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Budko has served as the executive vice president of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012. Mr. Budko has served as the executive vice president of ARC RFT and the ARC RFT advisor since their formation in November 2012 and as president of ARC RFT and the ARC RFT advisor since January 2013. Mr. Budko was appointed as a director of ARC RFT in January 2013. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997 – 2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in physics from the University of North Carolina. We believe that Mr. Budko’s current experience as an executive officer of NYRR, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT, ARCT V and BDCA, as a director of ARC RFT, his prior experience as an executive officer of ARCT, ARCT III and at Wachovia Capital Markets and Nations Bank and his over 20 years of experience in debt and lending, make him well qualified to serve as a member of our board of directors.

Brian S. Block has served as chief financial officer, assistant secretary and a director of our company since February 2013. Mr. Block has also served as chief financial officer and assistant secretary of our Manager since April 2013. Mr. Block has served as executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in 2007 through March 2012. Mr. Block has served as executive vice president and chief financial officer of NYRR, the NYRR property manager and the NYRR advisor since their formation in October 2009. Mr. Block has served as executive vice president and chief financial officer of the PE-ARC advisor since its formation in December 2009. Mr. Block has served as executive vice president and chief financial officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively. Mr. Block has served as executive vice president and chief financial officer of ARC HT, the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Block served as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Block served as chief financial officer and treasurer of BDCA from its formation in May 2010 until February 2013, and has served as chief financial officer of the BDCA advisor from its formation in June 2010 until February 2013. Mr. Block has served as chief financial officer of ARC DNAV since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010. Mr. Block also has been executive vice president and chief financial officer of ARCP and the ARCP advisor since their formation December 2010 and November 2010, respectively. Mr. Block also has been executive vice president and chief financial officer of ARC Global, the ARC Global advisor and the ARC Global property manager since their formation in July 2011, July 2011 and January 2012, respectively. Mr. Block has served as the executive vice president and chief financial officer of ARCT IV, the ARCT IV advisor and the ARCT IV property manager since their formation in February 2012. Mr. Block served as the executive vice president and chief financial officer of ARC RFT and the ARC RFT advisor from November 2012 until January 2013. Mr. Block has served as a chief financial officer and executive vice president of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University. We believe that Mr. Block’s current experience as an executive officer of NYRR, ARC RCA, ARC HT, ARC DNAV, ARCP, ARC Global, ARCT IV, ARC HT II, ARC RFT and ARCT V, his previous experience as an executive officer at AFRT and his experience in financial reporting, make him well qualified to serve as a member of our board of directors.

Mark Auerbach has served as an independent director since May 2013. Mr. Auerbach has served as a director of Optimer Pharmaceuticals, Inc. since June 2005 and lead independent director of that company since February 2013. Over the last 18 years, Mr. Auerbach had served as directors for several companies. He currently serves as a director in Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases. From June 2007 through August 2009, he served as director of Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc. From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor. Mr. Auerbach received a B.S. degree from Rider University. We believe Mr. Auerbach’s previous experience as a member of the board of directors of Optimer Pharmaceuticals, Neuro-Hitech, Inc., Collexis, RxElite Holdings, Inc., and Par Pharmaceutical, Inc, his current experience as a member of the board of directors of Ventrus Bioscience, Inc. and his previous experience as an officer of Central Lewmar LLP make him well qualified to serve on our board of directors.

C. Thomas McMillen has served as an independent director since May 2013. Mr. McMillen has served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board since August 30, 2005 and since July 2011 has served as its President. Since April 2011, Mr. McMillen has served as Chairman of the National Foundation on Fitness, Sports and Nutrition. From April 2007, he has served on the Board of Regents of the University of Maryland System. Since October 2009, Mr. McMillen has served on the board of directors of Dominion Funds, Inc., a mutual fund. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation, (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK) and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court in Wilmington, Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar. We believe Mr. McMillen’s previous experience as a member of the board of directors of Timios National

Corporation, the University of Maryland System, Dominion Funds, Inc., Ultimate Escapes, Inc., his previous experience as an officer of Fortress International Group and Timios National Corporation and his expertise in United States public policy and politics make him well qualified to serve on our board of directors.

There are no family relationships among any of our directors or executive officers. The executive officers and directors named above may act as authorized officers of the company when so deemed by resolutions of the company. The only functions that our independent directors perform apart from the functions they serve in their capacity as members of the board as a whole is in their capacity as members of the Audit Committee, as further described below.

Board Composition

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors. Our board of directors includes two independent directors and has a fiduciary responsibility to all our stockholders to set policy and oversee our company. Our board of directors is comprised of the following seven directors: Messrs. Schorsch, Kahane, Weil, Budko, Block, Auerbach and McMillen. We have determined that Messrs. Auerbach and McMillen are independent directors within the meaning of the applicable rules of the SEC and NYSE, and that Mark Auerbach is an audit committee financial expert within the meaning of the applicable rules of the SEC and possesses financial sophistication as defined under the rules of NYSE. Our amended and restated certificate of incorporation will provide that our board of directors will consist of no fewer than three nor more than ten persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors.

Controlled Company

Because Parent controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NYSE. Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for compensation matters and for nominating members of our board. Additionally, as described in the section entitled “Description of Capital Stock — Common Stock — Anti-Takeover Effects of Provisions of Delaware Law,” so long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, Parent will be able to effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company. In addition, Parent will have the ability to take stockholder action without the vote of any other stockholder.

Audit Committee

Prior to the consummation of this offering, we established an Audit Committee of our board of directors. Our Audit Committee will assist our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities will include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

Messrs. Auerbach and McMillen currently serve on the Audit Committee and Mr. Auerbach serves as its chair. Messrs. Auerbach and McMillen are independent under Rule 10A-3 under the Exchange Act.

Independent Director Compensation

We expect that each independent director will receive the following compensation for service on our board of directors and, if applicable, our Audit Committee. Independent directors are directors who are not our employees or employees of Parent.

•	an annual cash retainer fee of $30,000; and
•	an additional cash retainer fee of $5,000 for the Chairperson of the Audit Committee.

Retainers will be paid upon closing of this offering and immediately following each regularly scheduled annual stockholder meeting. If a director joins the board of directors at any time other than the annual stockholder meeting, the retainers will be prorated and paid at the time of such director joining the board of directors. The directors will have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with restrictions as may be required by law.

All directors will be reimbursed for reasonable expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We may consider also paying per-meeting fees.

Executive Compensation

Our management agreement will provide that our Manager is responsible for managing our affairs and providing us with our management team, including our chief executive officer and each of our other executive officers. Because we will not employ any of our executive officers, each of whom is an executive of American Realty Capital, none of our executive officers will receive any fees or compensation from us. Instead, we will pay our Manager the management and incentive fees described in “Our Manager and American Realty Capital — Management Agreement” and the performance-based awards described in “Management — 2013 Manager Multi-Year Outperformance Agreement.”

In their capacities as executive officers, each executive officer will devote such portion of his time to our affairs as is necessary to enable us to operate our business.

Management Agreement

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform executive and management services for us, subject to oversight by our board of directors.

The initial term of the management agreement will end ten years after the closing of this offering, with automatic five-year renewal terms. During the initial term, we, together with our operating subsidiaries, may terminate the management agreement only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; and

•	the dissolution of our Manager.

Effective at the expiry of the initial ten-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the management agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees, incentive fees or performance-based awards payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees or awards by accepting a reduction of management fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days’ prior notice of such a termination. Our Manager may also decline to renew the management agreement by providing us with 180 days’ written notice.

We will pay our Manager (i) a management fee in an amount equal to 10% of the aggregate GAAP net income (if such amount is a positive number) of our three operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time), calculated and payable quarterly in arrears, subject to the aggregate GAAP net income of our three operating subsidiaries being positive for the current and three preceding calendar quarters, and (ii) an incentive fee that is based on our earnings and our stock price, as further described under “Our Manager and American Realty Capital—Management Agreement.”

2013 Manager Multi-Year Outperformance Agreement

We will enter into a Multi-Year Outperformance Agreement, or the OPP, with our Manager. The OPP will provide for a performance-based bonus award to our Manager that is intended to further align our Manager’s interests with those of the company and its stockholders.

Under the OPP, our Manager will be eligible to earn a performance-based bonus award of up to a maximum award opportunity that is anticipated to be 5% of our anticipated market capitalization on the commencement date of the performance period, or the Commencement Date, which amount is anticipated to be $2.50 million related to Class A common stock and $24.0 million related to Class B common stock, or $26.50 million in the aggregate, which we refer to as the OPP Cap, if the Commencement Date is the closing date of this offering. Subject to the OPP Cap, any award under the OPP will be determined based on our achievement of total return to stockholders, which we refer to as Total Return and which includes both share price appreciation and common stock dividends, as measured against a peer group of companies, or the Peer Group, as set forth below, for the three-year performance period commencing on the Commencement Date, or the Three-Year Period; each 12-month period during the Three-Year Period, which we refer to as the One-Year Periods; and the initial 24-month period of the Three-Year Period, which we refer to as the Two-Year Period, as follows:

	Each One-Year Period	Two-Year Period	Three-Year Period
4% of any excess Total Return attained by our company above the median Total Return for the performance period of the Peer Group*, or Excess Performance Award, for the measurement periods described above, subject to a ratable sliding scale factor as follows based on achievement of cumulative Total Return measured from the beginning of such period:

100% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is at least:	6%	12%	18%
50% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than the respective percentage set forth on the line above but at least:	0%	0%	0%
0% of the Excess Performance Award will be earned if the increase in Total Return achieved by our company is less than:	0%	0%	0%

	Each One-Year Period	Two-Year Period	Three-Year Period
a percentage from 50% to 100% of the Excess Performance Award calculated by linear interpolation will be earned if the increase in Total Return achieved by our company is between:	0% - 6%	0% - 12%	0% - 18%

*	The Peer Group will be composed of the following companies, each of which is a financial services provider that currently participates in the public capital markets, has a business profile that we believe is analogous to ours, and that we believe is similar in size and scope to RCS Capital Corporation: The Charles Schwab Corporation, Cowen Group, Inc., E*Trade Financial Corporation, FBR & Co., Gain Capital Holdings, Inc., Gleacher & Company, Greenhill & Co. Companies, JMP Group Inc., Lazard Ltd., LPL Financial Holdings Inc., Oppenheimer Holdings Inc., Piper Jaffray Companies, Raymond James Financial, Inc. and TD Ameritrade Holding Corporation.

The potential outperformance award is calculated at the end of each One-Year Period, the Two-Year Period and the Three-Year Period. The award granted for the Three-Year Period is based on the formula in the table above less any awards granted for the Two-Year Period and One-Year Periods, but not less than zero; the award granted for the Two-Year Period is based on the formula in the table above less any award granted for the first and second One-Year Period, but not less than zero.

Amounts earned under the OPP will be issued in the form of LTIP Units, which represent units of equity ownership in our operating subsidiaries that are structured as profits interest therein. See “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries” for a discussion of the LTIP Units in connection with the operating agreements of our operating subsidiaries. Our independent directors will determine the allocation of the LTIP Unit grants from among our operating subsidiaries based upon any reasonable method as determined in their sole discretion. Subject to our Manager’s continued service through each vesting date,  1/3 of any amount earned will vest on each of the third, fourth and fifth anniversaries of the Commencement Date.

The OPP will provide for early calculation and vesting in the event our Manager is terminated or in the event we incur a change in control, in either case prior to the end of the Three-Year Period. The OPP also will provide for accelerated vesting in the event our Manager is terminated or in the event of a change in our control on or following the end of the Three-Year Period.

Equity Plan

We intend to adopt the RCS Capital Corporation Equity Plan, which will provide for the grant of stock options, restricted shares of Class A common stock, restricted stock units, dividend equivalent rights and other equity-based awards to our Manager (including under the OPP), non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us. The maximum number of shares of Class A common stock that may be made subject to awards under the equity plan will initially be 250,000 shares of Class A common stock. Following any increase in the number of issued and outstanding shares of Class A common stock after the effective date of the equity plan, the maximum number of shares of Class A common stock that may be made subject to awards under the equity plan will be a number of shares of Class A common stock equal to the greater of (x) 250,000 shares and (y) 10% of the total number of issued and outstanding shares of Class A common stock (on a fully diluted basis) at any time following such increase (subject to the registration of the increased number of available shares). If any vested awards under the equity plan are paid or otherwise settled without the issuance of shares of Class A common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the equity plan. If any awards under the equity plan are cancelled, forfeited or otherwise terminated without the issuance of shares of Class A common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the equity plan. Shares of Class A common stock issued under the equity plan may be authorized but unissued shares or shares that have been reacquired by us. In the event our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of Class A common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the equity plan, then our board of directors will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of Class A common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of Class A common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, our board of directors may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of Class A common stock). Awards under the equity plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by our board of directors and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the equity plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved; provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

If a participant in the equity plan is subject to an excise tax on “parachute payments” under Section 280G of the Code as the result of any payments or benefits received by the participant in connection with a change in control of us (as defined under the equity plan), we will provide the participant with a gross-up payment, except that such gross-up payment will not be payable if the amount of the parachute payment exceeds the Section 280G threshold by 10% or less, in which case the amounts and benefits payable or to be provided to the participant shall be subject to reduction to the extent necessary to avoid the excise tax if the participant would benefit from such reduction as opposed to paying the excise tax.

OUR MANAGER AND AMERICAN REALTY CAPITAL

General

We will be externally managed and advised by our Manager. Each of our Manager’s and our executive officers is an executive officer of American Realty Capital. The executive offices of our Manager are located at 405 Park Avenue, New York, New York 10022, and the telephone number of our Manager’s executive offices is (866) 904-2988.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our Manager:

Name	Age	Position(s)
Nicholas S. Schorsch	52	Co-Chief Executive Officer
William M. Kahane	65	Co-Chief Executive Officer
Edward M. Weil, Jr.	46	President, Treasurer and Secretary
Peter M. Budko	53	Chief Investment Officer
Brian S. Block	41	Chief Financial Officer and Assistant Secretary

The backgrounds of Messrs. Schorsch, Kahane, Weil, Budko and Block are described in the “Management — Our Directors and Executive Officers” section of this prospectus.

Management Agreement

Upon completion of this offering, we, together with our operating subsidiaries, will enter into a management agreement with our Manager pursuant to which it will provide executive and management services to us and our operating subsidiaries. The management agreement will require our Manager to manage our business and affairs, as well as the business and affairs of our operating subsidiaries, under the supervision and direction, directly or indirectly, of our board of directors.

Liability and Indemnification

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager will maintain a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We will agree to indemnify our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct or gross negligence. Our Manager will agree to indemnify us, our directors, officers, stockholders and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct or gross negligence or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will carry errors and omissions and other customary insurance upon the completion of this offering.

Management Team

Pursuant to the terms of the management agreement, our Manager will be required to provide us with our management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us.

None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager will be required to refrain from any action that, in its sole judgment made in good faith, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or by-laws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or by-laws. Our Manager, its directors, members, officers, stockholders, managers, personnel and employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our board of directors or our stockholders, partners or members, for any act or omission by our Manager, its directors, officers, stockholders or employees except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement in writing between us, our operating subsidiaries and our Manager. The initial term of the management agreement will end ten years after the closing of this offering, with automatic five-year renewal terms. During the initial term, we, together with our operating subsidiaries, may terminate the management agreement only for cause. Cause is defined in the management agreement as:

•	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice);
•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;
•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;
•	our Manager’s bad faith, willful misconduct or gross negligence; provided, however, that if such bad faith, willful misconduct or gross negligence is caused by an employee of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Manager’s knowledge of its commission, the management agreement shall not be terminable; and
•	the dissolution of our Manager.

Effective at the expiry of the initial ten-year term or any subsequent five-year renewal term, we, together with our operating subsidiaries, may terminate the management agreement “without cause” upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) our determination that the management fees, incentive fees or performance-based awards payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees or awards by accepting a reduction of management fees, incentive fees or awards agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days’ prior notice of such a termination. Our Manager may also decline to renew the management agreement at will by providing us with 180 days’ written notice.

Assignment

Our Manager may assign the agreement in its entirety to any of its affiliates or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors. Otherwise, an assignment by our Manager will require the approval of our independent directors.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management and Incentive Fees

Our operating subsidiaries will pay our Manager a management fee in an amount equal to 10% of the aggregate GAAP net income (if such amount is a positive number) of our three operating subsidiaries (and of any additional subsidiaries that we may form or potentially acquire after the date of this offering from time to time, as we anticipate will be provided in an amendment to the management agreement at any such time), calculated and payable quarterly in arrears, subject to the aggregate GAAP net income of our three operating subsidiaries being positive for the current and preceding three calendar quarters.

In addition, the operating subsidiaries will pay our Manager an incentive fee, calculated and payable quarterly in arrears, that is based on our earnings and stock price. The incentive fee will be an amount (if such amount is a positive number) equal to the difference between: (1) the product of (x) 20% and (y) the difference between (i) our Core Earnings, as defined below, for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of our common stock of all of our public offerings multiplied by the weighted average number of all shares of common stock outstanding (including any restricted shares of Class A common stock and any other shares of Class A common stock underlying awards granted under our equity plan) in the previous 12-month period, and (B) 8.0%; and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee will be payable with respect to any calendar quarter unless our cash flows for the 12 most recently completed calendar quarters is greater than zero. Core Earnings is a non-GAAP measure and is defined as the after-tax GAAP net income (loss) of RCS Capital Corporation, after the management fee and excluding non-cash equity compensation expense, incentive fees, acquisition fees, depreciation and amortization, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

Our Manager will use the proceeds from its management fee and incentive fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

Such management and incentive fee calculations shall commence with the quarter in which this offering is completed. For periods less than four quarters or 12 months, the calculations will be based on a pro rata concept starting with the quarter in which this offering is completed.

The management fee and incentive fee of our Manager with respect to any quarter shall be calculated promptly after we file a Quarterly Report on Form 10-Q with the SEC with respect to such quarter, and such calculation shall be promptly delivered to us. Our operating subsidiaries will pay the management fee and incentive fee in cash within ten business days after delivery of the written statement of our Manager setting forth the computation of the management fee and incentive fee for such month.

Conflicts of Interest and Related Parties

We will be dependent on our Manager for executive management and do not have any independent officers or employees. Messrs. Schorsch, Kahane, Weil, Budko and Block, who are our executive officers, are also executives of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The obligations of our Manager and its officers and personnel to engage in other business activities, including for American Realty Capital, may reduce the time that our Manager and its officers and personnel spend managing us and may result in other conflicts of interest. Each of our executive officers and the officers of our Manager are part of the senior management or key personnel of 10 American Realty Capital-sponsored REITs, an American Realty Capital-sponsored business development company and their advisors. In addition, all our executive officers also are officers of our Manager and other affiliated entities. Based on our sponsor’s experience in sponsoring REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, four of the American Realty Capital-sponsored REITs have registration statements that became effective with the last twelve months, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, the executive officers of our Manager and us may not always be able to devote sufficient time to the management of our business. Additionally, one American Realty Capital-sponsored REIT is currently in registration.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

In addition to sponsoring this offering, American Realty Capital is currently the sponsor of 10 public offerings of non-traded REIT shares, which offerings will be ongoing during our offering period. These programs all have filed registration statements for the offering of common stock and either have elected or intend to elect to be taxed as REITs. The offerings will occur concurrently with our offering, and affiliates of our principals may sponsor other offerings during our offering period. Our wholesale broker-dealer is the exclusive dealer manager for these other offerings. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering and the timing of sales of our shares of Class A common stock.

Realty Capital Securities, an underwriter in this offering, is our subsidiary. As a result, a “conflict of interest” is deemed to exist under Rule 5121 of the FINRA rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. JMP Securities LLC and Ladenburg Thalmann & Co. Inc. are primarily responsible for managing this offering, and meet the requirements of Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to Rule 5121(a)(2). In addition, pursuant to Rule 5121, Realty Capital Securities will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer.

For more information about related parties, see “Relationships and Related Party Transactions.”

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Immediately following this offering (assuming the sale of 2,500,000 shares of Class A common stock in this offering) and after giving effect to the transactions described herein, (i) Parent, which is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, will hold an aggregate of approximately 97.5% of the voting power in our company through its ownership of the shares of our Class B common stock; and (ii) investors that purchase shares of Class A common stock in this offering will hold an aggregate of approximately 2.5% of the voting power in our company through their ownership of the shares of Class A common stock. Each share of our Class A common stock will entitle the holder to one vote per share, and each share of our Class B common stock initially will entitle the holder to four votes per share; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. As a result of its ownership of the shares of our Class B common stock, Parent will continue to control us following the completion of this offering, and will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions, for the foreseeable future.

In addition, we will enter into several agreements with Parent or other parties prior to or concurrently with the completion of this offering, including a management agreement, a registration rights agreement, an exchange agreement, an amended limited liability company agreement, a tax receivable agreement, indemnification agreements with our executive officers and directors and a services agreement. For a description of these agreements and the other agreements that we will enter into with Parent and other parties, please read the summaries set forth below.

Management Agreement

We, together with our operating subsidiaries, will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, in return for a management fee and an incentive fee, our Manager will implement our business strategy, as well as the business strategy of our operating subsidiaries, and perform executive and management services for us and our operating subsidiaries, subject to oversight, directly or indirectly, by our board of directors. See “Our Manager and American Realty Capital — Management Agreement.”

RCS Advisory Services, LLC — American Realty Capital Services Agreement

Our transaction management services provider will enter into a services agreement with American Realty Capital, pursuant to which our transaction management services provider will provide American Realty Capital and its subsidiaries with transaction management services (including, without limitation, transaction management, compliance, due diligence, event coordination and marketing services) and transfer agency services, among others, in connection with American Realty Capital’s performance of services to certain American Realty Capital-sponsored companies. The agreement will provide for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) American Realty Capital’s delivery to our transaction management services provider of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. The service recipients will pay our transaction management services provider: (1) the hourly rates notified in writing by the chief financial officer of our transaction management services provider to the chief financial officer of the service recipients on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of our transaction management services provider to the chief financial officer of the service recipients on a quarterly basis, based on services performed for the services billed at a flat rate. Our transaction management services provider will not charge for personnel costs associated with any persons that they employ that are also employees of the service recipients. The compensation payable by the service recipients to our transaction management services provider under the agreement for services rendered by our transaction management services provider will not exceed then current market rates that could be obtained by the service recipients for the applicable services from unaffiliated third parties on an arms’-length basis.

American Realty Capital — Operating Subsidiaries Services Agreement

American Realty Capital will enter into a services agreement with our operating subsidiaries, pursuant to which American Realty Capital and its subsidiaries will provide our operating subsidiaries with information technology, human resources and accounting services, among others, as well as office space. The agreement will provide for an initial term of ten years, with automatic renewal for successive five-year periods, in each case unless either party provides written notice of non-renewal to the other party at least 90 days prior the expiration of the term. In addition, the agreement will terminate upon the earlier to occur of: (i) delivery by our operating subsidiaries to American Realty Capital of a notice of non-compliance with its obligations under the agreement and the failure of the parties to resolve the matters referred to in the non-compliance notice; and (ii) by a party impacted by a force majeure-related delay, if the force majeure results in performance being delayed by greater than 60 days. Our operating subsidiaries will pay American Realty Capital: (1) the hourly rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on time incurred for the services billed at an hourly rate; and (2) at the flat rates notified in writing by the chief financial officer of American Realty Capital to the chief financial officer of our operating subsidiaries on a quarterly basis, based on services performed for the services billed at a flat rate. American Realty Capital will not charge for personnel costs associated with any persons that they employ that are also employees of our operating subsidiaries. The compensation payable by our operating subsidiaries to American Realty Capital under the agreement for services rendered by American Realty Capital will not exceed then current market rates that could be obtained by our operating subsidiaries for the applicable services from unaffiliated third parties on an arms’-length basis.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with Parent and our Manager pursuant to which we will grant (i) Parent, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock) held or acquired by them, and (ii) Manager, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to our Manager under an equity plan we intend to adopt. Under the registration rights agreement, the shareholders party thereto will have the right to request us to register the sale of its shares and also will be able to require us to make available shelf registration statements, at such time as we may be eligible to file shelf registration statements, permitting sales of shares into the market from time to time over an extended period. In addition, the agreement will give the shareholders party thereto the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the shareholders party thereto or initiated by us. As of the date of the consummation of this offering, our Manager will not own any Operating Subsidiaries Units or any shares of our Class A common stock.

Exchange Agreement

In connection with the closing of this offering, Parent will enter into an exchange agreement with us under which Parent will have the right, from time to time, to exchange its Operating Subsidiaries Units for shares of Class A common stock of our company on a one-for-one basis. Pursuant to the exchange agreement, the parties will have agreed to preserve their relative ownership of the Class A common stock, Class B common stock, Class A Units of our operating subsidiaries and Class B Units of our operating subsidiaries and, accordingly, that the transfer of units of an operating subsidiary to a transferee thereof shall be accompanied by the simultaneous transfer of an equal number of the same class, series or type of units of the other operating subsidiaries to such transfer. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders. Any exchange of Operating Subsidiaries Units generally will be a taxable event for Parent. As a result, at any time following the expiration of the underwriters’ lock-up, 180 days after the date of this prospectus, subject to extension as described under “Underwriting (Conflicts of Interest),” Parent will be permitted to sell shares of Class A common stock.

As Parent exchanges its Operating Subsidiaries Units for shares of our Class A common stock, our membership interests in the operating subsidiaries will be correspondingly increased and Parent’s corresponding shares of Class B common stock will be cancelled. Because each share of Class B common stock initially will entitle the holder thereof to four votes, whereas each share of Class A common stock offered hereby will entitle the holder thereof to one vote, and because each share of Class A common stock issued to Parent upon exchange of its Operating Subsidiaries Units will correspond to the cancellation of one share of Class B common stock held by Parent, an exchange of one Operating Subsidiaries Unit for one share of Class A common stock will decrease the voting power of Parent by three votes and consequently increase the voting power of the public stockholders; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. The percentages of voting power in the company will change accordingly.

For example, suppose that prior to such an exchange the public stockholders held 3,000,000 shares of Class A common stock entitling them to one vote per share and Parent held no shares of Class A common stock entitling it to one vote per share and 24,000,000 shares of Class B common stock entitling it to four votes per share. In this example, the public would hold 3.03% of the voting power of the company, and Parent would hold 96.97%. If Parent exchanged 8,000,000 Operating Subsidiaries Units for shares of Class A common stock, Parent’s holdings of shares of Class B common stock would decrease by 8,000,000, and its holdings of shares of Class A common stock would increase by 8,000,000. As a result, the share of the company’s voting power held by public stockholders (i.e., holders of shares of Class A common stock other than Parent) would increase to 4.00%, and Parent’s share of the company’s voting power would decrease to 96.00%.

Tax Receivable Agreement

Pursuant to the exchange agreement described above, from time to time we may be required to acquire Operating Subsidiaries Units from Parent in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by Parent. Each of the operating subsidiaries intends to have an election under Section 754 of the Internal Revenue Code of 1986, as amended, or the Code, in effect for each taxable year in which such an exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of each such operating subsidiary with respect to such Operating Subsidiaries Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from each operating subsidiary and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We will enter into a tax receivable agreement with Parent requiring us to pay to Parent 85% of the amount of the reduction, if any, in U.S. federal, state and local income tax liabilities that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis created by Parent’s exchanges described above. For purposes of the tax receivable agreement, reduction in tax liabilities will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of each operating subsidiary. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to Parent, or its transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Operating Subsidiaries Units that

Parent, or its transferees, own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to Parent using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

We expect that, as a result of the size and increases in the tax basis of the tangible and intangible assets of each operating subsidiary attributable to the exchanged Operating Subsidiaries Units, and assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased tax basis, future payments under the tax receivable agreement will be substantial, and based on the assumptions discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — RCS Capital Corporation — Liquidity and Capital Resources” would be approximately $159.7 million over a 15-year period based on the initial public offering price of $20.00 per share of our Class A common stock at the time of the exchange of all the Operating Subsidiaries Units (and corresponding cancellation of all shares of our Class B common stock). The payments under the tax receivable agreement will not be conditioned on Parent maintaining an ownership interest in us. Payments under the tax receivable agreement are expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits will be covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

The form of the amended and restated limited liability company agreement of each of the operating subsidiaries is filed as an exhibit to the registration statement of which this prospectus is a part, and the following description of such agreements, which we sometimes refer to as the “amended and restated operating agreements,” is qualified by reference thereto.

Prior to this offering, Parent held a 100% interest in each of the operating subsidiaries. Prior to this offering, we will amend and restate the operating agreements of the operating subsidiaries to, among other things, modify their capital structure by creating four new classes of units of each such operating subsidiary called “Class A Units,” “Class B Units,” “Class C Units” and “LTIP Units.” Upon the effectiveness of the amended and restated operating agreements of the operating subsidiaries, 100% of the then-outstanding Class A Units of each operating subsidiary will be issued to us and 100% of the then-outstanding Class B Units of each operating subsidiary will be issued to Parent. The Class A Units issued to us will entitle the holders thereof to voting and economic rights (including rights to distributions upon liquidation). The Class B Units issued to Parent also will be fully vested, will entitle Parent to economic rights (including rights to distributions upon liquidation), but will not entitle Parent to voting rights.

In general, the LTIP Units will receive the same per unit cash distributions as the other outstanding Units in the operating subsidiaries. However, as profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the other units of the operating subsidiaries with respect to liquidating distributions, and a holder of LTIP Units would receive nothing if the operating subsidiaries were liquidated immediately after the LTIP Units are awarded. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with the other units of the operating subsidiaries and therefore accrete to an economic value for the holder equivalent to the other units of the operating subsidiaries. In order for LTIP Units to have full parity with the other units of the operating subsidiaries, the capital accounts of the holders of LTIP Units would have to be equalized (on a per unit basis) with the capital accounts of the holders of the other units of the operating subsidiaries. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) of the assets of the operating subsidiaries upon the occurrence of certain revaluation events permitted under the Code and Treasury Regulations. LTIP Units cannot achieve immediate full parity with other units of the operating subsidiaries under any circumstances at the time of grant of such LTIP Units. Upon equalization of the capital accounts and full vesting of the LTIP Units, the LTIP Units will be convertible into a Class C Unit at any time. The Class C Units will have similar economic rights as the Class B Units and will not entitle the holders thereof to voting rights. One Class C Unit in each operating subsidiary will be exchangeable for one share of our Class A common stock. There is a risk that an LTIP Unit will never become convertible because of insufficient special allocations of net increases in valuation of the assets of the operating subsidiaries upon revaluation events to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP Units may be less than the value of an equal number of shares of our Class A common stock.

The amended and restated operating agreements will provide that, as the manager of each of the operating subsidiaries, we have control of all their affairs and decision making. Consequently, through our officers and directors, we will be responsible for all the operational and administrative decisions and the day-to-day management of the business of the operating subsidiaries. However, any issuance by the operating subsidiaries of equity interests (other than Class A Units in certain cases) will require the consent of a majority in interest of the holders of the Class B Units. The rights of a member of any of the operating subsidiaries also may not be disproportionately adversely affected without the consent of such member.

In accordance with their amended and restated operating agreements, net profits and net losses of the operating subsidiaries will be allocated to their members pro rata in accordance with the respective percentages of their membership interests in the operating subsidiaries. After giving effect to this offering, net profits and net losses will initially be allocated approximately 9.4% to us and 90.6% to Parent.

The holders of other units of the operating subsidiaries of the operating subsidiaries, including us, generally will incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of the operating subsidiaries. Net profits and net losses generally will be allocated to the members, including us, pro rata in accordance with the percentages of their respective units of the operating subsidiaries. The operating agreements will require pro rata cash distributions to the members of the operating subsidiaries in respect of taxable income allocated to such members.

The amended and restated operating agreements will provide that at any time we issue a share of our Class A common stock, we will transfer the net proceeds received by us with respect to such share, if any, to the operating subsidiaries (allocated among them in accordance with their relative equity values at the time) and each of them shall be required to issue to us one Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause the operating subsidiaries, immediately prior to such redemption of our Class A common stock, to redeem an equal number of Class A Units of each operating subsidiary held by us, upon the same aggregate terms and for the same price, as the shares of our Class A common stock are redeemed.

Indemnification Agreements with Executive Officers and Directors

We will enter into separate indemnification agreements with our executive officers and directors, which will require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Affiliated Transactions Best Practices Policy

In March 2011, our wholesale broker-dealer adopted the Policy, which has subsequently been adopted by direct investment programs which have their securities sold on its platform. The Policy requires that, except under limited circumstances, (i) each such direct investment program restrict itself from entering into co-investments or other business transactions with another investment program sponsored by American Realty Capital, and (ii) sponsors of direct investment programs refrain from entering into co-investments or other business transactions with their sponsored issuers. The Policy was adopted to promote the independence of each issuer of direct investment programs and to provide clarity as to what type of co-investments are permissible for direct investment programs that are distributed by our wholesale broker-dealer.

The Policy provides that a direct investment program may not enter into any co-investments or any other business transaction with, or make loans or provide other funding to, directly or indirectly, any investment program or other entity sponsored by American Realty Capital or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Messrs. Schorsch or Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering. However, a direct investment program distributed by our wholesale broker-dealer may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to its stockholders and are fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment. The direct investment program must also retain a controlling interest in the underlying investment and the transaction must be approved by the independent directors of the program’s board of directors after due and documented deliberation, including deliberation of any conflicts of interest. The board of directors must determine that the co-investment is fair, both financially and otherwise. In the case of such co-investment, the direct investment program’s advisor will be permitted to charge fees at no more than the rate corresponding to the program’s percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, the program’s investment in such co-investments shall not exceed 10% of the value of its portfolio. The Policy was designed to abide by principles that ensure that the program operates its business independently of other American Realty Capital programs or their sponsor, as applicable, and on terms that are commercially reasonable and generally available to programs of their type. Our wholesale broker-dealer believes that the Policy provides clear guidance to issuers of direct investment programs as to which transactions are prohibited because of their affiliated nature and which transactions are permissible.

Acquisition Strategies

In furthering our growth strategy, we may make acquisitions or investments, some of which could be material, in businesses or infrastructure complementary to our core businesses. It is possible that any such acquisition would augment one of our four existing lines of business and, therefore, we would integrate the target business into one of our three existing operating subsidiaries. Alternatively, it is possible that the target business would constitute an additional line of business or, depending on the structure of the transaction, an additional operating subsidiary. Potential candidates for acquisition may include registered investment advisor operations, one or more FINRA-member registrants or other businesses that we consider synergistic to our overall strategy. Although we do speak with potential acquisition candidates from time to time, currently we do not have any plans to acquire any company or business.

In addition, Parent may from time to time acquire, on its own, additional businesses. We thereafter may acquire from Parent interests in all or a portion of any such business previously acquired by Parent, which may be material to our business and operations, and which may result in a new separate operating subsidiary. Such acquisition may occur in the short-term or the long-term, although there is no assurance that any business acquired by Parent will be transferred by it to us. As a result of its ownership of our Class B common stock, Parent effectively has control over whether we will make any acquisitions.

Although Parent has engaged, and is expected to continue to engage from time to time, in negotiations to acquire one or more complementary businesses, Parent has informed us that currently it does not have any plans to transfer any acquired business or company to us.

In connection with an acquisition of a business to be made by Parent, it may determine to deliver, directly or indirectly, (i) a significant number of shares of our Class A common stock (or of equity interests in Parent that are exchangeable for shares of our Class A common stock) to the sellers in consideration for the purchase, which shares of our Class A common stock first would have to be obtained by Parent from us pursuant to an exchange of Operating Subsidiaries Units pursuant to the exchange agreement and/or (ii) a cash payment that in part may be tied to the market price of the shares of our Class A common stock. Any transfer by Parent of shares of its Class A common stock to the seller of a business it purchases would result in an increased number of shares of Class A common stock trading on the open market.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;
•	each of our named executive officers;
•	each of our directors; and
•	all our executive officers, directors as a group.

Following this offering, all our Class B common stock will be held by Parent. Parent will have the right, from time to time, to exchange its Operating Subsidiaries Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders. As Parent exchanges its Operating Subsidiaries Units for shares of our Class A common stock, our membership interests in the operating subsidiaries will be correspondingly increased and Parent’s corresponding shares of Class B common stock will be cancelled, as described in “Relationships and Related Party Transactions — Exchange Agreement.”

The number of shares of common stock outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of shares of common stock outstanding immediately prior to the consummation of this offering after giving effect to the reorganization transactions discussed in “Our Structure and Reorganization.” The number of shares of our Class A common stock outstanding and percentage of beneficial ownership after this offering set forth below is based on the number of shares of our Class A common stock outstanding after this offering, assuming that no Operating Subsidiaries Units held by Parent outstanding after giving effect to the transactions described under “Our Structure and Reorganization” are exchanged for shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o RCS Capital Corporation, 405 Park Avenue, 15th Floor, New York, NY 10022.

Beneficial Owner(1)	No. of Shares of Common Stock Before Offering	% of Combined Voting Power Before Offering	No. of Shares of Class A Common Stock After Offering	No. of Shares of Class B Common Stock After Offering	% of Combined Voting Power After Offering(2)
Nicholas S. Schorsch (3)	100	100%	—	24,000,000	97.5%
William M. Kahane (3)	100	100%	—	24,000,000	97.5%
RCAP Holdings, LLC(4)	100	100%	—	24,000,000	97.5%
Edward M. Weil, Jr. (3)	100	100%	—	24,000,000	97.5%
Peter M. Budko (3)	100	100%	—	24,000,000	97.5%
Brian S. Block (3)	100	100%	—	24,000,000	97.5%
Mark Auerbach	—	—	—	—	—
C. Thomas McMillen	—	—	—	—	—
Directors and executive officers as a group (7 persons)	100	100%	—	24,000,000	97.5%

*	Less than 1%
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, 15th Floor, New York, New York, 10022

(2)	Assumes no exercise by the underwriters of their overallotment option to purchase additional shares of our Class A common stock.
(3)	Each of these individuals is the beneficial owner of Class B common stock by virtue of his ownership interest in RCAP Holdings, LLC.
(4)	Nicholas S. Schorsch, William M. Kahane, Edward M. Weil, Jr., Peter M. Budko and Brian S. Block are the beneficial owners of RCAP Holdings, LLC. Nicholas S. Schorsch and William M. Kahane control RCAP Holdings, LLC.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. This description assumes the effectiveness of our amended and restated certificate of incorporation and by-laws, which will take effect immediately prior to the consummation of this offering. Under our amended and restated certificate of incorporation, the purpose of our company will be to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share. The issuance of Class A common stock in connection with this offering was authorized by resolutions of our board of directors.

Common Stock

Class A Common Stock

Holders of our Class A common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company.

Holders of our Class A common stock will be entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock will not have preemptive, subscription, redemption or conversion rights.

Subject to the restrictions set forth in the exchange agreement, Parent may exchange its Operating Subsidiaries Units with us for shares of Class A common stock on a one-for-one basis, subject to certain limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders. Upon any such exchange, a corresponding number of shares of Class B common stock will be automatically cancelled. See “Relationships and Related Party Transactions — Exchange Agreement.”

Class B Common Stock

The holder of our Class B common stock initially will be entitled to four votes for each share held of record on all matters submitted to a vote of stockholders; provided, however, that our certificate of incorporation will provide that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control the company. Parent will be the holder of all shares of Class B common stock.

The holder of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. Upon consummation of this offering, all the outstanding shares of common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors will be able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation will require approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws will require the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, immediately after the offering, the holder of our Class B common stock generally will be able to approve any such amendment to our amended and restated articles of incorporation or our by-laws.

Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries

As a holding company, we will depend upon distributions from the operating subsidiaries to fund all distributions. For a description of the material terms of the Amended and Restated Limited Liability Company Agreement of each of the operating subsidiaries, see “Relationships and Related Party Transactions — Amended and Restated Limited Liability Company Agreements of the Operating Subsidiaries.”

Listing

Our Class A common stock has been approved for listing on NYSE under the symbol “RCAP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have 2,500,000 shares (or 2,875,000 shares if the underwriters exercise in full their option to purchase additional shares) of Class A common stock outstanding. Pursuant to the terms of the exchange agreement, Parent may from time to time exchange its Operating Subsidiaries Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. In connection with an exchange, a corresponding number of shares of our Class B common stock will be cancelled. Parent does not intend to exchange any of its Operating Subsidiaries Units for shares of our Class A common stock during the 180 days following the date of this prospectus. Any such exchange by Parent will result in dilution of the economic interests of our public stockholders. Immediately following this offering, Parent will beneficially own 24,000,000 Operating Subsidiaries Units, all which will be exchangeable for shares of our Class A common stock. See “Relationships and Related Party Transactions — Exchange Agreement.” In addition, we intend to adopt an equity plan under which we may in the future grant equity incentive awards to our Manager, our executive officers and our directors. Issuances of awards under our equity plan may result in dilution of the economic interests of our public stockholders. See “Management — Equity Plan.” Of the shares of common stock outstanding following this offering, 2,500,000 shares of Class A common stock (or 2,875,000 shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The 24,000,000 shares of Class A common stock that will be reserved for issuance upon exchange or conversion of Operating Subsidiaries Units and 250,000 shares of Class A common stock initially reserved for issuance under our equity incentive plan are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described in “Underwriting (Conflicts of Interest)” and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
2,500,000	On the date of this prospectus.
24,000,000	After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).(1)

(1)	Includes 24,000,000 shares that Parent would hold if it exchanged all its Operating Subsidiaries Units for shares of Class A common stock (with a cancellation of its corresponding shares of our Class B common stock). These shares are subject to additional contractual restrictions on transfer as described in “Relationships and Related Party Transactions — Exchange Agreement.”

Effective upon consummation of this offering, we will enter into a registration rights agreement with Parent and Manager that would require us to register under the Securities Act these shares of Class A common stock. See “— Registration Rights Agreement” and “Relationships and Related Party Transactions — Registration Rights Agreement.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each affiliate may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately 25,000 shares immediately after this offering, or the average weekly trading volume of our common stock on

NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with Parent and Manager pursuant to which we will grant (i) Parent, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Operating Subsidiaries Units (and cancellation of corresponding shares of our Class B common stock), and (ii) Manager, its affiliates and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act any equity-based awards granted to our Manager under an equity plan we intend to adopt. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Relationships and Related Party Transactions — Registration Rights Agreement.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
OF OUR CLASS A COMMON STOCK

The following discussion is a general summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of our Class A common stock applicable to a “non-U.S. holder.” As used herein, a non-U.S. holder means a beneficial owner of our shares that is not a U.S. person (as defined below) or a partnership or entity treated as a partnership for U.S. federal income tax purposes, and that will hold our Class A common stock as a capital asset, which generally means as property held for investment. For U.S. federal income tax purposes, a U.S. person includes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person

This discussion does not address all U.S. federal income and estate tax considerations that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s particular circumstances, nor does it address any aspects of tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income or estate tax laws (including banks, insurance companies or other financial institutions, partnerships or entities treated as partnership for U.S. federal income tax purposes and investors therein, other pass-thru entities, regulated investment companies, real estate investment trusts, pension plans or tax-exempt organizations, dealers in securities or currencies, U.S. expatriates and certain former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock, and persons that will hold common stock as part of a straddle, hedge, constructive sale, or conversion transaction). This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, referred to as the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership or entity treated as a partnership for U.S. federal income tax purposes holder our Class C common stock, and any partner in such partnership, should consult its own tax advisors.

PROSPECTIVE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

Dividends

In general, any distributions made to a non-U.S. holder of our Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty and provides proper and acceptable certification of its eligibility for such reduced rate, generally on IRS Form W-8BEN (or appropriate substitute or successor form). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as a tax-deferred return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our shares of Class A common stock and thereafter as capital gain.

Dividends we pay to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements, generally on IRS Form W-8ECI (or appropriate substitute or successor form). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. For non-U.S. holders that are corporations, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with a non-U.S. holders conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by the non-U.S. holder may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided the non-U.S. holder complies with certification and disclosure requirements necessary to obtain treaty benefits.

Gain on Disposition of Our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);
•	the non-U.S. holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions, and is not eligible for relief under an applicable income tax treaty; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become) and the non-U.S. holder holds or has held, directly or indirectly, more than 5% of our Class A common stock at any time within the shorter of (1) the five-year period preceding disposition or (2) its holding period for its shares of Class A common stock.

Gain that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. For non-U.S. holders that are corporations, the branch profits tax (described above) may also apply to such effectively connected gain. If the gain from the sale or disposition of a non-U.S. holder’s shares is effectively connected with its conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment maintained by it in the United States, the non-U.S. holder’s gain may be exempt from U.S. tax under an applicable treaty. If a non-U.S. holder is described in the second bullet point above, he or she generally will be subject to U.S. tax at a rate of 30% on the gain realized, although such gain may be offset by some U.S. source capital losses realized during the same taxable year.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to a non-U.S. holder on it shares of Class A common stock and the amount of tax we withhold on these distributions, regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to U.S. persons. A non-U.S. holder will not be subject to backup withholding on dividends received on its shares of Class A common stock if it provides proper certification of its status as a non-U.S. person or the non-U.S. holder is a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of a non-U.S. holder’s shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, a non-U.S. holder sells its shares of Class A common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also effect backup withholding on that amount unless the non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or the non-U.S. holder is an exempt recipient. Information reporting will also apply if a non-U.S. holder sells its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that the non-U.S. holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder is an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld with respect to a non-U.S. holder’s shares of Class A common stock under the backup withholding rules will be refunded to it or credited against its U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury regulations provide that these rules generally will apply to payments of dividends on our common stock made after December 31, 2013 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. Prospective non-U.S. holders are encouraged to consult their tax advisors regarding the particular consequences to them of these withholding provisions.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus between us and JMP Securities LLC and Ladenburg Thalmann & Co. Inc., as representatives of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of shares of Class A common stock indicated in the table below:

Underwriters	Number of Shares of Class A Common Stock
JMP Securities LLC	500,000
Ladenburg Thalmann & Co. Inc.	800,000
National Securities Corporation	400,000
Aegis Capital Corporation	125,000
J.P. Turner & Company, LLC	225,000
Maxim Group LLC	125,000
Newbridge Securities Corp.	150,000
Northland Securities, Inc.	75,000
Realty Capital Securities, LLC	100,000
Total	2,500,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel, as well as the satisfaction of other conditions contained in the underwriting agreement, including that:

•	the representations and warranties made by us are true and our obligations are satisfied;
•	there is no material adverse change in the financial markets in our business; and
•	we deliver customary closing documents.

The underwriting agreement provides that the underwriters will purchase all the shares of Class A common stock, if any of them are purchased. The underwriters have agreed to reserve a portion of the shares of Class A common stock to be purchased by them, up to 500,000 shares of Class A common stock, for sale to our directors, officers and certain other persons who are otherwise associated with us, as set forth below in “— Directed Share Program.” We have granted the underwriters a 45-day option from the date of this prospectus to purchase up to 375,000 additional shares of Class A common stock from us at the initial public offering price listed on the cover page of this prospectus, less underwriting discount and commissions, to cover over-allotments, if any, as described below in “— Over-allotment Option.” If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Any underwriter may make a market in the shares of Class A common stock. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares of Class A common stock.

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. In determining the initial public offering price, we and the representatives considered a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded shares of the common stock of generally comparable companies; and
•	other factors deemed relevant by the representatives and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Commissions and Discounts

The underwriters have advised us that they propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.84 per share of Class A common stock. After the offering, the public offering price, concession and reallowance may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the per share and total underwriting discount and commissions that will be paid to the underwriters at closing and the proceeds that we will receive from the sale of our Class A common stock in this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock (and assuming that 85,887 shares are sold pursuant to the directed share program, where no discounts and commissions are payable).

	No Exercise	Full Exercise
Underwriting discount per share	$1.40	$1.40
Total underwriting discount	$3,379,758	$3,904,758
Proceeds to us	$46,620,242	$53,595,242

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $2.0 million, which includes legal, accounting and printing costs and other fees associated with the registration and listing of our Class A common stock and reimbursements of fees and expenses of underwriters’ counsel for state blue sky qualifications and FINRA filings. The accountable expenses of the underwriters will be paid by RCS Capital Corporation, up to a maximum of $170,000.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters, their affiliates and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, arising out of, or based upon, certain material misstatements or omissions, and if we are unable to provide this indemnification to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

Our Class A common stock has been approved for trading on NYSE under the symbol “RCAP.”

Over-allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 375,000 additional shares of Class A common stock from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions, and further reduced by an amount per share equal to any dividends or distributions declared by us on any outstanding shares of Class A common stock other than the shares to be issued pursuant to the over-allotment option. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares of Class A common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

For a period of 180 days after the date of this prospectus, without the prior written consent of JMP Securities LLC, we and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of any shares of Class A common stock, options or warrants to acquire shares of Class A common stock, or securities exchangeable or exercisable for or convertible into shares of Class A common stock currently or hereafter owned either of record or beneficially, or
•	enter into any swap, hedge or similar arrangement that transfers the economic risk of ownership of shares of Class A common stock, or securities exchangeable or exercisable for or convertible into shares of Class A common stock currently or hereafter owned either of record or beneficially, or
•	publicly announce an intention to do any of the foregoing.

However, subject to certain exceptions, if either:

•	during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or
•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

then in either case the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless JMP Securities LLC waives, in writing, such an extension.

These restrictions do not apply in the case of certain circumstances, including our issuance of shares upon exercise of options, or upon conversion or exchange of other securities, pursuant to any stock option, stock bonus or other stock plan or arrangement approved by our board of directors, our issuance of shares in exchange for Operating Subsidiaries Units as described elsewhere in this prospectus, our issuance of shares, securities convertible or exchangeable into shares, and derivative securities with respect to which shares of Class A common stock are a reference security, in each case in connection with any acquisition of or merger or consolidation with a nonaffiliated entity by us or any of our affiliates where we or such affiliate is the acquiring or surviving entity, as well as transfers of shares of our common stock or any security convertible into shares of our common stock by any of our directors or officers as a bona fide gift, to a trust for the benefit of the director or officer or an entity controlled by the director or officer, or under a trading plan established pursuant to Rule 10b5-1 of the Exchange Act.

JMP Securities LLC may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

Directed Share Program

At our request, the underwriters have reserved up to 20% of the shares of the Class A common stock being offered by this prospectus for sale, at the public offering price, to our interested directors, officers, employees and other individuals associated with us and members of their families, as well as any entities controlled by them. The sales will be made by the underwriters through a directed share program. No underwriting discounts or commissions will be payable to the underwriters in connection with such sales. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares of the Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered in this offering. Any purchasers of shares of our Class A common stock sold through our directed share program will be required to agree, subject to certain limited exceptions, not to sell, offer or contract to sell, grant any option for the sale of or otherwise dispose of any shares of our Class A common stock acquired through our directed share program for a period of 180 days from the date of this prospectus.

Conflicts of Interest

Realty Capital Securities, LLC, an underwriter in this offering, is our subsidiary. As a result, a “conflict of interest” is deemed to exist under Rule 5121 of the FINRA rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. JMP Securities LLC and Ladenburg Thalmann & Co. Inc. are primarily responsible for managing this offering, and meet the requirements of Rule 5121(a)(1)(A). Accordingly, the appointment of a “qualified independent underwriter” is not required pursuant to Rule 5121(a)(2). In addition, pursuant to Rule 5121, Realty Capital Securities, LLC will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer.

Discretionary Sales

The representatives have advised us that the underwriters do not intend to confirm sales in this offering to any account over which such underwriter exercises discretionary authority.

Stabilization

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the shares of Class A common stock at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of Class A common stock. A syndicate covering transaction is the bid for or the purchase of shares of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of Class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on NYSE in accordance with Rule 100 of Regulation M during a period before the commencement of offers or sales of shares of our Class A common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. We are not under any contractual obligation to engage any of the underwriters to provide investment banking, lending, asset management and financial advisory services to us in the future. If any of the underwriters provides such services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arms’-length negotiation. However, we will not enter into any agreement with any of the underwriters, nor will we pay any fees for such services to any of the underwriters, prior to the date which is 90 days after the date of this offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. The underwriters and certain of their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Northland Capital Markets is the trade name for certain equity capital markets and investment banking activities of Northland Securities, Inc., member of FINRA/SIPC.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for RCS Capital Corporation by Proskauer Rose LLP, New York, New York and for the underwriters by McGuireWoods LLP, New York, New York.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the financial statements of RCS Capital Corporation as of December 31, 2012 and of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 included in this prospectus and registration statement as set forth in its reports, which are included in this prospectus and registration statement. Such financial statements have been so included in reliance on the reports of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC (subject to the JOBS Act; see “Summary — Implications of Being an Emerging Growth Company”).

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm for RCS Capital Corporation	F-2
Statement of Assets and Liabilities of RCS Capital Corporation as of December 31, 2012	F-3
Notes to the Financial Statement of RCS Capital Corporation as of December 31, 2012	F-4
Report of Independent Registered Public Accounting Firm for Realty Capital Securities, LLC	F-6
Financial Statements of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010	F-7
Notes to the Financial Statements of Realty Capital Securities, LLC as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010	F-11
Statements of Assets and Liabilities of RCS Capital Corporation as of March 31, 2013 (Unaudited) and December 31, 2012	F-17
Notes to the Unaudited Financial Statements of RCS Capital Corporation as of March 31, 2013	F-18
Unaudited Combined Financial Statements of Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC as of March 31, 2013 and December 31, 2012 and for the periods ended March 31, 2013 and 2012	F-20
Notes to the Unaudited Combined Financial Statements of Realty Capital Securities, LLC, American National Stock Transfer, LLC and RCS Advisory Services, LLC as of March 31, 2013 and December 31, 2012 and for the periods ended March 31, 2013 and 2012	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying statement of assets and liabilities of RCS Capital Corporation (formerly known as 405 Holding Corporation) (the “Company”) as of December 31, 2012, the end of the initial accounting period of the Company. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
Woodbury, NY
February 21, 2013

RCS Capital Corporation
Statement of Assets and Liabilities
December 31, 2012

Assets
Total assets	$—
Liabilities
Total liabilities	$—
Stockholder’s Equity
Common stock, $0.01 par value, 1,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	—
Total stockholder’s equity	$—
Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of the financial statement.

RCS Capital Corporation
Notes to the Financial Statement
December 31, 2012

1.  Organization

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, as 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation.

The Company was formed to hold Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC (the “operating subsidiaries”). Upon completion of a reorganization to occur prior to the consummation of the initial public offering, the Company will be the managing member of the operating subsidiaries, and the right to manage, control and conduct the business and affairs of the operating subsidiaries and to take any and all actions on their behalf will be vested completely and exclusively in the Company, in its capacity as managing member. As a result of this control, the Company will consolidate the financial results of the operating subsidiaries with its own financial results.

Prior to the anticipated reorganization and offering, RCS Capital, LLC (“Parent”) holds a 100% interest in each of the operating subsidiaries.

2.  Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from these estimates and those differences could be material.

Taxation

The Company is a corporation and will be subject to corporate federal, state and local taxation.

3.  Common Stock

The Company is authorized to issue 1,000 shares of its common stock. As of December 31, 2012, there were no shares outstanding.

Immediately prior to the offering, the Company will amend and restate its certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

Class A Common Stock. Shares of Class A common stock will be issued to the public in the offering. Class A common stock will entitle holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Immediately following the offering, holders of Class A common stock will hold 100% of the economic rights and a portion of the voting rights of the Company.

Class B Common Stock. Parent will own such number of Class B Units of each operating subsidiary that is equal to the number of outstanding shares of Class B common stock. Immediately prior to the offering, shares of Class B common stock will be issued to Parent, in an amount equal to the number of Class B Units to be issued concurrently to Parent by each operating subsidiary. Initially, Class B common stock will entitle holders to four votes per share; provided, however, that the Company’s certificate of incorporation will provide that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock will have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the offering, Parent, as holder of Class B common stock, will hold 0% of the economic rights and the majority of the voting rights of the Company.

RCS Capital Corporation
Notes to the Financial Statement
December 31, 2012

4.  Subsequent Events

On February 19, 2013, the board of directors approved the filing of a Registration Statement on Form S-1 relating to the initial public offering of equity securities of the Company and elected officers of the Company.

On February 20, 2013 the board of directors approved the sale of 100 shares of common stock to Parent for $100. Such shares were issued on February 20, 2013.

The Company is required to recognize in this financial statement the effects of all subsequent events that provide additional evidence about conditions that existed as of the date of the Statement of Assets and Liabilities. For non-recognized subsequent events that must be disclosed to keep the financial statement from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Management had evaluated subsequent events through the issuance of this financial statement and has noted no such events other than those disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying statements of financial condition of Realty Capital Securities, LLC (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, member’s equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ WeiserMazars LLP
Woodbury, NY
February 21, 2013

Realty Capital Securities, LLC
Statements of Financial Condition
(Dollars in thousands)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$12,683	$3,941
Receivables:
Commissions and dealer manager fees
Due from affiliates	1,176	152
Due from non-affiliates	179	83
Reimbursable expenses
Due from affiliates	1,490	479
Due from non-affiliates	61	28
Loan receivable	—	77
PP&E	113	37
Prepaid expenses and other assets	509	609
Total assets	$16,211	$5,406
Liabilities and Member’s Equity
Accounts payable	1,303	402
Accrued expenses	4,175	1,287
Payable to broker-dealers	5,007	849
Total liabilities	10,485	2,538
Total member’s equity	5,726	2,868
Total liabilities and member’s equity	$16,211	$5,406

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Operations
(Dollars in thousands, except share and per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Commissions
Affiliated products	$161,370	$82,397	$30,297
Non-affiliated products	19,111	22,996	45,417
Dealer manager fees
Affiliated products	94,761	56,935	13,948
Non-affiliated products	10,100	10,820	20,346
Investment banking advisory services	925	—	—
Reimbursable expenses
From affiliates	1,121	1,440	1,711
From non-affiliates	64	432	2,404
Loss on Investment	—	(300)	—
Other	45	9	7
Total revenues	287,497	174,729	114,131
Expenses:
Third-party commissions
Affiliated products	161,399	82,301	29,289
Non-affiliated products	19,111	22,967	45,990
Third-party reallowance
Affiliated products	24,385	11,788	4,041
Non-affiliated products	2,464	3,139	6,910
Internal commissions, payroll and benefits	45,865	29,174	19,194
Conferences and seminars	14,938	12,135	4,696
Travel
Affiliated expense allocation	17	2	149
Non-affiliated expenses	6,218	5,940	3,837
Marketing and advertising
Affiliated expense allocation	—	—	15
Non-affiliated expenses	2,680	303	336
Professional fees
Affiliated expense allocation	8	246	18
Non-affiliated expenses	1,559	1,672	785
Other
Affiliated expense allocation	727	816	741
Non-affiliated expenses	714	505	512
Total expenses	280,085	170,987	116,513
Net income(loss)	$7,412	$3,742	$(2,382)
Pro forma income statement information – after reorganization and initial public offering (unaudited) (See Note 1)
Net income before pro forma adjustments	$7,412
Management fee expense	741
Net income before non-controlling interests and provision for income taxes	6,671
Non-controlling interest	6,041
Net income attributable to RCS Capital Corporation before provision for income taxes	630
Pro forma provision for income taxes (40% assumed rate)	252
Pro forma RCS Capital Corporation net income	$378
Pro forma per share data (unaudited)
Pro forma net income per share attributable to RCS Capital Corporation	$0.15
Pro forma weighted average shares used in basic and diluted net income per share	2,500,000

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Changes In Member’s Equity
(Dollars in thousands)

	Member’s Capital	Accumulated Member’s Earnings (Deficit)	Total
Balance, December 31, 2009	$10,052	$(6,727)	$3,325
Net loss	—	(2,382)	(2,382)
Contributions	2,224	—	2,224
Balance, December 31, 2010	12,276	(9,109)	3,167
Net income	—	3,742	3,742
Contributions	9,519	—	9,519
Distributions	(13,560)	—	(13,560)
Balance, December 31, 2011	8,235	(5,367)	2,868
Net income	—	7,412	7,412
Contributions	3,646	—	3,646
Distributions	(8,200)	—	(8,200)
Balance, December 31, 2012	$3,681	$2,045	$5,726

See accompanying notes to financial statements

Realty Capital Securities, LLC
Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$7,412	$3,742	$(2,382)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	31	12	4
Loss on investment	—	300	—
Increase (decrease) resulting from changes in:
Receivables – commissions affiliated	(1,024)	120	(150)
Receivables – commissions non-affiliated	(96)	250	(160)
Receivables – reimbursable expenses affiliated	(1,011)	1,450	(1,929)
Receivables – reimbursable expenses non-affiliated	(33)	161	295
Loan receivable	77	(17)	—
Prepaid expenses and other assets	99	(396)	65
Accounts payable	902	17	334
Accrued expenses	2,887	11	478
Payable to broker-dealers	4,157	(1,814)	1,749
Total adjustments	5,990	94	685
Net cash provided by (used in) operating activities	13,402	3,836	(1,697)
Cash flows from investing activities:
Purchase of property and equipment	(106)	(11)	(42)
Purchase of investments	—	—	(255)
Net cash used in investing activities	(106)	(11)	(297)
Cash flows from financing activities:
Member contributions	3,646	9,519	2,224
Member distributions	(8,200)	(13,560)	—
Payment of receivable from parent	—	—	2,197
Net cash (used in) provided by financing activities	(4,554)	(4,041)	4,421
Net increase (decrease) in cash and cash equivalents	8,742	(216)	2,427
Cash and cash equivalents
Beginning of year	3,941	4,157	1,730
End of year	$12,683	$3,941	$4,157

See accompanying notes to financial statements

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

1.  Organization

Realty Capital Securities, LLC (the “Company”) is a wholesale broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”). Prior to January 2012, the Company was wholly owned by American Realty Capital II, LLC (“ARC II”). In January 2012, ARC II changed its name to AR Capital, LLC (“AR Capital”). In December 2012, AR Capital changed its name to RCS Capital, LLC (“Parent”).

The Company was established in Delaware in August 2007 as a limited liability company and commenced operations as a FINRA qualified broker-dealer in February 2008. The Company is the securities broker-dealer for American Realty Capital and affiliates’ proprietary products, including publicly registered non-traded REITs. Additionally, the Company serves as the exclusive dealer manager for non-affiliated proprietary products. The Company also provides advisory services to affiliated and non-affiliated issuers of public securities in connection with strategic alternatives with respect to potential liquidity events. The Company sells securities to qualified investors throughout the United States by means of a national selling network of broker-dealers and registered representatives.

Pro Forma Net Income and Net Income per Share Information (unaudited)

The Company will become an operating subsidiary of RCS Capital Corporation in a proposed reorganization. The Company will issue to RCS Capital Corporation a new class of units called “Class A Units,” which will entitle holders thereof to voting and economic rights. The Company will issue to Parent “Class B Units,” which will entitle the holders thereof to economic rights but no voting rights.

The pro forma net income computation reflects a management fee of 10% of the aggregate earnings of the Company after the reorganization, the sale of a 9.4% economic interest to Class A shareholders of RCS Capital Corporation and estimated tax expense of 40% on the net income attributable to RCS Capital Corporation.

The pro forma per share data reflects the pro forma RCS Capital Corporation net income divided by 2,500,000 shares of RCS Capital Corporation Class A common stock assumed to be issued and outstanding during the entire period.

2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue generally when it is earned and realized or realizable when all the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The price is fixed or determinable; and

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

2.  Summary of Significant Accounting Policies  – (continued)

•	Collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

The Company receives selling commissions and dealer manager fees from affiliated and non-affiliated sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. The Company generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving the Company no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

The Company, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. The Company contracts directly with independent broker-dealers and investment advisors to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and the Company is not obligated to underwrite or purchase any shares for its own account. The Company generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisors. The Company has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

The Company analyzes its contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to customers and the services received from the Company’s suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including the Company’s position as the exclusive broker-dealer primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection and that the Company’s suppliers bear no credit risk, the Company has concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Investment Banking Advisory Services

The Company receives fees and compensation for providing investment banking and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public issuers of securities on a negotiated basis.

Reimbursable Expenses

The Company includes all reimbursable expenses in gross revenue because the Company is the primary obligor, has discretion in selecting a supplier, and bears credit risk of paying the supplier prior to receiving reimbursement from the customer.

Income Taxes

As a limited liability company, the Company is not subject to income taxes. The member reports its distributive share of realized income or loss on its individual tax return. Accordingly, no provision for federal or state income taxes is reflected in the accompanying statement of operations.

As of December 31, 2012 and 2011, the member determined that the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows, and will

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

2.  Summary of Significant Accounting Policies  – (continued)

continue to evaluate for uncertain tax positions in the future. The Company is no longer subject to U.S. Federal tax examinations for years before 2009.

Marketing and Advertising

The Company expenses the cost of marketing and advertising as incurred. As of December 31, 2012, 2011 and 2010, the Company incurred marketing and advertising expenses of $2,679,579, $303,227 and $351,441, respectively.

3.  Off-Balance Sheet Risk and Concentrations

The Company is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining the Company’s banking and brokerage relationships with high credit quality financial institutions.

The Company earned approximately 73%, 78% and 83% of its commission revenue and dealer manager fees from two primary product offerings during 2012, 2011 and 2010, respectively.

4.  Loan Receivable

The Company made a loan to an employee. The loan was payable in monthly installments and earned interest at rate of 9% per year, provided however, that the payment of interest would be waived as long as the borrower was not in default and was actively employed by the Company. This loan totaled $76,500 as of December 31, 2011. The Company may elect, at its sole discretion, to forego the repayment amount. If this election is made, such amount will be charged to compensation expense in the year of such election. During 2012, the employee loan was forgiven and charged to compensation expense.

5.  Property and Equipment

	Year Ended December 31,
	2012	2011
Leasehold improvements	$54,897	$23,089
Furniture and fixtures	52,680	19,581
Equipment	51,546	10,618
	159,123	53,288
Less accumulated depreciation	46,441	15,939
	$112,682	$37,349

Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are capitalized and depreciated over the remaining term of the respective lease. Maintenance and repairs are expensed as incurred. Furniture and fixtures and equipment are depreciated over an estimated useful life of three to five years. Depreciation expense of $30,501, $12,125 and $3,814 has been charged to other expense for the years ended December 31, 2012, 2011 and 2010, respectively.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

6.  Fair Value of Investments

The fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels is explained below:

Level 1	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 securities. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2	Pricing inputs are other than used in Level 1, which include the closing bid price for unlisted marketable securities, which are available in active or inactive markets for identical investments or liabilities, other direct or indirect observable inputs that can be corroborated by market data or the use of models or other valuation methodologies as of the reporting date.
Level 3	Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

The following table discloses a reconciliation of the investment at measured fair value on a recurring basis using significant unobservable inputs (Level 3):

	Total	Investments
Beginning balance, December 31, 2010	$300,000	$300,000
Loss	(300,000)	(300,000)
Ending balance, December 31, 2011	$—	$—

During 2011, the Company wrote down its $300,000 investment in Purl Labs.

The Company had no investments or realized gains or losses related to investments during 2012.

Gains and (losses), realized and unrealized, if any, are included in the statements of operations.

Fair values for the investment in Level 3 were calculated using assumptions about the value of the underlying assets, illiquidity and projected income streams. There were no changes in the valuation techniques during the current year.

7.  Net Capital Requirements

The Company is subject to the SEC Uniform Net Capital Rule 15c3-1 which requires the maintenance of minimum net capital of the greater of either $100,000 or  1/15 of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. The Company was approved for a change to its Continuing Membership Application effective February 3, 2012 which impacts its net capital requirements.

At December 31, 2012, the Company had net capital of $3,419,697 which was $2,720,675 in excess of its required net capital. The Company’s aggregate indebtedness to net capital ratio was 3.07 to 1.

At December 31, 2011, the Company had net capital of $1,619,998 which was $1,450,833 in excess of its required net capital. The Company’s aggregate indebtedness to net capital ratio was 1.57 to 1.

8.  Related Party Transactions

As a wholly owned subsidiary, the Company was initially capitalized and funded by its parent. During the years ended December 31, 2012, 2011 and 2010, the Company received financial support from its parent through capital contributions and expense allocation agreements.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

8.  Related Party Transactions  – (continued)

Through an agreement with an affiliate, the Company was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising, and employee benefits. During the years ended December 31, 2012, 2011 and 2010, the Company and the affiliate incurred approximately 90% and 10% of the shared expenses, respectively. The total expense allocation for 2012, 2011 and 2010 was approximately $751,000, $1,065,000 and $921,000, respectively.

The Company earned approximately $161,370,000 of commissions and $94,761,000 of dealer manager fees for the year ended December 31, 2012, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $161,399,000 of third-party commission expense and $24,385,000 of third-party reallowances expense on these products.

The Company earned approximately $82,397,000 of commissions and $56,935,000 of dealer manager fees for the year ended December 31, 2011, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $82,301,000 of third-party commission expense and $11,788,000 of third-party reallowances expense on these products.

The Company earned approximately $30,297,000 of commissions and $13,948,000 of dealer manager fees for the year ended December 31, 2010, in connection with the wholesale distribution services of proprietary products of an affiliate of RCS Capital, LLC. The Company also incurred approximately $29,289,000 of third-party commission expense and $4,041,000 of third-party reallowances expense on these products.

9.  Commitments and Contingencies

Litigation and Regulatory Matters

The Company is a defendant in a lawsuit arising from normal business activities. The litigation is in its discovery stage. Management has reviewed this pending litigation with legal counsel, and management believes that this action is without merit and that an estimate of the ultimate liability, if any, cannot be made.

In addition, the Company is subject to inquiries from certain regulators. These inquiries are routine in nature. The Company provides all necessary correspondence to the applicable regulators in an effort to satisfactorily address any outstanding inquiries.

Leases

The Company occupies office space under various non-cancelable operating leases, expiring at various dates through 2016. Future annual minimum rental payments due are as follows:

Year Ending December 31,	Amount
2013	$389,769
2014	242,298
2015	140,489
2016	48,348
$820,904

Total occupancy expense (inclusive of expense allocations) was $349,645, $297,846, and $340,871 for the years ended December 31, 2012, 2011 and 2010, respectively.

Realty Capital Securities, LLC

(A Wholly Owned Subsidiary of RCS Capital, LLC)
Notes to Financial Statements

10.  Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). This guidance is the culmination of the FASB's redeliberation on reporting reclassification adjustments from accumulated other comprehensive income. The standard requires that companies present information about reclassification adjustments from accumulated other comprehensive income in their interim and annual financial statements in a single note or on the face of the financial statements. This Accounting Standards Update (“ASU”) is effective for interim and annual reporting periods beginning after December 15, 2012 for public entities, and effective for annual reporting periods beginning after December 15, 2013 for non-public entities. Early adoption is permitted. The Company will adopt this ASU beginning with the reporting period ending March 31, 2013. The Company does not anticipate the adoption of ASU 2013-02 will have a material impact on its financial statements.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”), which updated guidance on the periodic testing of indefinite-lived intangible assets, other than goodwill, for impairment. This guidance will allow companies to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset, other than goodwill, is impaired in order to determine whether it is necessary to perform a quantitative impairment test. The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company will adopt this ASU beginning with the reporting period ending March 31, 2013. The Company does not anticipate the adoption of ASU 2012-02 will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is a result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged framework on how to measure fair value and what disclosures to provide about fair value measurements. This ASU is largely consistent with existing fair value measurement principles of U.S. GAAP, however, it expands existing disclosure requirements for fair value measurements. The ASU is effective for interim and annual reporting periods beginning after December 15, 2011 for public entities, and effective for annual reporting periods beginning after December 15, 2011 for non-public entities and applied prospectively. Non-public entities may apply the amendments in the ASU early, but no earlier than for the interim periods beginning after December 15, 2011. The Company adopted this ASU beginning with the reporting period ended March 31, 2012. Adoption of this guidance did not have a material impact on the Company’s financial statements.

11.  Subsequent Events

The Company has evaluated subsequent events that have occurred through February 21, 2013, the date the financial statements were available for issuance, and concluded that there were no events that have occurred that would require adjustments to the disclosures in the financial statements.

RCS Capital Corporation
Statements of Assets and Liabilities
(Dollars in thousands, except share data)

	March 31, 2013		December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$—		$—
Deferred offering costs	902		—
Total assets	$902		$—
Liabilities
Accounts payable	752		—
Accrued expenses	133		—
Due to parent	17		—
Total liabilities	902		—
Stockholder's Equity
Common stock, $0.01 par value, 1,000 shares authorized, 100 and no shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	—	(1)	—
Additional paid-in capital	—	(2)	—
Total liabilities and stockholder's equity	$902		$—

(1)	Balance of $1.00 (100 shares issued at $0.01 par value per share)
(2)	Includes $99.00 (100 shares issued for $100.00 less aggregate par value of $1.00)

The accompanying notes are an integral part of the financial statements.

RCS Capital Corporation
Notes to the Unaudited Financial Statements
March 31, 2013

1. Organization

RCS Capital Corporation (the “Company”) is a holding company incorporated under the laws of the State of Delaware on December 27, 2012, as 405 Holding Corporation. On February 19, 2013, 405 Holding Corporation changed its name to RCS Capital Corporation.

The Company was formed to hold Realty Capital Securities, LLC, RCS Advisory Services, LLC and American National Stock Transfer, LLC (the “operating subsidiaries”). Upon completion of a reorganization to occur prior to the consummation of the initial public offering, the Company will be the managing member of the operating subsidiaries, and the right to manage, control and conduct the business and affairs of the operating subsidiaries and to take any and all actions on their behalf will be vested completely and exclusively in the Company, in its capacity as managing member. As a result of this control, the Company will consolidate the financial results of the operating subsidiaries with its own financial results.

Prior to the anticipated reorganization and offering, RCAP Holdings, LLC (formerly known as RCS Capital, LLC) (or “Parent”) holds a 100% interest in each of the operating subsidiaries.

The statement of assets and liabilities as of March 31, 2013 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the statement of assets and liabilities.

For the three months ended March 31, 2013, the Company had no revenues and expenses were immaterial. Therefore, the Company has not included statements of operations or cash flows in these unaudited financial statements. The expenditures during the period were primarily related to the offering and as such were recorded as deferred offering costs.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from these estimates and those differences could be material.

Income Taxes

The Company is a corporation and is subject to corporate federal, state and local taxation, as applicable.

As of March 31, 2013 and December 31, 2012, the Company had no uncertain tax positions which affected its financial position. Management will continue to evaluate for uncertain tax positions in the future.

3. Common Stock

The Company is authorized to issue 1,000 shares of its common stock. As of March 31, 2013, there were 100 shares issued and outstanding. As of December 31, 2012, there were no shares outstanding.

Parent, the Company’s parent company and existing stockholder, owns all its outstanding capital stock, consisting of 100 shares of common stock. Immediately prior to the offering, the Company will amend and restate its certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

Class A Common Stock. Shares of Class A common stock will be issued to the public in the offering. Class A common stock will entitle holders to one vote per share and full economic rights (including rights to dividends, if any, and distributions upon liquidation). Immediately following the offering, holders of Class A common stock will hold 100% of the economic rights and a portion of the voting rights of the Company.

RCS Capital Corporation
Notes to the Unaudited Financial Statements
March 31, 2013

3. Common Stock  – (continued)

Class B Common Stock. Parent will own such number of Class B Units of each operating subsidiary that is equal to the number of outstanding shares of Class B common stock. Immediately prior to the offering, shares of Class B common stock will be issued to Parent, in an amount equal to the number of Class B Units to be issued concurrently to Parent by each operating subsidiary. Initially, Class B common stock will entitle holders to four votes per share; provided, however, that the Company’s certificate of incorporation will provide that so long as any of the Class B common stock remains outstanding, the holders of Class B common stock always will have a majority of the voting power of the Company’s outstanding common stock, and thereby control the Company. Class B common stock will have no economic rights (including no rights to dividends and distributions upon liquidation). Immediately following the offering, Parent, as holder of Class B common stock, will hold 0% of the economic rights and the majority of the voting rights of the Company.

4. Subsequent Events

The Company is required to recognize in these unaudited financial statements the effects of all subsequent events that provide additional evidence about conditions that existed as of the date of the Statements of Assets and Liabilities. For non-recognized subsequent events that must be disclosed to keep the unaudited financial statements from being misleading, the Company is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. Management had evaluated subsequent events through the issuance of these unaudited financial statements and has noted no such events.

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
Combined Statements of Financial Condition
(Dollars in thousands)

	Pro Forma March 31, 2013 (Note 7)		March 31, 2013	December 31, 2012
	(unaudited)		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$		$43,749	$12,683
Receivables:
Commissions and dealer manager fees
Due from affiliates			4,220	1,176
Due from non-affiliates			498	179
Reimbursable expenses
Due from affiliates			8,997	1,490
Due from non-affiliates			569	61
Due from parent			757	—
PP&E, net			371	113
Prepaid expenses and other assets			2,399	509
Total assets	$		$61,559	$16,211
Liabilities and Member's Equity
Accounts payable			530	1,303
Accrued expenses			14,260	4,175
Due to affiliates			541	—
Payable to broker-dealers			10,610	5,007
Deferred revenue			3,795	—
Distributions payable		19,000	—	—
Total liabilities		48,736	29,736	10,485
Member's equity		12,824	31,824	5,726
Total liabilities and member's equity		61,559	$61,559	$16,211

See accompanying notes to financial statements

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
Combined Statements of Operations
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues:
Commissions
Affiliated products	$124,559	$20,445
Non-affiliated products	9,174	2,731
Dealer manager fees
Affiliated products	72,817	11,224
Non-affiliated products	4,575	1,424
Investment banking advisory services (affiliated)	3,490	—
Transfer agency revenue (affiliated)	579	—
Services revenue
Affiliated products	2,500	—
Non-affiliated products	191	—
Reimbursable expenses
From affiliates	731	327
From non-affiliates	10	32
Other	5	7
Total revenues	218,631	36,190
Expenses:
Third-party commissions
Affiliated products	124,561	20,444
Non-affiliated products	9,174	2,731
Third-party reallowance
Affiliated products	19,023	2,829
Non-affiliated products	1,502	357
Internal commissions, payroll and benefits	27,771	6,599
Conferences and seminars	5,005	2,718
Travel	1,221	1,924
Marketing and advertising	1,460	33
Professional fees	830	404
Other
Affiliated expense allocation	737	201
Non-affiliated expenses	597	131
Total expenses	191,883	38,371
Net income (loss) before provision for income taxes	26,747	(2,181)
Provision for income taxes	—	—
Net income (loss)	$26,747	$(2,181)
Pro forma combined income statement information – after reorganization and initial public offering (unaudited) (See Note 1)
Net income before pro forma adjustments	$26,747
Management fee expense	2,675
Net income before non-controlling interests and provision for income taxes	24,073
Non-controlling interest	21,802
Net income attributable to RCS Capital Corporation before provision for income taxes	2,271
Pro forma provision for income taxes (40% assumed rate)	908
Pro forma RCS Capital Corporation net income	$1,363
Pro forma per share data (unaudited)
Pro forma net income per share attributable to RCS Capital Corporation	$0.55
Pro forma weighted average shares used in basic and diluted net income per share	2,500,000

See accompanying notes to financial statements

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
Combined Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$26,747	$(2,181)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	34	4
Increase (decrease) resulting from changes in:
Receivables – commissions and dealer manager fees affiliated	(3,044)	(912)
Receivables – commissions and dealer manager fees non-affiliated	(320)	(35)
Receivables – reimbursable expenses affiliated	(7,507)	(195)
Receivables – reimbursable expenses non-affiliated	(508)	12
Loan receivable	—	(29)
Prepaid expenses and other assets	(1,890)	(245)
Accounts payable	(773)	(13)
Accrued expenses	10,085	919
Payable to broker-dealers	5,603	2,795
Deferred revenue	3,795	—
Total adjustments	5,475	2,301
Net cash provided by operating activities	32,222	120
Cash flows from investing activities:
Purchase of property and equipment	(291)	(43)
Net cash used in investing activities	(291)	(43)
Cash flows from financing activities:
Due to affiliates	541	—
Due from parent	(757)	—
Member contributions	—	3,324
Member distributions	(649)	—
Net cash (used in) provided by financing activities	(865)	3,324
Net change in cash	31,066	3,401
Cash, beginning of period	12,683	3,941
Cash, end of period	$43,749	$7,342

See accompanying notes to financial statements

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
(Wholly Owned Subsidiaries of RCAP Holdings, LLC)
Notes to the Unaudited Combined Financial Statements

1. Organization

These financial statements represent the unaudited combined financial statements of three limited liability companies that are under common management or common control (together, the “Operating Subsidiaries”), which will constitute the operating subsidiaries of RCS Capital Corporation upon completion of a proposed reorganization. As part of the reorganization, a new class of units of the Operating Subsidiaries called “Class A Units,” which will entitle the holders thereof to voting and economic rights, will be issued to RCS Capital Corporation, and a new class of units of the Operating Subsidiaries called “Class B Units,” which will entitle the holder thereof to economic rights but not voting rights, will be issued to Parent. After the reorganization, RCS Capital Corporation will control the Operating Subsidiaries. The Operating Subsidiaries include:

•	Realty Capital Securities, LLC (“Realty Capital”), a wholesale broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”);
•	RCS Advisory Services, LLC (“Advisory Services”), a transaction management services business; and
•	American National Stock Transfer, LLC (“ANST”) an SEC-registered transfer agent .

Prior to January 2012, Realty Capital was wholly owned by American Realty Capital II, LLC (“ARC II”). In January 2012, ARC II changed its name to AR Capital, LLC. In December 2012, AR Capital, LLC, changed its name to RCS Capital, LLC. In March 2013, RCS Capital, LLC, changed its name to RCAP Holdings, LLC (the “Parent”).

Realty Capital was organized in Delaware in August 2007 as a limited liability company and commenced operations as a FINRA-qualified broker-dealer in February 2008. Realty Capital is the securities broker-dealer for American Realty Capital and affiliates’ proprietary products, including publicly registered non-traded REITs. Additionally, Realty Capital serves as the exclusive dealer manager for non-affiliated proprietary products. Realty Capital also provides investment banking advisory services to affiliated and non-affiliated issuers of public securities in connection with strategic alternatives with respect to potential liquidity events. Realty Capital sells securities to qualified investors throughout the United States by means of a national selling network of broker-dealers and registered representatives.

Advisory Services was organized in Delaware in December 2012 as a limited liability company and commenced operations in January 2013. Advisory Services provides a range of services to direct investment programs including transaction management, marketing support, due diligence advice and related meetings, events, training and education, conference management and strategic advice in connection with liquidity events and other strategic transactions.

ANST was organized in Delaware in November 2012 as a limited liability company and commenced operations in January 2013 as a transfer agent. ANST acts as a registrar, provides record-keeping services and executes the transfers, issuances and cancellations of shares or other securities in connection with offerings conducted by issuers sponsored directly or indirectly by American Realty Capital.

The unaudited combined financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, the interim data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented. Because of the nature of the Operating Subsidiaries’ business, interim period results may not be indicative of full year or future results. The statement of operations for the three months ended March 31, 2012 represents the results of operations of Realty Capital, the only Operating Subsidiary in operation during the period.

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
(Wholly Owned Subsidiaries of RCAP Holdings, LLC)
Notes to the Unaudited Combined Financial Statements

1. Organization  – (continued)

The unaudited combined financial statements do not include all information and notes required in annual audited financial statements in conformity with GAAP. The statement of financial condition at December 31, 2012 has been derived from the Realty Capital audited financial statements at that date (since it was the only Operating Subsidiary that was operational at that date), but does not include all the information and notes required by GAAP for complete financial statement presentation. Please refer to the notes to the Realty Capital financial statements for the year ended December 31, 2012 included in the RCS Capital Corporation Form S-1, as amended, filed with the SEC, for additional disclosures and a description of accounting policies.

All significant intercompany balances and transactions have been eliminated.

Pro Forma Net Income and Net Income per Share Information (unaudited)

The pro forma net income computation reflects a management fee of 10% of the aggregate earnings of the Operating Subsidiaries after the reorganization, the sale of a 9.4% economic interest to Class A shareholders of RCS Capital Corporation and estimated tax expense of 40% on the net income attributable to RCS Capital Corporation.

The pro forma per share data reflects the pro forma RCS Capital Corporation net income divided by 2,500,000 shares of RCS Capital Corporation Class A common stock assumed to be issued and outstanding during the entire period.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Operating Subsidiaries consider all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

Revenue Recognition

The Operating Subsidiaries recognize revenue generally when it is earned and realized or realizable when all the following criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The price is fixed or determinable; and
•	Collectability is reasonably assured.

Selling Commissions and Dealer Manager Fees

Realty Capital receives selling commissions and dealer manager fees from affiliated and non-affiliated sponsors for its wholesale distribution efforts. The commission and dealer manager fee rates are established jointly in a single contract negotiated with each individual issuer. Realty Capital generally receives commissions of up to 7.0% of gross offering proceeds for funds raised through the participating independent broker-dealer channel, all of which are redistributed as third-party commissions, in accordance with industry practices. Commission percentages are generally established in the issuers’ offering documents leaving Realty Capital no discretion as to the payment of third-party commissions. Commission revenues and related expenses are recorded on a trade date basis as securities transactions occur.

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
(Wholly Owned Subsidiaries of RCAP Holdings, LLC)
Notes to the Unaudited Combined Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Realty Capital, serving as a dealer manager, receives fees and compensation in connection with the wholesale distribution of non-traded securities. Realty Capital contracts directly with independent broker-dealers and investment advisors to solicit share subscriptions. The non-traded securities are offered on a “best efforts” basis and Realty Capital is not obligated to underwrite or purchase any shares for its own account. Realty Capital generally receives up to 3.0% of the gross proceeds from the sale of common stock as a dealer manager fee and also receives fees from the sale of common stock through registered investment advisors. Realty Capital has sole discretion as to reallowance of dealer manager fees to participating broker-dealers, based on such factors as the volume of shares sold and marketing support incurred by respective participating broker-dealers as compared to those of other participating broker-dealers. Dealer manager fees and reallowances are recorded on a trade date basis as securities transactions occur.

The Operating Subsidiaries analyze their contractual arrangements to determine whether to report revenue on a gross basis or a net basis. The analysis considers multiple indicators regarding the services provided to their customers and the services received from suppliers. The goal of the analysis is to determine which entity is the primary obligor in the arrangement. After weighing many indicators, including Realty Capital’s position as the exclusive broker-dealer primarily responsible for the distribution of its customers’ shares, its discretion in supplier selection, that Realty Capital’s suppliers bear no credit risk and that the commission and dealer manager fee rates are established jointly in a single contract, Realty Capital has concluded that the gross basis of accounting for its commission and fee revenues is appropriate.

Investment Banking Advisory Services

Realty Capital receives fees and compensation for providing investment banking and related advisory services. Such fees are charged based on agreements entered into with unaffiliated and affiliated public issuers of securities on a negotiated basis. Income from certain investment banking agreements has been deferred and is recognized over the life of the offering.

Transfer Agency Revenue

ANST receives fees for providing transfer agency and related services. Such fees are charged based on agreements entered into with affiliated issuers of securities on a negotiated basis. Certain fees are billed and recorded monthly based on account activity, such as new account establishment fees and call fees. Other fees, such as account maintenance fees, are billed and recorded ratably.

Services Revenue

The Operating Subsidiaries receive fees for providing transaction management, marketing support, due diligence advice, events, training and education, conference management and other services. Such fees are charged at hourly billing rates for the services provided, based on agreements entered into with affiliated issuers of securities on a negotiated basis. Such fees are billed and recorded monthly based on services rendered.

Reimbursable Expenses

The Operating Subsidiaries include all reimbursable expenses in gross revenue because the Operating Subsidiaries are the primary obligor, have discretion in selecting a supplier, and bear credit risk of paying the supplier prior to receiving reimbursement from the customer.

Income Taxes

The Operating Subsidiaries are limited liability companies, and as such are not subject to income taxes. Rather, the LLC members report their distributive share of realized income or loss on their individual tax returns. Accordingly, no provision for federal or state income taxes is reflected in the accompanying combined statement of operations, except as presented on a pro forma combined basis (see Note 1).

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
(Wholly Owned Subsidiaries of RCAP Holdings, LLC)
Notes to the Unaudited Combined Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

As of March 31, 2013 and December 31, 2012, the Operating Subsidiaries had no uncertain tax positions which affected their financial position and their results of operations or their cash flows, and management will continue to evaluate for uncertain tax positions in the future.

Marketing and Advertising

The Operating Subsidiaries expense the cost of marketing and advertising as incurred. As of March 31, 2013 and 2012, the Operating Subsidiaries incurred marketing and advertising expenses of $1.46 million and $0.03 million, respectively.

Recently Issued Accounting Pronouncements

The Operating Subsidiaries are not aware of any recently issued, but not yet effective, accounting pronouncements that would have a significant impact on the Operating Subsidiaries’ combined financial position or results of operations.

3. Off-Balance Sheet Risk and Concentrations

Realty Capital is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, Realty Capital may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty. It is Realty Capital’s policy to review, as necessary, the credit standing of each counterparty.

Financial instruments that potentially subject Realty Capital to concentrations of credit risk consist principally of cash and cash equivalents. Realty Capital maintains its cash and temporary cash investments in bank deposit and other accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by maintaining Realty Capital’s banking and brokerage relationships with high credit quality financial institutions.

4. Net Capital Requirements

Realty Capital is subject to the SEC Uniform Net Capital Rule 15c3-1 which requires the maintenance of minimum net capital of the greater of either $100,000 or 1/15 of aggregate indebtedness, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1.

At March 31, 2013, Realty Capital had net capital of $18,687,413 which was $16,741,546 in excess of its required net capital. Realty Capital’s aggregate indebtedness to net capital ratio was 1.56 to 1.

At December 31, 2012, Realty Capital had net capital of $3,419,697 which was $2,720,675 in excess of its required net capital. Realty Capital’s aggregate indebtedness to net capital ratio was 3.07 to 1.

5. Affiliated Transactions

The Operating Subsidiaries were initially capitalized and funded by Parent. During 2012, Realty Capital received financial support from Parent through capital contributions and expense allocation agreements.

Through an agreement with an affiliate, Realty Capital was allocated certain operating expenses including occupancy, professional services, communications and data processing, advertising, and employee benefits. During the three months ended March 31, 2012, Realty Capital and the affiliate incurred approximately 90% and 10% of the shared expenses, respectively. The total expense allocation for the three months ended March 31, 2012 was approximately $201,000. Beginning on January 1, 2013, the affiliate expense allocation arrangement was terminated.

The Operating Subsidiaries receive the majority of their revenue from affiliated entities, through various contractual arrangements.

Realty Capital Securities, LLC, American National Stock Transfer, LLC and
RCS Advisory Services, LLC
(Wholly Owned Subsidiaries of RCAP Holdings, LLC)
Notes to the Unaudited Combined Financial Statements

5. Affiliated Transactions  – (continued)

The Operating Subsidiaries also pay for services including accounting, finance, information technology and human resources to companies under common ownership and control and expenses have been recorded based on contractual arrangements. In addition, the Operating Subsidiaries pay an entity under common ownership and control for office and occupancy expense based on the office space occupied by the Operating Subsidiaries.

6. Commitments and Contingencies

Litigation and Regulatory Matters

Realty Capital is a defendant in a lawsuit arising from normal business activities. The litigation is in its discovery stage. Management has reviewed this pending litigation with legal counsel, and management believes that this action is without merit and that an estimate of the ultimate liability, if any, cannot be made at this time.

In addition, Realty Capital is subject to inquiries and notices from certain regulators. In April 2013, Realty Capital received notice from FINRA, the self-regulatory organization that oversees broker-dealers, that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Exchange Act and FINRA Rule 2010, may have occurred in connection with the processing of a listing in 2011. FINRA has proposed a Letter of Acceptance, Waiver and Consent, or AWC, to Realty Capital for the purpose of settling these claimed rule violations. If submitted to and accepted by FINRA, the AWC would serve as an acceptance of FINRA’s findings by Realty Capital, but without admitting or denying those findings. FINRA’s findings would be disclosed in Realty Capital’s disciplinary record with FINRA and Realty Capital would pay a fine. Realty Capital currently is in discussions with FINRA about the proposed AWC. If the AWC is accepted by FINRA, Realty Capital believes that the matter will not have a material adverse effect on it or its business.

7. Subsequent Events

The Operating Subsidiaries have evaluated subsequent events through the date the combined financial statements were available for issuance, and concluded that there were no events that have occurred that would require adjustments to the disclosures in the combined financial statements.

In April 2013, Realty Capital made distributions of $6.0 million and $13.0 million to Parent.

Pro Forma Impact of Distributions prior to the Reorganization (unaudited)

Realty Capital made distributions totaling $19 million to Parent subsequent to the balance sheet date and prior to the proposed reorganization. The pro forma adjustment reflects distributions payable of $19 million and a reduction to member’s equity, as if the distributions were declared but unpaid on March 31, 2013.

2,500,000 Shares

RCS Capital Corporation

Class A Common Stock

Joint Book-Running Managers

JMP Securities	Ladenburg Thalmann & Co. Inc.

Senior Lead Manager

National Securities Corporation

Lead Managers

Aegis Capital Corp.   J.P. Turner & Company LLC   Maxim Group LLC

Newbridge Securities Corporation     Northland Capital Markets      Realty Capital Securities, LLC

Through and including June 30, 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.